     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 19, 1999

                                                      REGISTRATION NO. 333-69543
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 4

                                       TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                            ALLEGIANCE TELECOM, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          4832                         75-2721491
 (State or other jurisdiction    (Primary Standard Industrial            (IRS Employer
      of incorporation or
          organization)           Classification Code Number)       Identification Number)

                             ---------------------
                             1950 STEMMONS FREEWAY
                                   SUITE 3026
                              DALLAS, TEXAS 75207
                           TELEPHONE: (214) 261-7100
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                             ---------------------

                               MARK B. TRESNOWSKI


                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL


                            Allegiance Telecom, Inc.


                          4 Westbrook Corporate Center


                                   Suite 400


                          Westchester, Illinois 60154


                           Telephone: (708) 836-5200

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                   Copies to:


               GERALD T. NOWAK                              ANDREW R. SCHLEIDER
              Kirkland & Ellis                              Shearman & Sterling
           200 East Randolph Drive                         599 Lexington Avenue
           Chicago, Illinois 60601                       New York, New York 10022
               (312) 861-2000                                 (212) 848-4000


                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this Registration Statement relates to Registration No. 333-53479 filed by the Registrant and declared effective June 30, 1998. The Registrant is registering an indeterminate amount of notes for which no filing fee is required.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                  $205,000,000
                        [ALLEGIANCE TELECOM, INC., LOGO]
                         12 7/8% SENIOR NOTES DUE 2008

- Mature May 15, 2008

- Interest payable May 15 and November 15

- We may redeem the 12 7/8% notes, in whole or in part, at any time on or after May 15, 2003

- $69.0 million of U.S. Treasury securities placed into a pledge account for the payment in full of the first six scheduled interest payments of the 12 7/8% notes

- Except for the pledged securities, the 12 7/8% notes are not secured by any of our assets and rank equally in right of payment with all of our unsecured and unsubordinated indebtedness, including our 11 3/4% Senior Discount Notes due 2008

- The 12 7/8% notes have been issued and are currently outstanding; this prospectus will be used only for market-making transactions by Morgan Stanley Dean Witter and we will not receive any proceeds from the sale of any 12 7/8% notes by Morgan Stanley Dean Witter

     There is currently no established market for the 12 7/8% notes and we do not currently intend to apply for listing of the 12 7/8% notes on any securities exchange or automated dealer quotation system.


     See "Risk Factors" beginning on page 8 for information that should be considered by prospective investors.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           MORGAN STANLEY DEAN WITTER

March   , 1999

                               TABLE OF CONTENTS


                                      PAGE
                                      ----
Prospectus Summary..................     4
Risk Factors........................     8
Where You Can Find More
  Information.......................    19
Use of Proceeds.....................    19
Selected Financial Data.............    20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................    25
Business............................    39
Management..........................    63
Certain Relationships and Related
  Transactions......................    74



                                      PAGE
                                      ----
Security Ownership of Certain
  Beneficial Owners and
  Management........................    76
Description of Certain
  Indebtedness......................    78
Description of the Notes............    82
Description of Capital Stock........   125
Certain United States Federal Tax
  Considerations....................   129
ERISA Considerations................   134
Plan of Distribution................   135
Legal Matters.......................   136
Experts.............................   136
Index to Consolidated Financial
  Statements........................   F-1


                            ------------------------

You should rely only on the information provided in this prospectus, any supplement and the information set forth in the registration statement of which this prospectus is a part. We have not authorized anyone else to provide you with different information. We are not making an offer of these 12 7/8% notes in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before purchasing the 12 7/8% notes. You should read the entire prospectus carefully.

                                   ALLEGIANCE

Allegiance seeks to be a premier provider of telecommunications services to business, government and other institutional users in major metropolitan areas across the United States. We offer an integrated set of telecommunications products and services including local exchange, local access, domestic and international long distance, enhanced voice, data and a full suite of Internet services.


Our business plan covers 24 of the largest metropolitan areas in the U.S. We estimate that these 24 markets include more than 21 million non-residential access lines, representing about 44.7% of the total non-residential access lines in the U.S. With a strategy focusing on the central business districts and suburban commercial districts in these areas, we plan to address a majority of the non-residential access lines in most of our targeted markets. As of March 15, 1999, we were operating in eleven markets: New York City, Dallas, Atlanta, Fort Worth, Chicago, Los Angeles, San Francisco, Boston, Oakland, Philadelphia and Washington, D.C. As of that date we were in the process of deploying our networks in six other markets: Houston, Long Island, Northern New Jersey, Orange County, San Diego and San Jose.


Under the Telecommunications Act of 1996, we have the status of a competitive local exchange carrier or "CLEC" and, as such, in each of our markets we compete primarily with the existing or incumbent local exchange carrier or "ILEC." The ILECs, such as Bell Atlantic, Bell South and Southwestern Bell, have historically had a monopoly in providing local wire-based phone service.

Our principal executive offices are located at 1950 Stemmons Freeway, Suite 3026, Dallas, Texas 75207 and our telephone number is (214) 261-7100.

BUSINESS STRATEGY

Our goal is to achieve significant market penetration and deliver superior customer care while maximizing operating margins. The key components of our strategy include the following:

Leverage Proven Management Team. Our Chairman and Chief Executive Officer, Royce
J. Holland, has more than 25 years of experience in the telecommunications and energy industries, including as President, Chief Operating Officer, and co-founder of MFS Communications, one of the first companies to compete with the existing telephone companies that enjoyed a monopoly in providing local phone service. Under his leadership, MFS Communications grew from a start-up operation to become the largest competitor to the existing incumbent local exchange carriers.


Target Customers with Integrated Service Offerings. We focus principally on customers in the business, government and other institutional market segments. The majority of our customers are small and medium-sized businesses, to which we offer "one-stop shopping" by giving them the ability to purchase a comprehensive package of communications services from a single supplier.

Utilize "Smart Build" Strategy to Maximize Speed to Market and Minimize Investment Risk. We will continue to pursue what we refer to as a "smart build" strategy. Under this strategy, we purchase and install switches, locate our equipment in the central office facilities of incumbent local exchange carriers and lease elements of the existing networks owned by the incumbent local exchange carriers until growth justifies our ownership of additional network assets. By this strategy, we intend to reduce our initial capital expenditures, reduce the time it takes to enter and expand in a geographic market and generate higher returns on invested capital.

Maximize Operating Margins by Emphasizing Facilities-Based Services. We believe that by using our own facilities to provide service, we should generate significantly higher gross margins than we could obtain by reselling services provided entirely on another carrier's facilities. As a result, we focus our marketing activities on areas where we can serve customers through a direct connection to our facilities.

Build Market Share by Focusing on Direct Sales. We use a direct sales force to sell directly to customers and provide them personalized customer care through a single point of contact. By using this approach, we hope to maximize our market share, particularly among small and medium-sized businesses.


Develop Efficient Automated Back Office Systems. We intend to automate most of the processes involved in switching a customer to our networks. Our goal is to minimize the time between customer order and service installation. To achieve this goal, we are developing, acquiring and integrating information technology systems to support our operations, and we are establishing an on-line and real-time connection of our operations support systems with those of the incumbent local exchange carriers, also referred to as "electronic bonding."


Expand Customer Base Through Potential Acquisitions. We plan to pursue strategic acquisitions to expand our customer base and acquire additional experienced management.


                              RECENT DEVELOPMENTS



On March 19, 1999, we announced that we intend to offer 10,000,000 shares of our common stock in an underwritten primary offering. On that date, we also filed the related registration statement with the SEC. We also announced on that date that Goldman Sachs Credit Partners L.P., TD Securities (USA) Inc. and Morgan Stanley Senior Funding Inc. have entered into an agreement with us to arrange a seven year senior secured revolving credit facility. These banks have received commitments for this facility aggregating in excess of $200 million from various lenders. See "Description of Certain Indebtedness -- Revolving Credit Facility." We will use the proceeds from these transactions to fund our network deployment.

                                   THE NOTES


Total Amount of Notes
  Outstanding................   $205,000,000 aggregate principal amount of
                                12 7/8% Senior Notes due 2008.


Maturity.....................   May 15, 2008.

Interest Payment Date........   Payable in cash on May 15 and November 15 of
                                each year, commencing November 15, 1998.

Optional Redemption of the
  Notes......................   We may, at our option, redeem the 12 7/8% notes,
                                beginning on May 15, 2003. The initial
                                redemption price is 106.438% of their principal amount, plus accrued interest. The redemption price will decline each year and will be 100% of their principal amount, plus accrued interest, beginning on May 15, 2006.

                                In addition, before May 15, 2001, we may redeem up to 35% of the aggregate principal amount of the 12 7/8% notes with the proceeds of our public equity offerings, at 112.875% of their principal amount, plus accrued interest. We may make such redemption only if at least 65% of the aggregate principal amount of the 12 7/8% notes originally issued remains outstanding.

Security for the Notes.......   In connection with the sale of the 12 7/8%
                                notes, we purchased approximately $69.0 million of U.S. Treasury securities and placed such securities in a pledge account to be used for payment in full of the first six scheduled interest payments due on the 12 7/8% notes.

Change of Control of
  Allegiance.................   Upon a change of control of Allegiance, we will
                                be required to make an offer to purchase the 12 7/8% notes at a purchase price equal to 101% of their principal amount plus accrued interest.
                                There can be no assurance that we will have sufficient funds available at the time of any change of control to make any required debt repayment, including repurchases of the 12 7/8% notes.

Ranking......................   The 12 7/8% notes:

                                - are not secured by any of our assets, other
                                  than the pledge of the U.S. Treasury
                                  securities described above; and
                                - rank equally in right of payment with all of
                                  our unsubordinated and unsecured indebtedness, including our 11 3/4% Senior Discount Notes due 2008.

                                At December 31, 1998, we had approximately
                                $471.7 million of indebtedness outstanding, all of which was ranked equally in right of payment with the 12 7/8% notes.

Restrictive Covenants........   The indenture under which the 12 7/8% notes have
                                been issued contains covenants that, among other things, restrict our ability and the ability of our subsidiaries to:

                                - incur additional indebtedness;
                                - create liens;
                                - engage in sale-leaseback transactions;
                                - pay dividends or make distributions in respect
                                  of their capital stock;
                                - redeem capital stock;
                                - make investments or restricted payments;
                                - sell assets;
                                - issue or sell stock of our subsidiaries;
                                - enter into transactions with stockholders or
                                  affiliates; or
                                - effect a consolidation or merger.

                                However, these limitations will be subject to a number of important qualifications and exceptions.

Use of Proceeds..............   We will not receive any proceeds from the sale
                                of any 12 7/8% notes by Morgan Stanley Dean
                                Witter.

                                  RISK FACTORS

You should carefully consider the following risk factors, as well as other information in this prospectus, before you decide whether to invest in the 12 7/8% notes.

OUR LIMITED HISTORY OF OPERATIONS MAY NOT BE A RELIABLE BASIS FOR EVALUATING OUR PROSPECTS

Because of our short operating history, you have limited operating and financial data which you can use to evaluate our performance and determine whether you should invest in the 12 7/8% notes. From our inception on April 22, 1997 through December 16, 1997, we were in the development stage of operations.

IF WE DO NOT RAISE SIGNIFICANT ADDITIONAL CAPITAL, THIS WILL PREVENT OR DELAY OUR STRATEGY TO EXPAND OUR BUSINESS AND INCREASE REVENUE


We need significant capital to fund capital expenditures, working capital, debt service and cash flow deficits during the period in which we are expanding and developing our business and deploying our networks, services and systems. We cannot assure you that the additional financing we are seeking will be available on terms acceptable to us or at all. Our principal capital expenditure requirements are the purchase and installation of network switches and other equipment. We estimate, based on our current business plan, that approximately $750 million of capital will fund the deployment and operation of our networks in all of our initial 24 markets to the point at which operating cash flow from a market is sufficient to fund such market's operating and capital expenditures. This amount includes capital expenditures, working capital and cash flow deficits, but excludes debt service. We have raised approximately $553.7 million of capital to date.


The actual amount and timing of our future capital requirements may differ materially from our estimates as a result of prevailing economic conditions and financial, business and other factors, many of which are beyond our control. If the additional financing is not obtained in accordance with our plan, we intend to modify our deployment schedule by developing only 18 of our initial markets through this positive free cash flow point. In such case, we would delay deployment of networks in the remaining six markets until we obtain additional financing on acceptable terms and conditions.

IF WE DO NOT EFFECTIVELY MANAGE RAPID EXPANSION OF OUR BUSINESS, OUR FINANCIAL CONDITION WILL SUFFER

We are in the early stages of our operations and have only recently begun to deploy networks in our first 17 target markets. If we are successful in the implementation of our business plan, we will be rapidly expanding our operations and providing bundled telecommunications services on a widespread basis. This rapid expansion may place a significant strain on our management, financial and other resources. If we fail to manage our growth effectively, we may not be able to expand our customer base and service offerings as we have planned. Any failure to manage the growth of our business could have a material adverse effect on us and on our ability to meet our obligations under the 12 7/8% notes.

OUR SUCCESS DEPENDS ON OUR KEY PERSONNEL AND WE MAY NOT BE ABLE TO REPLACE KEY EXECUTIVES WHO LEAVE

We are managed by a small number of key executive officers, most notably Royce
J. Holland, our Chairman and Chief Executive Officer. The loss of services of one or more of these key individuals, particularly Mr. Holland, could materially and adversely affect our business and our prospects. Most of our executive officers do not have employment agreements, and we do not maintain key person life insurance for any of our executive officers. The competition for qualified managers in the telecommunications industry is intense. For this reason, we cannot assure you that we will be able to hire or retain necessary personnel in the future.

WE ARE DEPENDENT ON EFFECTIVE BILLING, CUSTOMER SERVICE AND INFORMATION SYSTEMS AND WE MAY HAVE DIFFICULTIES IN DEVELOPING THESE SYSTEMS

Sophisticated back office information and processing systems are vital to our growth and our ability to monitor costs, bill customers, initiate, implement and track customer orders and achieve operating efficiencies. We cannot assure you that these systems will be successfully implemented on a timely basis or at all or will perform as expected because:

- our vendors may fail to deliver proposed products and services in a timely and effective manner and at acceptable costs;

- we may fail to adequately identify all of our information and processing needs;

- our processing or information systems may fail or be inadequate;

- we may be unable to effectively integrate such products or services;

- we may fail to upgrade systems as necessary; and

- third party vendors may cancel or fail to renew license agreements that relate to these systems.

WE MAY BE ADVERSELY IMPACTED BY YEAR 2000 ISSUES, MANY OF WHICH ARE BEYOND OUR CONTROL

The "year 2000" issue generally describes the various problems that may result from the improper processing of dates and date-sensitive transactions by computers and other equipment as a result of computer hardware and software using two digits to identify the year in a date. The failure to process dates could result in network and system failures or miscalculations causing disruptions in operations including, among other things, a temporary inability to process transactions, send invoices or engage in other routine business activities. A failure of our customers or vendors, including other telecommunications operators, to cause their software and systems to be year 2000 compliant could have a material adverse effect on us and on our ability to meet our obligations under the 12 7/8% notes. Until the year 2000 occurs, we will not know for sure that all systems will then function adequately. In addition, we are dependent upon third-party suppliers, including other telecommunications operators, for the delivery of interconnection and other services and on third-party customers for the purchase of our services. In many cases, our services and operations require electronic interfacing with the systems and networks of third-party telecommunication operators such as the incumbent local exchange carriers.

WE FACE POTENTIAL CONFLICTS OF INTEREST CAUSED BY FUND INVESTOR CONTROL WHICH COULD BE DETRIMENTAL TO HOLDERS OF OUR SECURITIES


You should be aware that the investment funds that provided our initial equity hold a majority of our board seats and that as a result, our direction and future operations may be controlled by these funds. For a discussion of the voting agreement among our original fund and management investors regarding the election of nominees to the board of directors, see the discussion under "Certain Relationships and Related Transactions." In addition, decisions concerning our operations or financial structure may present conflicts of interest between these investors and our management and other holders of our securities, including our notes. In addition to their investments in us, these investors or their affiliates currently have significant investments in other telecommunications companies and may in the future invest in other entities engaged in the telecommunications business or in related businesses, including entities that compete with us. Conflicts may also arise in the negotiation or enforcement of arrangements entered into by us and entities in which these investors have an interest.


OUR SUBSTANTIAL INDEBTEDNESS COULD MAKE US UNABLE TO SERVICE INDEBTEDNESS AND COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH


We have a significant amount of debt outstanding and plan to obtain additional debt financing to fund our business plan. We anticipate incurring additional indebtedness in the future, including a senior secured revolving credit facility that we expect to close in April 1999. See the discussion of this credit facility in the section titled "Description of Certain Indebtedness -- Revolving Credit Facility."


This level of debt could:

- impair our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes;

- require us to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness, thereby reducing the funds available for the growth of our networks;


- place us at a competitive disadvantage with those of our competitors who do not have as much debt as we do;


- impair our ability to adjust rapidly to changing market conditions; and

- make us more vulnerable if there is a downturn in general economic conditions or in our business.

We cannot assure you that we will be able to meet our debt service obligations.

LIMITATIONS IMPOSED BY RESTRICTIVE COVENANTS COULD LIMIT HOW WE CONDUCT BUSINESS AND A DEFAULT UNDER OUR INDENTURES AND FINANCING AGREEMENTS COULD SIGNIFICANTLY IMPACT OUR ABILITY TO REPAY OUR INDEBTEDNESS

Our indentures and the agreements entered into in connection with our initial equity funding contain covenants that restrict our ability to:

- incur additional indebtedness;

- pay dividends and make other distributions;

- prepay subordinated indebtedness;

- make investments and other restricted payments;

- enter into sale and leaseback transactions;

- create liens;

- sell assets; and

- engage in certain transactions with affiliates.


Our future financing arrangements, including the senior secured revolving credit facility discussed in the section titled "Description of Certain
Indebtedness -- Revolving Credit Facility," will most likely contain similar or more restrictive covenants, as well as other covenants that will require us to maintain specified financial ratios and satisfy financial tests. As a result of these restrictions, we are limited in how we conduct business and we may be unable to raise additional debt or equity financing to operate during general economic or business downturns, to compete effectively or to take advantage of new business opportunities. This may affect our ability to generate revenues and make profits. Without sufficient revenues and cash, we may not be able to pay interest and principal on our indebtedness.


Our failure to comply with the covenants and restrictions contained in our indentures and other financing agreements could lead to a default under the terms of these agreements. If such a default occurs, the other parties to such agreements could declare all amounts borrowed and all amounts due under other instruments that contain provisions for cross-acceleration or cross-default due and payable. In addition, lenders under our future financing arrangements could terminate their commitments to lend to us. If that occurs, we cannot assure you that we would be able to make payments on the 12 7/8% notes or that we would be able to find additional alternative financing. Even if we could obtain additional alternative financing, we cannot assure you that it would be on terms that are favorable or acceptable to us.


YOUR RIGHT TO RECEIVE PAYMENTS ON THE 12 7/8% NOTES IS EFFECTIVELY JUNIOR TO OUR SENIOR SECURED INDEBTEDNESS AND POSSIBLY ALL FUTURE BORROWINGS


The 12 7/8% notes are not secured by any of our assets, other than the U.S. Treasury securities placed in the pledge account for the payment in full of the first six scheduled interest payments. We may pledge some or all of our assets to secure other debt. The 12 7/8% notes rank equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. In addition, all indebtedness, including payables arising in the ordinary course of business in connection with the acquisition of goods and services, of our subsidiaries, will have a claim to the assets of our subsidiaries that is senior to the claim of the 12 7/8% notes.

WE MAY NOT HAVE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER WHICH MAY BE REQUIRED BY OUR INDENTURES

Our indentures provide that upon a change of control, each note holder will have the right to require us to purchase all or a portion of such holder's notes. We would be required to purchase the notes at a purchase price of 101% of the accreted value of the 11 3/4% notes and 101% of the principal amount of the 12 7/8% notes, plus any accrued and unpaid interest to the date of repurchase. It is possible that we will not have sufficient funds at that time to repurchase our notes.

IF WE DO NOT INTERCONNECT WITH OUR PRIMARY COMPETITORS, THE INCUMBENT LOCAL EXCHANGE CARRIERS, OUR BUSINESS WILL BE ADVERSELY AFFECTED

Many new carriers have experienced difficulties in working with the incumbent local exchange carriers with respect to initiating, interconnecting, and implementing the systems used by these new carriers to order and receive unbundled network elements and wholesale services and locating the new carriers' equipment in the offices of the incumbent local exchange carriers. As a new carrier, we must coordinate with incumbent local exchange carriers so that we can provide local service to customers on a timely and competitive basis. The Telecommunications Act created incentives for regional Bell operating companies to cooperate with new carriers and permit access to their facilities by denying such companies the ability to provide in-region long distance services until they have satisfied statutory conditions designed to open their local markets to competition. The regional Bell operating companies in our markets are not yet permitted by the FCC to offer long distance services. These companies may not be accommodating to us once they are permitted to offer long distance service. If we cannot obtain the cooperation of a regional Bell operating company in a region, whether or not it has been authorized to offer long distance service, our ability to offer local services in such region on a timely and cost-effective basis will be adversely affected.

IF WE DO NOT OBTAIN PEERING ARRANGEMENTS WITH INTERNET SERVICE PROVIDERS, THE PROFITABILITY OF OUR INTERNET ACCESS SERVICES WILL SUFFER

The profitability of our Internet access services, and related services such as Web site hosting, may be adversely affected if we are unable to obtain "peering" arrangements with Internet service providers. In recent years, major Internet service providers routinely exchanged traffic with other Internet service providers that met technical criteria on a "peering" basis, meaning that each Internet service provider accepted traffic routed to Internet addresses on their system from their "peers" on a reciprocal basis, without payment of compensation. In 1997, however, UUNET Technologies, Inc., the largest Internet service provider, announced that it intends to greatly restrict the use of peering arrangements with other providers, and would impose charges for accepting traffic from providers other than its "peers." Other major Internet service providers have reportedly adopted similar policies. We cannot assure you that we will be able to negotiate "peer" status with any of the major nationwide Internet service providers, or that we will be able to terminate traffic on Internet service providers' networks at favorable prices.

OUR OFFERING OF LONG DISTANCE SERVICES IS AFFECTED BY OUR ABILITY TO ESTABLISH EFFECTIVE RESALE AGREEMENTS


As part of our "one-stop shopping" offering of bundled telecommunications services to our customers, we offer long distance services. We have relied and will continue to rely on other carriers to provide transmission and termination services for all of our long distance traffic. We have entered and will continue to enter into resale agreements with long distance carriers to provide us with transmission services. Such agreements typically provide for the resale of long distance services on a per-minute basis and may contain minimum volume commitments. Negotiation of these agreements involves estimates of future supply and demand for transmission capacity as well as estimates of the calling pattern and traffic levels of our future customers. If we fail to meet our minimum volume commitments, we may be obligated to pay underutilization charges and if we underestimate our need for transmission capacity, we may be required to obtain capacity through more expensive means.

OUR PRINCIPAL COMPETITORS FOR LOCAL SERVICES, THE INCUMBENT LOCAL EXCHANGE CARRIERS, AND POTENTIAL ADDITIONAL COMPETITORS, HAVE ADVANTAGES THAT MAY ADVERSELY AFFECT OUR ABILITY TO COMPETE WITH THEM

The telecommunications industry is highly competitive. Many of our current and potential competitors in the local market have financial, technical, marketing, personnel and other resources, including brand name recognition, substantially greater than ours, as well as other competitive advantages over us. In each of the markets targeted by us, we will compete principally with the incumbent local exchange carrier serving that area and they enjoy advantages that may adversely affect our ability to compete with them. Incumbent local exchange carriers are established providers of local telephone services to all or virtually all telephone subscribers within their respective service areas. Incumbent local exchange carriers also have long-standing relationships with federal and state regulatory authorities. FCC and state administrative decisions and initiatives provide the incumbent local exchange carriers with pricing flexibility for their:

- private lines, which are private, dedicated telecommunications connections between customers;

- special access services, which are dedicated lines from a customer to a long distance company provided by the local phone company; and

- switched access services, which refers to the call connection provided by the local phone company's switch between a customer's phone and the long distance company's switch.

In addition, with respect to competitive access services, such as special access services as opposed to switched access services, the FCC is considering allowing incumbent local exchange carriers increased pricing flexibility and deregulation for such access services either automatically or after certain competitive levels are reached. If the incumbent local exchange carriers are allowed by regulators to offer discounts to large customers through contract tariffs, engage in aggressive volume and term discount pricing practices for their customers, and/or seek to charge competitors excessive fees for interconnection to their networks, competitors such as us could be materially adversely affected. If future regulatory decisions afford the incumbent local exchange carriers increased pricing flexibility or other regulatory relief, such decisions could also have a material adverse effect on competitors such as us.

We also face, and expect to continue to face, competition in the local market from other current and potential market entrants, including long distance carriers seeking to enter, reenter or expand entry into the local exchange marketplace such as AT&T, MCI WorldCom and Sprint, and from other competitive local exchange carriers, resellers, competitive access providers, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end users. In addition, the development of new technologies could give rise to significant new competitors in the local market.

SIGNIFICANT COMPETITION IN PROVIDING LONG DISTANCE AND INTERNET SERVICES COULD REDUCE THE DEMAND AND PROFITABILITY OF OUR SERVICES

We also face significant competition in providing long distance and Internet services. Many of these competitors have greater financial, technological, marketing, personnel and other resources than those available to us.

The long distance telecommunications market has numerous entities competing for the same customers and a high average turnover rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives. Prices in the long distance market have declined significantly in recent years and are expected to continue to decline. We face competition from large carriers such as AT&T, Sprint, and MCI WorldCom and many smaller long distance carriers. Other competitors are likely to include regional Bell operating companies providing long distance services outside of their local service area and, with the removal of regulatory barriers, long distance services within such local service areas, other competitive local exchange carriers, microwave and satellite carriers and private networks owned by large end users. We may also increasingly face competition from companies offering local and long distance data and voice services over the Internet. Such companies could enjoy a significant cost advantage because they do not currently pay many of the charges or fees that we have to pay. In addition, in June 1998, Sprint announced its intention to offer voice, data and video services over its nationwide asynchronous transfer mode network, which Sprint anticipates will significantly reduce its cost to provide such services. Sprint plans to bill its customers based upon the amount of traffic carried, irrespective of the time required to send the traffic or the traffic's destination.

The Internet services market is highly competitive and we expect that competition will continue to intensify. Our competitors in this market include Internet service providers, other telecommunications companies, online services providers and Internet software providers.


OUR NEED TO COMPLY WITH EXTENSIVE GOVERNMENT REGULATION CAN INCREASE OUR COSTS AND SLOW OUR GROWTH


Our networks and the provision of telecommunications services are subject to significant regulation at the federal, state and local levels. Delays in receiving required regulatory approvals or the enactment of new adverse regulation or regulatory requirements may slow our growth and have a material adverse effect upon us.

The FCC exercises jurisdiction over us with respect to interstate and international services. We must obtain, and have obtained through our subsidiary, Allegiance Telecom International, Inc., prior FCC authorization for installation and operation of international facilities and the provision, including by resale, of international long distance services. Additionally, we file publicly available documents detailing our services, equipment and pricing, also known as "tariffs," with the FCC for both international and domestic long-distance services.

State regulatory commissions exercise jurisdiction over us because we provide intrastate services. We are required to obtain regulatory authorization and/or file tariffs at state agencies in most of the states in which we operate. If and when we seek to build our own network segments, local authorities regulate our access to municipal rights-of-way.

Constructing a network is also subject to numerous local regulations such as building codes and licensing. Such regulations vary on a city by city and county by county basis.

Regulators at both the federal and state level require us to pay various fees and assessments, file periodic reports, and comply with various rules regarding the contents of our bills, protection of subscriber privacy, and similar matters on an on-going basis.

We cannot assure you that the FCC or state commissions will grant required authority or refrain from taking action against us if we are found to have provided services without obtaining the necessary authorizations, or to have violated other requirements of their rules and orders. Regulators or others could challenge our compliance with applicable rules and orders. Such challenges could cause us to incur substantial legal and administrative expenses.

DEREGULATION OF THE TELECOMMUNICATIONS INDUSTRY INVOLVES UNCERTAINTIES, AND THE RESOLUTION OF THESE UNCERTAINTIES COULD ADVERSELY AFFECT OUR BUSINESS

The Telecommunications Act provides for a significant deregulation of the domestic telecommunications industry, including the local exchange, long distance and cable television industries. The Telecommunications Act remains subject to judicial review and additional FCC rulemaking, and thus it is difficult to predict what effect the legislation will have on us and our operations. There are currently many regulatory actions underway and being contemplated by federal and state authorities regarding interconnection pricing and other issues that could result in significant changes to the business conditions in the telecommunications industry. We cannot assure you that these changes will not have a material adverse effect upon us.

THE REGULATION OF INTERCONNECTION WITH INCUMBENT LOCAL EXCHANGE CARRIERS INVOLVES UNCERTAINTIES, AND THE RESOLUTION OF THESE UNCERTAINTIES COULD ADVERSELY AFFECT OUR BUSINESS

Although the incumbent local exchange carriers are required under the Telecommunications Act of 1996 to unbundle and make available elements of their network and permit us to purchase only the origination and termination services that we need, thereby decreasing our operating expenses, such unbundling may not be done as quickly as we require and may be priced higher than we expect. This is important because we rely on the facilities of these other carriers to connect to our high capacity digital switches so that we can provide services to our customers. Our ability to obtain these interconnection agreements on favorable terms, and the time and expense involved in negotiating them, can be adversely affected by legal developments.

A recent Supreme Court decision vacated a FCC rule determining which network elements the incumbent local exchange carriers must provide to competitors on an unbundled basis. We expect that the FCC will conduct a rulemaking to adopt new standards for unbundling of network elements in conformance with this decision. The implementation of these and other FCC rules may lead to further litigation. This may complicate our interconnection negotiations, and may adversely affect our existing agreements and operations.

WE COULD LOSE REVENUE IF CALLS TO INTERNET SERVICE PROVIDERS ARE TREATED AS LONG DISTANCE INTERSTATE CALLS


We believe that other local exchange carriers should have to compensate us when their customers place calls to Internet service providers who are our customers. Most incumbent local exchange carriers disagree. Internet service providers are among our target customers, and decisions providing that other carriers do not have to compensate us for these calls could limit our ability to service this group of customers profitably.



For all other local calls, it is clear that the telecommunications company whose customer calls a customer of a second telecommunications company must compensate the second company. This is known as reciprocal compensation. This rule does not apply to long distance interstate calls and the FCC in its Declaratory Ruling of February 26, 1999, determined that Internet service provider traffic is interstate for jurisdictional purposes, but that its current rules neither require nor prohibit the payment of reciprocal compensation for such calls. In the absence of a federal rule, the FCC determined that state commissions have authority to interpret and enforce the reciprocal compensation provisions of existing interconnection agreements, and to determine the appropriate treatment of Internet service provider traffic in arbitrating new agreements.


THE REGULATION OF ACCESS CHARGES INVOLVES UNCERTAINTIES, AND THE RESOLUTION OF THESE UNCERTAINTIES COULD ADVERSELY AFFECT OUR BUSINESS


To the extent we provide long-distance, often referred to as "interexchange," telecommunications service, we are required to pay access charges to other local exchange carriers when we use the facilities of those companies to originate or terminate interexchange calls. As a competitive local exchange carrier, we also provide access services to other long distance service providers. The interstate access charges of incumbent local exchange carriers are subject to extensive regulation by the FCC, while those of competitive local exchange carriers are subject to a lesser degree of FCC regulation, but remain subject to the requirement that all charges be just, reasonable, and not unreasonably discriminatory. Disputes have arisen regarding the regulation of access charges and these may be resolved adversely to us.


The FCC has made major changes in the interstate access charge structure. The manner in which the FCC implements and monitors these increased pricing flexibility changes could have a material adverse effect on our ability to compete in providing interstate access services.

Some interexchange carriers, including AT&T, have also asked the FCC to take regulatory action to prevent competitive local exchange carriers from charging allegedly "excessive" access charges. Although no complaints have been filed against us, we do provide access service to interexchange carriers and we could be subject in the future to allegations that our charges for this service are unjust and unreasonable. In that event, we would have to provide the FCC with an explanation of how we set our rates and justify them as reasonable. We can give no assurance that the FCC will accept our rates as reasonable. If our rates are reduced by regulatory order, this could have a material adverse effect on our profitability.

IF WE DO NOT CONTINUALLY ADAPT TO TECHNOLOGICAL CHANGE, WE COULD LOSE CUSTOMERS AND MARKET SHARE

The telecommunications industry is subject to rapid and significant changes in technology, and we rely on outside vendors for the development of and access to new technology. The effect of technological changes on our business cannot be predicted. We believe our future success will depend, in part, on our ability to anticipate or adapt to such changes and to offer, on a timely basis, services that meet customer demands. We cannot assure you that we will obtain access to new technology on a timely basis or on satisfactory terms. Any failure by us to obtain new technology could cause us to lose customers and market share and could have a material adverse effect on us and on our ability to meet our obligations under the 12 7/8% notes.


WE HAVE APPLIED FOR, BUT NOT YET RECEIVED, ASSURANCE FROM THE SEC REGARDING OUR STATUS UNDER THE INVESTMENT COMPANY ACT AND IF WE ARE SUBJECT TO THE INVESTMENT COMPANY ACT, IT COULD ADVERSELY AFFECT OUR FINANCING ACTIVITIES AND FINANCIAL RESULTS



Allegiance currently has substantial short-term investments, pending the deployment of our capital in the pursuit of building our business. See "Capitalization" and "Use of Proceeds." This may result in Allegiance being treated as an "investment company" under the Investment Company Act of 1940. This statute requires the registration of, and imposes various substantive restrictions on, certain companies that are, or hold themselves out as being, engaged primarily, or propose to engage primarily in, the business of investing, reinvesting or trading in securities, or that fail certain statistical tests regarding composition of assets and sources of income and are not primarily engaged in businesses other than investing, reinvesting, owning, holding or trading securities.



Allegiance believes that it is primarily engaged in a business other than investing, reinvesting, owning, holding or trading securities and, therefore, is not an investment company within the meaning of this statute. While we believe this means we are not an investment company within the meaning of that law, we have been able to also rely on a safe harbor from the 1940 Act for certain transient or temporary investment companies. However, this exemption is only available to us for one year and that one-year period terminated in January 1999. We have applied to the SEC for assurance that they will not treat us as an investment company and require us to register under this statute. We have not yet received such assurance, and it is possible that we will not ultimately be successful in receiving such assurance.



If we were required to register as an investment company under the 1940 Act, we would become subject to substantial regulation with respect to our capital structure, management, operations, transactions with affiliated persons and other matters. To avoid having to register as an investment company, we may have to invest a portion of our liquid assets in cash and demand deposits instead of securities. The extent to which we will have to do so will depend on the composition and value of our total assets at that time. Having to register as an investment company or having to invest a material portion of our liquid assets in cash and demand deposits to avoid such registration, could have a material adverse effect on our business, financial condition and results of operations.

OUR FORWARD-LOOKING STATEMENTS MAY MATERIALLY DIFFER FROM ACTUAL EVENTS OR
RESULTS


This prospectus contains "forward-looking statements," which you generally can identify by our use of forward-looking words such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative or other variations of such terms or comparable terminology, or by discussion of strategy that involve risks and uncertainties. We often use these types of statements when discussing our plans and strategies, our anticipation of revenues from designated markets, and statements regarding the development of our businesses, the markets for our services and products, our anticipated capital expenditures, operations support systems, changes in regulatory requirements and other statements contained in this prospectus regarding matters that are not historical facts.

We caution you that these forward-looking statements are only predictions and estimates regarding future events and circumstances. We cannot assure you that we will achieve the future results reflected in these statements. The risks we face that could cause us not to achieve these results include, but are not limited to our ability to do the following in a timely manner, at reasonable costs and on satisfactory terms and conditions:

- successfully market our services to current and new customers;

- interconnect with and develop cooperative working relationships with incumbent local exchange carriers;

- develop efficient operations support systems and other back office systems;

- successfully and efficiently transfer new customers to our networks and access new geographic markets;

- identify, finance and complete suitable acquisitions;

- install new switching facilities and other network equipment; and

- obtain leased fiber optic line capacity, rights-of-way, building access rights and any required governmental authorizations, franchises and permits.

Regulatory, legislative and judicial developments could also cause actual results to differ materially from the future results reflected in such forward-looking statements. You should consider all of our subsequent written and oral forward-looking statements only in light of such cautionary statements. You should not place undue reliance on these forward-looking statements and you should understand that they speak only as of the dates we make them.

                      WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC internet site at http://www.sec.gov.

                                USE OF PROCEEDS

We raised approximately $124.8 million of net proceeds from the offering of the 12 7/8% notes, after deducting underwriting discounts and commissions and other expenses payable by us, and approximately $137.8 million of net proceeds from our initial public offering of common stock, after deducting underwriting discounts and commissions and other expenses payable by us. At the closing of the offering of the 12 7/8% notes, we purchased approximately $69.0 million of U.S. treasury securities for purposes of funding the first six interest payments on the 12 7/8% notes. We have used and intend to use the net proceeds from our financing activities to date to fund the costs of deploying networks in our first 18 markets to positive free cash flow, including the costs to develop, acquire and integrate the necessary operations support and other back office systems.

We will not obtain any proceeds in connection with the market-making activities of Morgan Stanley Dean Witter from any sales of the 12 7/8% notes.

                            SELECTED FINANCIAL DATA

The selected consolidated financial data presented below as of and for the year ended December 31, 1998 and as of and for the period from inception on April 22, 1997 through December 31, 1997 were derived from the audited consolidated financial statements of Allegiance and the notes thereto contained elsewhere in this prospectus, which statements have been audited by Arthur Andersen LLP, independent public accountants. The selected pro forma statements of operations data set forth below is unaudited and gives effect to:

- Allegiance's offering of the 12 7/8% notes,

- its initial public offering of common stock, including the conversion of the redeemable convertible preferred stock and the adjustments to reflect the equity allocation as described in footnote (1), and

- the sale of 11 3/4% notes and redeemable warrants,


as if such transactions had occurred on April 22, 1997 for the period from inception through December 31, 1997 and on January 1, 1998 for the year ended December 31, 1998. Dollar amounts are in thousands, except per share amounts.


From Allegiance's formation in April 1997 until December 16, 1997, Allegiance was in the development stage. Allegiance has generated operating losses and negative cash flow from its operating activities to date. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, including the notes thereto, contained elsewhere in this prospectus.

                                                             YEAR ENDED DECEMBER 31, 1998
                                                  --------------------------------------------------
                                                                             PRO FORMA
                                                                ------------------------------------
                                                                                   AS ADJUSTED FOR
                                                                                  THE 11 3/4% NOTES
                                                                                    AND REDEEMABLE
                                                                                  WARRANTS OFFERING,
                                                                                     COMMON STOCK
                                                                                     OFFERING AND
                                                                                    12 7/8% NOTES
                                                    ACTUAL      ADJUSTMENTS            OFFERING
                                                  -----------   -----------       ------------------
                                                   (AUDITED)    (UNAUDITED)          (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues........................................  $   9,786.2   $       --           $   9,786.2
Operating expenses:
  Network.......................................      9,528.8           --               9,528.8
  Selling, general and administrative...........     46,089.4           --              46,089.4
  Management ownership allocation charge........    167,311.9     12,557.7(1)          179,869.6
  Non-cash deferred compensation................      5,307.2           --               5,307.2
  Depreciation and amortization.................      9,002.8           --               9,002.8
                                                  -----------   ----------           -----------
    Total operating expenses....................    237,240.1     12,557.7             249,797.8
                                                  -----------   ----------           -----------

                                                       PERIOD FROM INCEPTION ON APRIL 22, 1997
                                                              THROUGH DECEMBER 31, 1997
                                                  --------------------------------------------------
                                                                             PRO FORMA
                                                                ------------------------------------
                                                                                   AS ADJUSTED FOR
                                                                                  THE 11 3/4% NOTES
                                                                                    AND REDEEMABLE
                                                                                  WARRANTS OFFERING,
                                                                                     COMMON STOCK
                                                                                     OFFERING AND
                                                                                    12 7/8% NOTES
                                                    ACTUAL      ADJUSTMENTS            OFFERING
                                                  -----------   -----------       ------------------
                                                   (AUDITED)    (UNAUDITED)          (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues........................................  $       0.4   $        --          $       0.4
Operating expenses:
  Network.......................................        151.2            --                151.2
  Selling, general and administrative...........      3,425.9            --              3,425.9
  Management ownership allocation charge........           --     171,743.4(1)         171,743.4
  Non-cash deferred compensation................        209.9            --                209.9
  Depreciation and amortization.................         12.7            --                 12.7
                                                  -----------   -----------          -----------
    Total operating expenses....................      3,799.7     171,743.4            175,543.1
                                                  -----------   -----------          -----------


                                                             YEAR ENDED DECEMBER 31, 1998
                                                  --------------------------------------------------
                                                                             PRO FORMA
                                                                ------------------------------------
                                                                                   AS ADJUSTED FOR
                                                                                  THE 11 3/4% NOTES
                                                                                    AND REDEEMABLE
                                                                                  WARRANTS OFFERING,
                                                                                     COMMON STOCK
                                                                                     OFFERING AND
                                                                                    12 7/8% NOTES
                                                    ACTUAL      ADJUSTMENTS            OFFERING
                                                  -----------   -----------       ------------------
                                                   (AUDITED)    (UNAUDITED)          (UNAUDITED)
CONTINUATION OF STATEMENT OF OPERATIONS DATA:
Loss from operations............................   (227,453.9)   (12,557.7)           (240,011.6)
Interest income.................................     19,917.4           --(2)           19,917.4
Interest expense................................    (38,951.7)   (23,264.0)(3)         (62,215.7)
                                                  -----------   ----------           -----------
Net loss........................................   (246,488.2)   (35,821.7)           (282,309.9)
Accretion of redeemable convertible preferred
  stock and warrant values......................    (11,971.4)        (7.4)(4)         (11,978.8)
                                                  -----------   ----------           -----------
Net loss applicable to common stock.............  $(258,459.6)  $(35,829.1)          $(294,288.7)
                                                  ===========   ==========           ===========
Net loss per share, basic and diluted...........  $    (10.53)                       $     (5.85)
                                                  ===========                        ===========
Weighted average number of shares outstanding,
  basic and diluted.............................   24,550,346   25,791,208(5)         50,341,554
                                                  ===========   ==========           ===========
OTHER FINANCIAL DATA:
EBITDA(6).......................................  $ (45,832.0)          --(1)        $ (45,832.0)
Net cash used in operating activities...........    (17,269.8)  $(13,196.9)(7)         (30,466.7)
Net cash used in investing activities...........   (319,170.4)    13,196.9(7)         (305,973.5)
Net cash provided by financing activities.......    593,215.5           --             593,215.5
Capital expenditures(9).........................    113,538.7           --             113,538.7
Ratio of earnings to fixed charges(10)..........           --           --                    --

                                                       PERIOD FROM INCEPTION ON APRIL 22, 1997
                                                              THROUGH DECEMBER 31, 1997
                                                  --------------------------------------------------
                                                                             PRO FORMA
                                                                ------------------------------------
                                                                                   AS ADJUSTED FOR
                                                                                  THE 11 3/4% NOTES
                                                                                    AND REDEEMABLE
                                                                                  WARRANTS OFFERING,
                                                                                     COMMON STOCK
                                                                                     OFFERING AND
                                                                                    12 7/8% NOTES
                                                    ACTUAL      ADJUSTMENTS            OFFERING
                                                  -----------   -----------       ------------------
                                                   (AUDITED)    (UNAUDITED)          (UNAUDITED)
CONTINUATION OF STATEMENT OF OPERATIONS DATA:
Loss from operations............................     (3,799.3)   (171,743.4)          (175,542.7)
Interest income.................................        111.4            --(2)             111.4
Interest expense................................           --     (41,212.5)(3)        (41,212.5)
                                                  -----------   -----------          -----------
Net loss........................................     (3,687.9)   (212,955.9)          (216,643.8)
Accretion of redeemable convertible preferred
  stock and warrant values......................     (3,814.2)       (288.6)(4)         (4,102.8)
                                                  -----------   -----------          -----------
Net loss applicable to common stock.............  $  (7,502.1)  $(213,244.5)         $(220,746.6)
                                                  ===========   ===========          ===========
Net loss per share, basic and diluted...........  $(17,610.68)                       $     (4.37)
                                                  ===========                        ===========
Weighted average number of shares outstanding,
  basic and diluted.............................          426    50,498,062(5)        50,498,488
                                                  ===========   ===========          ===========
OTHER FINANCIAL DATA:
EBITDA(6).......................................  $  (3,576.7)           --(1)       $  (3,576.7)
Net cash used in operating activities...........     (1,942.9)  $ (13,196.9)(7)        (15,139.8)
Net cash used in investing activities...........    (21,926.0)    (55,836.5)(7)        (77,762.5)
Net cash provided by financing activities.......     29,595.3     572,340.4(8)         601,935.7
Capital expenditures(9).........................     21,926.0            --             21,926.0
Ratio of earnings to fixed charges(10)..........           --            --                   --


                                                              DECEMBER 31, 1998    DECEMBER 31, 1997
                                                              -----------------    -----------------
BALANCE SHEET DATA:                                               (AUDITED)            (AUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents.................................     $ 262,501.7           $ 5,726.4
  Short-term investments....................................       143,389.7                  --
  Short-term investments, restricted........................        25,542.8                  --
  Accounts receivable (net of allowance for doubtful
    accounts of $577.2 and $0, respectively)................         6,186.6                 4.3
  Prepaid expenses and other current assets.................         1,243.2               245.2
                                                                 -----------           ---------
        Total current assets................................       438,864.0             5,975.9
Property and Equipment:
  Property and equipment....................................       153,875.4            23,912.6
  Accumulated depreciation and amortization.................        (9,015.4)              (12.7)
                                                                 -----------           ---------
        Property and equipment, net.........................       144,860.0            23,899.9
Other Non-Current Assets:
  Deferred debt issuance costs (net of accumulated
    amortization of $733.7 and $0, respectively)............        16,078.4                  --
  Long-term investments, restricted.........................        36,699.2                  --
  Other assets..............................................         1,372.7               171.2
                                                                 -----------           ---------
        Total other non-current assets......................        54,150.3               171.2
                                                                 -----------           ---------
        Total assets........................................     $ 637,874.3           $30,047.0
                                                                 ===========           =========

                                                              DECEMBER 31, 1998    DECEMBER 31, 1997
                                                              -----------------    -----------------
BALANCE SHEET DATA:                                               (AUDITED)            (AUDITED)
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Accounts payable..........................................     $  20,981.7           $ 2,261.7
  Accrued liabilities and other.............................        26,176.8             1,668.0
                                                                 -----------           ---------
        Total current liabilities...........................        47,158.5             3,929.7
Long-term Debt..............................................       471,652.1                  --
Redeemable Cumulative Convertible Preferred Stock -- 0 and
  40,498,062 shares issued and outstanding at December 31,
  1998 and December 31, 1997, respectively..................              --            33,409.4
Redeemable Warrants.........................................         8,634.1                  --
Commitments and Contingencies
Stockholders' Equity (Deficit):
  Common stock-- 50,341,554 and 426 shares issued and
    outstanding at December 31, 1998 and December 31, 1997,
    respectively............................................           503.4                  --
  Additional paid-in capital................................       416,729.9             3,008.4
  Deferred compensation.....................................       (14,617.3)           (2,798.4)
  Deferred management ownership allocation charge...........       (26,224.7)                 --
  Accumulated deficit.......................................      (265,961.7)           (7,502.1)
                                                                 -----------           ---------
        Total stockholders' equity (deficit)................       110,429.6            (7,292.1)
                                                                 -----------           ---------
        Total liabilities and stockholders' equity
        (deficit)...........................................     $ 637,874.3           $30,047.0
                                                                 ===========           =========

-------------------------

 (1) In connection with the initial public offering of common stock, Allegiance Telecom, LLC, an entity that owned substantially all of Allegiance's outstanding capital stock, was dissolved and its assets, which consisted almost entirely of such capital stock, were distributed to the Allegiance Telecom, LLC investors in accordance with its limited liability company agreement. This agreement provides that the equity allocation between the original fund investors and the management investors be 66.7% and 33.3%, respectively, based upon the valuation implied by the initial public offering of common stock.


     Under generally accepted accounting principles, upon consummation of the initial public offering of common stock, Allegiance recorded the increase in the assets of Allegiance Telecom, LLC allocated to the management investors as a $193.5 million increase in additional paid-in capital, of which $122.5 million was recorded as a non-cash, non-recurring charge to operating expense and $71.0 million will be recorded as deferred management ownership allocation charge. The deferred charge was amortized at $38.0 million and $6.8 million during the third and fourth quarters of 1998, respectively, and will be further amortized at $18.8 million, $7.2 million and $.2 million during the years 1999, 2000 and 2001, respectively; this is the period over which Allegiance has the right to repurchase the securities, at the lower of fair market value or the price paid by the employee, in the event the management employee's employment with Allegiance is terminated. See "Certain Relationships and Related Transactions."


     The period from inception on April 22, 1997 through December 31, 1997 pro forma gives effect to the initial $122.5 million non-cash, non-recurring charge to operating expense and the related amortization of the deferred management ownership allocation charge for the period. The year ended December 31, 1998 pro forma gives effect to the additional amortization of the deferred management ownership allocation charge.

 (2) Pro forma interest income excludes interest income that would have been earned on the estimated $69.0 million of the proceeds from the offering of the 12 7/8% notes required to be placed in a pledge account to secure and fund the first six scheduled interest payments on the 12 7/8% notes.

 (3) Reflects $19.8 million and $18.2 million of interest expense related to the 12 7/8% notes, $.2 million and $.1 million of amortization of the $4.1 million of original issuance discount, $.3 million and $.3 million of amortization of the $7.0 million of deferred debt issuance cost related to the 12 7/8% notes, $2.9 million and $22.1 million of interest expense related to the accretion of the 11 3/4% notes and $.1 million and $.5 million of amortization of the $9.8 million of deferred debt issuance cost related to the 11 3/4% notes for the year ended December 31, 1998 and for the period from inception on April 22, 1997 through December 31, 1997, respectively.

 (4) Reflects the increase of $7,435 and $.3 million of accretion for the redeemable warrants for the year ended December 31, 1998 and for the period from inception on April 22, 1997 through December 31, 1997, respectively.

 (5) The pro forma weighted average number of shares outstanding gives effect to Allegiance's common stock issued as a result of the initial public offering of common stock, and the conversion of redeemable convertible preferred stock to common stock.

 (6) EBITDA represents earnings before interest, income taxes, depreciation and amortization, management ownership allocation charge and non-cash deferred compensation. EBITDA is not a measurement of financial performance under generally accepted accounting principles, is not intended to represent cash flow from operations, and should not be considered as an alternative to net loss as an indicator of Allegiance's operating performance or to cash flows as a measure of liquidity. Allegiance believes that EBITDA is widely used by analysts, investors and other interested parties in the telecommunications industry. EBITDA is not necessarily comparable with similarly titled measures for other companies.

 (7) Reflects the purchase of $69.0 million of U.S. government securities, which securities were placed in a pledge account, to fund the first six scheduled interest payments on the 12 7/8% notes. For the year ended December 31, 1998 and for the period from inception on April 22, 1997 through December 31, 1997, also reflects the $13.2 million cash interest payment on May 15 and November 15, respectively, on the 12 7/8% notes, which is funded through a reduction of the pledge account.

 (8) Reflects $193.8 million of net proceeds received from the offering of the 12 7/8% notes of which $69.0 million was required to be placed in a pledge account to secure and fund the first six scheduled interest payments on the 12 7/8% notes, $137.8 million of net proceeds received from the initial public offering of common stock, and $240.7 million of net proceeds from the offering of the 11 3/4% notes and redeemable warrants.

 (9) Reflects cash paid for capital expenditures.

(10) For purposes of calculating the ratio of earnings to fixed charges, earnings is defined as net loss plus fixed charges, other than capitalized interest. Fixed charges consist of interest and amortization of debt discount and debt issuance costs, whether expensed or capitalized, and that portion of rental expense deemed to represent interest, estimated to be 1/3 of such expense.

     Allegiance's earnings for the year ended December 31, 1998 and for the period from inception on April 22, 1997 through December 31, 1997 were insufficient to cover fixed charges by approximately $249.3 million and $3.7 million, respectively. After giving pro forma effect to the increase in interest expense resulting from the issuance of the 12 7/8% notes and the 11 3/4% notes and giving effect to $12.6 million and $171.7 million of management ownership allocation charge to be recorded in connection with the initial public offering of common stock, Allegiance's earnings would have been insufficient to cover fixed charges by approximately $285.1 million and $216.6 million, for the year ended December 31, 1998 and for the period from inception on April 22, 1997 through December 31, 1997, respectively.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

OVERVIEW

Allegiance is a competitive local exchange carrier ("CLEC"), seeking to be a premier provider of telecommunications services to business, government and other institutional users in major metropolitan areas across the United States. Allegiance offers an integrated set of telecommunications products and services including local exchange, local access, domestic and international long distance, data and a full suite of Internet services. Its principal competitors are incumbent local exchange carriers ("ILECs"), such as the regional Bell operating companies and GTE Corporation operating units.

Allegiance is developing its networks throughout the United States using what it refers to as a "smart build" approach. In contrast to the traditional network build-out strategy under which carriers install their own telecommunications switch in each market and then construct their own fiber optic networks to reach customers, Allegiance installs its own switch in each market but then leases other elements of the network from the ILECs. The smart-build strategy specifically involves:

- leasing existing ILEC copper wire connections throughout a local market area, also called the "local loop," which connect customers to the central offices or "hubs" of an ILEC network, and

- installing, or physically locating, transmission equipment in these central offices to route customer traffic through them to Allegiance's own switch.

Locating equipment at ILEC facilities, also known as "collocation," is central to the success of the smart build strategy. By collocating, Allegiance has the ability to lease, on a monthly or long-term basis, local loop and other network elements owned by the ILEC. This enables Allegiance to reach a wide range of customers without having to build network connections to each one of them.

Management believes that the smart build approach offers a number of competitive advantages over the traditional build-out strategy by allowing Allegiance to:

- accelerate market entry by nine to eighteen months through eliminating or at least deferring the need for city franchises, rights-of-way and building access;

- reduce initial capital expenditures in each market, allowing Allegiance to focus its initial capital resources on the critical areas of sales, marketing, and operations support systems, instead of on constructing extensive fiber optic networks to each customer;

- improve return on capital by generating revenue with a smaller capital investment;

- defer capital expenditures on network assets to the time when revenue generated by customer demand is available to finance such expenditures; and

- address attractive service areas selectively throughout target markets and not just in those areas where Allegiance owns network transmission facilities.

Once traffic volume growth justifies further capital investment, Allegiance may lease unused fiber to which Allegiance adds its own electronic transmission equipment. This fiber is known as "dark fiber" because no light is transmitted through it while it is unused.

Allegiance believes that dark fiber is readily available in most major markets. See "-- Results of Operations" for a discussion of our leasing of dark fiber.


Allegiance has rapidly deployed its networks since commencing service in December 1997 and was operating in nine markets across the United States as of the end of 1998, and eleven as of March 15, 1999. Allegiance has had significant success in selling its services to customers, with approximately 86,500 lines sold during 1998. The table below provides selected key operational data:


                                                              AS OF DECEMBER 31,
                                                              ------------------
                                                                 1998       1997
                                                              -----------   ----
Markets Served..............................................            9     0
Number Of Switches Deployed.................................            7     0
Central Office Collocations.................................          101     0
Addressable Market (Business Lines).........................  3.6 million     0
Lines Sold..................................................       86,500    20
Lines Installed.............................................       47,700     9
Sales Force Employees.......................................          295     0
Total Employees.............................................          649    40


Allegiance does not begin to develop a new market until it has raised the capital that we project to be necessary to build its network and operate that market to the point at which operating cash flow from the market is sufficient to fund such market's operating costs and capital expenditures. We believe that we have raised enough capital to allow us to develop our first 18 markets through this positive free cash flow point. Allegiance is currently in the process of securing the additional capital financing required for the remaining six markets in its business plan.


RESULTS OF OPERATIONS


Allegiance commenced operations in August 1997. During the period from August to December 1997, Allegiance did not sell any services or open any markets. Instead, substantial effort was devoted to developing business plans, initiating applications for governmental authorizations, hiring management and other key personnel, working on the design and development of local exchange telephone networks and operations support systems, acquiring equipment and facilities, and negotiating interconnection agreements. Allegiance initiated service by buying phone lines at wholesale prices and then reselling them to nine "beta" customers in Dallas during December 1997, generating only $400 of revenue for that period. Given that Allegiance has significantly increased its customer base and geographic markets from the commencement of operations in Dallas during 1997, comparisons of 1998 results with those of 1997 are not meaningful.



Allegiance first provided service using its own switch and transmission equipment in April 1998 to customers in New York City. Throughout the remainder of 1998, it initiated facilities based services in Atlanta, Boston, Chicago, Dallas, Fort Worth, Los Angeles, Oakland and San Francisco. In January 1999, Allegiance announced that it was operational in Philadelphia. In March 1999, Allegiance announced that it was operational in Washington, D.C., including suburban Maryland and Virginia. Allegiance expects to become operational in Northern New Jersey during the first quarter of 1999. Allegiance plans to open five additional markets during 1999 for which it has already raised the necessary capital. Allegiance plans to open two more markets during 1999 if it can obtain the necessary additional financing.



Since the initiation of resale services in Dallas in 1997, Allegiance sales teams have focused their efforts almost exclusively on selling services that require the use of Allegiance facilities. Allegiance earns significantly higher margins by providing facilities based services instead of resale services. During the fourth quarter of 1998, facilities based lines represented 91% of all lines sold and 83% of all lines installed. For the full year, 67,100 facilities based lines were sold, and 30,500 of those were installed. Resale lines sold during 1998 totaled 19,400, of which 17,200 were installed. Allegiance continues to emphasize the sale of facilities based services and lines. We estimate that the proportion of customer lines for which we simply resell service provided by other carriers will continue to decline to the point that eventually, no more than 5% of all lines Allegiance sells will be resale lines.


During 1998, Allegiance generated $9.8 million of revenue. The majority, $6.9 million, was local service revenue consisting of:

- the monthly recurring charge for basic service;

- usage based charges for local calls in certain markets;

- charges for vertical services, such as call waiting and call forwarding; and

- to a lesser extent, non-recurring charges, such as charges for additional lines for an existing customer.

Access charges, which we earn by connecting Allegiance local service customers to their selected long distance carriers for outbound calls or by delivering inbound long distance traffic to Allegiance local service customers, accounted for $2.2 million of Allegiance's 1998 revenues. Approximately 20% of Allegiance's local service customers have chosen Allegiance as their long distance carrier. Long distance revenues during 1998 amounted to $.7 million. All other sources of revenue accounted for approximately $10,000 during 1998.

During 1998, Allegiance recognized an insignificant amount of revenue from "reciprocal compensation" generated by having customers of other local exchange carriers calling Internet service providers which are Allegiance customers. Allegiance had no revenue from reciprocal compensation during 1997. Given the uncertainty as to whether reciprocal compensation should be payable in connection with calls to Internet service providers, Allegiance recognizes such revenue only when realization of it is certain, which in most cases will be upon receipt of cash. See "Business -- Federal Regulation" for a discussion of reciprocal compensation.

The revenue yield, or revenue generated per line per month, was approximately $56.00 for all of 1998. Allegiance received a significant order for lines from one of the United States' top tier Internet service providers during the fourth quarter of 1998. As these lines are installed, the current mix between end-user retail lines and Internet service provider wholesale lines will change. However, the switch capacity used for the Internet service provider lines will be well below Allegiance's policy limit of 20%. Internet service provider wholesale lines generate approximately half the revenue yield, excluding the reciprocal compensation component of revenue, of that provided by an end-user retail line. The revenue yield may decline during the first half of 1999 as a result of the change in the mix. However, data and Internet services such as frame relay, which is a high speed data service used to transmit data between computers, dedicated and dial-up access to the Internet, web page design, e-mail and domain name service, which we introduced in December 1998, may partially, or perhaps completely, offset the reduction anticipated from the receipt of that order.

Although our primary focus is on serving higher margin, higher revenue generating end-user lines, significant Internet wholesale line orders, such as that received during the fourth quarter of 1998, contribute positively to gross margin again excluding the reciprocal compensation component of revenue. For this reason, we will accept such orders in the future but do not plan to allow the installation of such lines to constitute more than 20% of our switch capacity.


During 1998, Allegiance did not have sales of or revenue from installation of customer premise equipment. Allegiance did not have revenue from system integration activities, wireless, data or Internet services. Allegiance does not plan to sell customer premise equipment or wireless services in the foreseeable future.


Acquisitions during 1999 may increase revenues and revenue yield. Allegiance has had discussions, and will continue to have discussions in the foreseeable future, concerning potential acquisitions of Internet service providers and other providers of telecommunications services.

In January 1999, Allegiance announced that it had successfully achieved "electronic bonding" between its operations support systems and those of Bell Atlantic relating to the New York City market. The systems that we currently use to switch customers from their existing carrier to Allegiance and to begin providing them service generally require multiple entries of customer information by hand and exchanged by fax with the ILEC. Electronic bonding is a method in which manual processing and faxing of information is replaced with electronic processing where our computer systems and those of other carriers communicate directly. The manual approach which we must use in the absence of electronic bonding is not only labor intensive, but also creates numerous opportunities for:

- errors in providing new service and billing;

- service interruptions;

- poor customer service; and

- increased customer turnover.

These problems create added expenses and decrease customer satisfaction.

Without electronic bonding, confirmation of receipt and installation of orders has taken from two business days to one month. Electronic bonding is expected to improve productivity by decreasing the period between the time of sale and the time a customer's line is installed. During 1999, Allegiance expects to electronically bond with Bell Atlantic in other markets and with other ILECs and extend the functionality of the electronic bonding to pre-ordering, billing and customer service processes. Currently, Allegiance and Bell Atlantic are testing electronic bonding in Boston. Allegiance and Southwestern Bell are now in the process of testing electronic bonding in the Dallas market. The early results of these efforts have been encouraging. For example, so far electronic bonding with Southwestern Bell has required a change to only about 10% of the software coding written on behalf of Allegiance for the Bell Atlantic electronic bonding. Allegiance and Pacific Bell are discussing the possibility of using this same template to pass service requests between these parties. Ameritech has also verbally contacted us regarding the initiation of a project to electronically bond with Allegiance.


Network expenses increased from $.2 million in 1997 to $9.5 million in 1998. This sharp increase is consistent with the deployment of our networks and initiation and growth of our services during 1998. Network expenses represent:

- the cost of leasing high capacity digital lines that interconnect Allegiance's network with ILEC networks;

- the cost of leasing high capacity digital lines that connect Allegiance's switching equipment to Allegiance transmission equipment located in ILEC central offices;

- the cost of leasing local loop lines which connect Allegiance's customers to Allegiance's network;

- the monthly cost of leasing space in ILEC central offices for collocating Allegiance transmission equipment; and

- the cost of leasing Allegiance's nationwide Internet network.

The costs to lease local loop lines and high capacity digital lines from the ILECs vary by ILEC and are regulated by state authorities under the Telecommunications Act of 1996. Allegiance believes that in many instances there are multiple carriers in addition to the ILEC from which it can lease high capacity lines, and that Allegiance can generally lease those lines at lower prices than are charged by the ILEC. Allegiance expects that the costs associated with these leases will increase with customer volume and will be a significant part of its ongoing cost of services. The cost of leasing switch sites are also a significant part of Allegiance's ongoing cost of services.

In constructing its initial switching and transmission equipment for a new market, Allegiance capitalizes only the non-recurring charges associated with its initial network facilities and the monthly recurring costs of those network facilities until the switching equipment begins to carry revenue producing traffic. Typically, the charges for just one to two months are capitalized. We expense the monthly recurring and non-recurring costs resulting from the growth of existing collocation sites, and the costs related to expansion of the network to additional collocation sites in operational markets as we incur these charges.


Property and equipment, net of accumulated depreciation, increased between December 31, 1997 and December 31, 1998, from capital expenditures incurred in building out Allegiance's networks, from developing operations support and other systems required to effectively manage the business and to provide general office space and equipment for employees.


On December 31, 1998, Allegiance transmission equipment was collocated in 101 ILEC central offices. Allegiance anticipates that it will more than double this number of collocations during 1999.

Allegiance is moving to the next stage of its smart build strategy in New York City and Dallas by entering into leases for dark fiber to which Allegiance is installing its own electronic equipment. These leases are accounted for as capital leases. In New York City, Allegiance has entered into an agreement to lease three rings of dark fiber in Manhattan with an extension into Brooklyn. In the Dallas market, Allegiance has reached an agreement to lease one ring of dark fiber in Dallas County. Allegiance anticipates that any future dark fiber leases will have roughly similar terms and conditions and therefore it is likely that such additional dark fiber leases, if any, will also be accounted for as capital leases.

Allegiance must enter into an interconnection agreement with the ILEC in each market to make widespread calling available to Allegiance's customers. These agreements typically set the cost per minute to be charged by each party for the calls that are exchanged between the two carriers' networks. Generally, a carrier must compensate another carrier when a local call by the first carrier's customer terminates on the second carrier's network. These "reciprocal compensation" costs will grow for Allegiance as its customers' outbound call volume grows. We expect these costs to be a major portion of our cost of services. We expect, however, to generate increased revenue from the ILECs as inbound calling volume to our customers increases. If our customers' outbound call volume is equivalent to their inbound call volume, our interconnection costs paid to the ILECs will be substantially offset by the interconnection revenues we receive from them.

Allegiance has entered into one resale agreement with a long distance carrier to provide Allegiance with the ability to provide our customers with long distance service. Allegiance expects to enter into resale agreements for long distance service with other carriers in the future. Such agreements typically provide for the resale of long distance services on a per-minute basis and may contain minimum volume commitments. Allegiance's existing resale agreement, however, does not contain a minimum volume commitment. If Allegiance agrees to minimum volume commitments and fails to meet them, it may be obligated to pay underutilization charges. Under most of these agreements, if a company underestimates its need for transmission capacity and exceeds the maximum amount agreed to under such agreements, it may be required to obtain capacity through more expensive means. The cost of securing long distance service capacity will increase as Allegiance's customers long distance calling volume increases. Allegiance expects that these costs will be a significant portion of its cost of long distance services.


Allegiance's Internet network currently has servers in New York, Dallas and San Francisco. Allegiance is in the process of significantly expanding that network. Allegiance leases high capacity digital lines which comprise this network. These costs will increase as Allegiance opens new markets and connects the additional markets to its Internet network.



Selling, general and administrative expenses increased to $46.1 million in 1998 from just $3.4 million in 1997, which is consistent with the growth of our business. Selling, general and administrative expenses include salaries and related personnel costs, facilities costs, legal and consulting fees. The number of employees increased to 649 as of December 31, 1998, from 40 as of December 31, 1997. As of December 31, 1998, the sales force, including sales manager and sales administrators, had grown to 295. Allegiance did not employ any account executives, major account managers or sales engineers prior to January 1998. During 1999, Allegiance expects the number of its sales personnel to grow significantly. Allegiance currently does not use agents to sell its services nor does it currently use any print or other media advertising campaigns.


As Allegiance continues to grow in terms of number of customers and call volume, we expect that development costs for information systems and ongoing expenses for customer care and billing will increase.



The magnitude of our net loss for 1998 is principally due to the management ownership allocation charge, a non-cash charge to income. Allegiance's original private equity fund investors and its original management team investors owned 95.0% and 5.0%, respectively, of the ownership interests of Allegiance Telecom, LLC, an entity that owned substantially all of Allegiance's outstanding capital stock prior to Allegiance's initial public offering of its common stock. As a result of that offering, the assets of Allegiance Telecom, LLC, which consisted almost entirely of such capital stock, were distributed to the original fund investors and management investors in accordance with the Allegiance Telecom, LLC limited liability company agreement. This agreement provided that the equity allocation between the fund investors and management investors would be 66.7% and 33.3%, respectively, based upon the valuation implied by the initial public offering. Under generally accepted accounting principles, Allegiance recorded the increase in the assets of Allegiance Telecom, LLC allocated to the management investors as a $193.5 million increase in additional paid-in capital. Of this charge, we recorded $122.5 million as a non-cash, non-recurring charge to operating expense and $71.0 million as a deferred management ownership allocation charge. We amortized the deferred charge at $38.0 million and $6.8 million during the third and fourth quarters of 1998, respectively. We will further amortize this deferred charge at $18.8 million, $7.2 million and $.2 million during 1999, 2000, 2001, respectively. This period is the time-frame over which Allegiance has the right to repurchase the securities, at the lower of fair market value or the price paid by the employee, in the event the management employee's employment with Allegiance is terminated.


In addition to the above expenses, Allegiance recognized $5.3 million and $.2 million amortization of deferred stock compensation expense for the years ended December 31, 1998 and 1997, respectively, also non-cash charges. Such deferred compensation was recorded in connection with membership units of Allegiance Telecom, LLC sold to certain management employees and grants to employees under Allegiance's 1997 Stock Option Plan made prior to Allegiance's initial public offering of common stock.

Depreciation expense increased from approximately $13,000 in 1997 to $9.0 million in 1998, consistent with the completion of Allegiance's networks and initiation of services in nine markets by December 31, 1998.

Interest expense for the year ended December 31, 1998 was $39.0 million. There was no interest expense incurred during 1997. Interest expense recorded during 1998 reflects the issuance on February 3, 1998 of 11 3/4% Senior Discount Notes due 2008, and the issuance on July 7, 1998 of 12 7/8% Senior Notes due 2008. See "-- Liquidity and Capital Resources" below for a discussion of these note offerings. Allegiance capitalizes a portion of its interest costs as part of the construction cost of its networks, in accordance with Statement of Financial Accounting Standards No. 34. The amount of interest capitalized during 1998 was $2.8 million. No interest was capitalized during 1997. Interest income during 1998 and 1997 was $19.9 million and $.1 million, respectively, resulting from the investment of excess cash and from U.S. government securities which we purchased and placed in a pledge account to secure the semi-annual payments of interest through May 2001 on the 12 7/8% Senior Notes due 2008.

Allegiance has recorded the potential redemption value of its redeemable warrants in the event that they are redeemed at fair market value in February 2008. Amounts are accreted using the effective interest method and management's estimates of the future fair market value of such warrants when redemption is first permitted. Amounts accreted increase the recorded value of such warrants on the balance sheet and result in a non-cash charge to increase the net loss applicable to Allegiance's common stock. Accretion of $.5 million related to the redeemable warrants has been recorded for the year ending December 31, 1998.

Until the consummation of Allegiance's initial public offering of common stock, Allegiance also recorded the potential redemption values of its redeemable convertible preferred stock, in the event that they would be redeemed at fair market value in August 2004. At the time of the initial public offering, such preferred stock was converted into common stock. Accordingly, the amounts accreted for the redeemable convertible preferred stock were reclassified as an increase to additional paid-in capital in the stockholders' equity section of the balance sheet, and there has been, and will be, no additional accretion of redeemable convertible preferred stock values beyond that point in time. Accretion related to the redeemable convertible preferred stock of $11.5 million was recorded for the year ending December 31, 1998 and $3.8 million was recorded for the year ending December 31, 1997.

Our net loss for 1998, after the non-cash, one-time management allocation charge and amortization of deferred compensation and a portion of the deferred management allocation charge, but before the accretion of the redeemable convertible preferred stock and redeemable warrants, was $246.5 million and was $3.7 million for the period from inception to December 31, 1997. After deducting accretion of preferred stock and warrant values, the net loss applicable to common stock was $258.5 million and $7.5 million for the year ended December 31, 1998 and for the period from inception to December 31, 1997, respectively.


The increase in accumulated deficit is consistent with the net loss for the year ending December 31, 1998. There have been no dividends declared from inception to date and Allegiance does not expect that it will declare any dividends in the foreseeable future.


Many securities analysts use the measure of earnings before deducting interest, taxes, depreciation and amortization, also commonly referred to as "EBITDA," as a way of evaluating a company. Allegiance had EBITDA loss of $45.8 million and $3.6 million for the year ended December 31, 1998 and for the period from inception to December 31, 1997, respectively. In calculating EBITDA, Allegiance also excludes the non-cash charges to operations for management ownership allocation charge and deferred stock compensation expense totaling $172.6 million and $.2 million for the years ended December 31, 1998 and 1997, respectively.

Allegiance expects to continue to experience increasing operating losses and negative EBITDA as a result of its development activities and as it expands its operations. Allegiance does not expect to achieve positive EBITDA in any market until at least its second year of operation in such market.

LIQUIDITY AND CAPITAL RESOURCES



Allegiance's financing plan is predicated on the pre-funding of each market's expansion to positive free cash flow. By using this approach, Allegiance avoids being in the position of seeking additional capital to fund a market after Allegiance has already made significant capital investment in that market. When we raise all required capital prior to making any commitments in a market, we can be opportunistic and raise capital on more favorable terms and conditions.



Allegiance plans to establish networks in the 24 largest U.S. metropolitan markets. We estimate that we will need approximately $750 million to construct these networks and fund our operating losses in these markets to the point of positive free cash flow. We have raised approximately $553.7 million in total capital since our inception.



Allegiance initially raised approximately $50.1 million from certain members of the Allegiance management team and from affiliates of four private equity investment funds with extensive experience in financing telecommunications companies: Madison Dearborn Capital Partners, Morgan Stanley Capital Partners, Frontenac Company and Battery Ventures.



On February 3, 1998, Allegiance raised gross proceeds of approximately $250.5 million in an offering of 445,000 units, each unit consisting of one 11 3/4% note and one redeemable warrant to purchase .0034224719 shares of common stock at an exercise price of $.01 per share, subject to certain antidilution provisions. Net proceeds of approximately $240.7 million were received from this offering. Of the gross proceeds, $242.3 million was allocated to the value of the 11 3/4% notes and $8.2 million was allocated to the redeemable warrants. Each redeemable warrant may now purchase 1.45898399509 shares of common stock at an exercise price of $.01 per share, giving effect to the 426.2953905-for-one stock split in connection with our initial public offering.



The 11 3/4% notes have a principal amount at maturity of $445.0 million and an effective interest rate of 12.45%. The 11 3/4% notes mature on February 15, 2008. From and after February 15, 2003, interest on such notes will be payable semi-annually in cash at the rate of 11 3/4% per annum. The accretion of original issue discount will cause an increase in indebtedness from December 31, 1998 to February 15, 2008 of $174.5 million.



Allegiance completed the initial public offering of its common stock and the offering of the 12 7/8% notes early in the third quarter of 1998. Allegiance raised net proceeds of approximately $124.8 million from the offering of these notes and approximately $137.8 million from its initial public offering of common stock.



The 12 7/8% notes mature on May 15, 2008. Interest on these notes is payable in cash semi-annually, commencing November 15, 1998. The 12 7/8% notes were sold at less than par, resulting in an effective rate of 13.24%, and the value of the 12 7/8% notes is being accreted, using the effective interest method, from the $200.9 million gross proceeds realized at the time of the sale to the aggregate value at maturity, $205.0 million, over the period ending May 15, 2008. In connection with the sale of the 12 7/8% notes, Allegiance purchased U.S. government securities for approximately $69.0 million and placed them in a pledge account to fund interest payments for the first three years the 12 7/8% notes are outstanding. Such securities are reflected in the balance sheet as of December 31, 1998, at accreted value of approximately $62.2 million, $25.5 million of which we classified as current assets and $36.7 million of which we classified in other non-current assets.


Allegiance expended $21.9 million and $113.5 million during 1997 and 1998, respectively, for property, plant, equipment, software and hardware necessary in deploying its networks in nine markets and providing operations and other support systems necessary in conducting its business. Allegiance also used capital during 1998 to fund its operations; excess cash was used to purchase short-term investments and money market investments.


As of December 31, 1998, Allegiance had approximately $405.9 million of cash and short-term investments. This amount excludes the restricted U.S. Government securities that have been placed in a pledge account. Allegiance believes, based on its business plan, that the net proceeds from its current capital raising efforts and senior secured revolving credit facility as well as previous capital raising activities will be more than sufficient to pre-fund its market deployment in all of its 24 targeted markets to the point of positive free cash flow in each of these markets.



On March 19, 1999, Allegiance announced that it intends to offer 10,000,000 shares of its common stock in an underwritten primary offering. On that date, Allegiance also announced that it had entered into an agreement with Goldman Sachs Credit Partners L.P., TD Securities (USA) Inc. and Morgan Stanley Senior Funding, Inc. to arrange a seven year senior secured revolving credit facility to a subsidiary of Allegiance Telecom, Inc. These banks have received commitments for this facility aggregating in excess of $200.0 million from various lenders. This revolving facility would be available, subject to satisfaction of certain terms and conditions, to provide purchase money financing for the acquisition, construction and improvement of telecommunications assets by Allegiance's operating subsidiaries. Borrowings under the facility will not be available to us until we reach certain financial and operating objectives, and then will only be available to the extent we have achieved certain further objectives and have maintained certain financial ratios and covenants. Based on Allegiance's current business plan, the facility is expected to be undrawn until 2000.



The facility will be structurally senior to all of Allegiance's 12 7/8% notes and 11 3/4% notes issued in 1998. The lenders will have a first priority security interest in all of Allegiance's assets. Interest rates under the facility will be tied to the level of debt compared to the level of equity and is initially expected to be the London Interbank Offering Rate + 3.75%. The commitment fee on the undrawn portion of the facility is initially expected to be 1.50% of the total amount of the facility, with step-downs based on utilization. The facilities will be also be subject to certain representations, warranties, covenants and events of default customary for credits of this nature and otherwise agreed upon by the parties. We expect that this facility will close in April 1999. See the section titled "Description of Certain
Indebtedness -- Revolving Credit Facility" for a further discussion of this credit facility.



We believe that the proceeds from the anticipated offering of our common stock and senior credit facility, together with existing capital resources, will be sufficient to pre-fund market deployment in all of our 24 targeted markets. However, we may decide to seek additional capital in the future to expand our business and sources of additional financing may include vendor financing and/or the private or public sale of Allegiance's equity or debt securities. We cannot assure you, however, that such financing will be available at all or on terms acceptable to Allegiance, or that Allegiance's estimate of additional funds required is accurate.


The actual amount and timing of Allegiance's future capital requirements may differ materially from its estimates as a result of, among other things:

- the cost of the development of its networks in each of its markets;

- a change in or inaccuracy of its development plans or projections that leads to an alteration in the schedule or targets of its roll-out plan;

- the extent of price and service competition for telecommunications services in its markets;

- the demand for its services;

- regulatory and technological developments, including additional market developments and new opportunities, in Allegiance's industry; and

- the consummation of acquisitions.

Allegiance's cost of rolling out its networks and operating its business, as well as its revenues, will depend on a variety of factors, including:

- its ability to meet its roll-out schedules;

- its ability to negotiate favorable prices for purchases of equipment;

- its ability to develop, acquire and integrate the necessary operations support systems and other back office systems;

- the number of customers and the services for which they subscribe;

- the nature and penetration of new services that Allegiance may offer; and

- the impact of changes in technology and telecommunication regulations.

As such, actual costs and revenues may vary from expected amounts, possibly to a material degree, and such variations are likely to affect Allegiance's future capital requirements.

IMPACT OF THE YEAR 2000

The "year 2000" issue generally describes the various problems that may result from the improper processing of dates and date-sensitive transactions by computers and other equipment as a result of computer hardware and software using two digits to identify the year in a date. If a computer program or other piece of equipment fails to properly process dates including and after the year 2000, date-sensitive calculations may be inaccurate. The failure to process dates could result in network and system failures or miscalculations causing disruptions in operations including, among other things, a temporary inability to process transactions, send invoices or engage in other routine business activities.

State of Readiness. Generally, Allegiance has identified two areas for year 2000 review: internal systems and operations, and external systems and services. As a new enterprise, Allegiance does not have older systems that are not year 2000 ready. As it develops its network and support systems, Allegiance intends to ensure that all systems will be year 2000 ready. Allegiance is purchasing its operations support systems with express specifications, warranties and remedies that all systems be year 2000 ready. In addition, Allegiance requires all vendors supplying third party software and hardware to warrant year 2000 readiness. However, there can be no assurance until the year 2000 that all systems will then function adequately. Also, Allegiance intends to sell its telecommunications services to companies that may rely upon computerized systems to make payments for such services, and to interconnect certain portions of its network and systems with other companies' networks and systems. These transactions and interactions could expose Allegiance to year 2000 problems.

Allegiance is in the process of conducting a company-wide inventory of all computer systems on which the company relies, both within and outside of Allegiance. This inventory is scheduled to be completed by the end of May 1999. Allegiance will use this inventory to contact its external suppliers, vendors and providers to obtain information about their year 2000 readiness and, based on that information, will assess the extent to which these external information technology and non-information technology systems, including embedded technology, could cause a material adverse effect on Allegiance's operations in the event that the systems fail to properly process date-sensitive transactions after December 31, 1999.

Allegiance's assessment of its year 2000 readiness will be ongoing as it continues to develop its own operations support system and becomes reliant on the systems of additional third parties as a result of the geographic expansion of its business into additional markets. As a result, Allegiance may in the future identify a significant internal or external year 2000 issue which, if not remedied in a timely manner, could have a material adverse effect on Allegiance's business, financial condition and results of operations.

Costs to Address Year 2000 Issues. Other than time spent by Allegiance's internal information technology and other personnel, Allegiance has not incurred any significant costs in identifying year 2000 issues. Allegiance does not anticipate any significant costs to make its internal systems year 2000 compliant because it does not expect any remediation to be required and does not expect to make material expenditures for outside consultants to assist Allegiance in its effort to address year 2000 issues. Because no material year 2000 issues have yet been identified in connection with external sources, Allegiance cannot reasonably estimate costs that may be required for remediation or for implementation of contingency plans. As Allegiance gathers information relating to external sources of year 2000 issues, Allegiance will reevaluate its ability to estimate costs associated with year 2000 issues. There can be no assurance that as additional year 2000 issues are addressed, Allegiance's costs to remediate such issues will be consistent with its historical costs.

Risks of Year 2000 Issues. Allegiance cannot reasonably ascertain the extent of the risks involved in the event that any one system fails to process date-sensitive calculations accurately because it has not identified any material year 2000 issues. Potential risks include:

- the inability to process customer billing accurately or in a timely manner;

- the inability to provide accurate financial reporting to management, auditors, investors and others;

- litigation costs associated with potential suits from customers and investors;

- delays in implementing other information technology projects as a result of work by internal personnel on year 2000 issues;

- delays in receiving payment or equipment from customers or suppliers as a result of their systems' failure; and

- the inability to occupy and operate in a facility.

Any one of these risks, if they materialize, could individually have a material adverse effect on Allegiance's business, financial condition or results of operations.

All of Allegiance's information technology and non-information technology systems and products relating to Allegiance's external issues are manufactured or supplied by other companies outside of Allegiance's control. As a result, we cannot assure you that the systems of any of those companies will be year 2000 ready. In particular, Allegiance will be dependent upon other ILECs, long distance carriers and other companies for interconnection and completion of off-network calls. These interconnection arrangements are material to Allegiance's ability to conduct its business and failure by any of these providers to be year 2000 ready may have a material adverse effect on Allegiance's business in the affected market. Moreover, although Allegiance has taken every precaution to purchase its internal systems to be fully year 2000 ready, there can be no assurance that every vendor will fully comply with the contract requirements. If some or all of Allegiance's internal and external systems fail or are not year 2000 ready in a timely manner, there could be a material adverse effect on Allegiance's business, financial condition or results of operations.

Contingency Plans. Even though Allegiance has not identified any specific year 2000 issues, Allegiance believes that the design of its networks and support systems could provide Allegiance with certain operating contingencies in the event material external systems fail. In all of its markets, however, Allegiance has or intends to establish interconnection agreements with the ILECs and other regional and international carriers. If one of these carriers fails for any reason, including year 2000 problems, there may be little Allegiance can do to mitigate the impact of such a failure on Allegiance's operations. Allegiance has attempted to ensure that its own operating facilities and systems are fully backed up with auxiliary power generators capable of operating all equipment and systems for indeterminate periods should power supplies fail, subject to the availability of fuel to run these generators. Allegiance also has the ability to relocate headquarters and administrative personnel to other Allegiance facilities should power and other services at its Dallas headquarters fail. Because of the inability of Allegiance's contingency plans to eliminate the negative impact that disruptions in ILEC service or the service of other carriers would create, there can be no assurance that Allegiance will not experience numerous disruptions that could have a material effect on Allegiance's operations and its ability to service its indebtedness.

                                    BUSINESS

OVERVIEW

Allegiance seeks to be a premier provider of telecommunications services to business, government and other institutional users in 24 of the largest major metropolitan areas across the United States. Allegiance offers an integrated set of telecommunications products and services including local exchange, local access, domestic and international long distance, enhanced voice, data and a full suite of Internet services. Allegiance generally prices these services at a discount of 5% to 15% below the prices charged by the incumbent local exchange carriers. Allegiance was founded in April 1997 by a management team led by Royce
J. Holland, the former President, Chief Operating Officer and co-founder of MFS Communications, and Thomas M. Lord, former Managing Director of Bear, Stearns & Co. Inc., where he specialized in the telecommunications, information services and technology industries.

Allegiance believes that the Telecommunications Act, by opening the local exchange market to competition, has created an attractive opportunity for new facilities-based competitive local exchange carriers like Allegiance. Most importantly, the Telecommunications Act stated that these carriers, known as CLECs, should be able to lease the various elements of the ILECs' networks, which are necessary for the cost-effective provision of service. This aspect of the Telecommunications Act, which is referred to as "unbundling" the ILEC networks, has enabled Allegiance to deploy digital switches with local and long distance capability and lease fiber optic lines from the ILECs, other CLECs, and other telecommunications companies to connect Allegiance's switch with its transmission equipment located in ILEC central offices. Once traffic volume growth justifies further capital investment, Allegiance may lease unused fiber to which Allegiance adds its own electronic transmission equipment.

Allegiance has developed procedures, together with its back office systems vendors, MetaSolv, DSET, Lucent and Intertech, that it believes will provide it with a significant competitive advantage in terms of reducing costs, processing large order volumes and providing customer service. Back office systems enable a phone company to enter, schedule and track a customer's order from the point of sale to the installation and testing of service. These systems also include or interface with trouble management, inventory, billing, collection and customer service systems.

Allegiance is determined to achieve electronic bonding, the on-line and real-time connection of Allegiance's operations support systems with those of the ILECs, with each of the incumbent telecommunications companies in most of its markets by the end of 1999. On January 8, 1999, Allegiance and Bell Atlantic became the first major facilities-based CLEC and ILEC to formally engage in electronic bonding after working since April 1998 to develop the necessary software and processes. This will allow Allegiance to create service requests on-line, leading to faster installations of customer orders through a reduction in errors associated with multiple manual inputs. Allegiance expects electronic bonding to improve productivity by decreasing the period between the time of sale and the time a customer's line is installed in the Allegiance network. In addition, Allegiance expects that the simplified process will reduce selling, general and administrative costs.

Allegiance believes that it will be some time before many other CLECs and telecommunications service companies will be able to implement similar electronic bonding systems. Unlike Allegiance, which is a new company designing its systems specifically for electronic bonding, most of these other carriers have systems that have been in place for years and already support a large number of customers with ongoing service. Updating these systems can therefore disrupt service and be much more costly and time consuming.

Allegiance intends to continue network deployment of its initial 24 markets. Allegiance estimates that these 24 markets will include more than 21 million non-residential access lines. According to Allegiance estimates, this represents approximately 44.7% of the total non-residential access lines in the U.S. With a strategy focusing on the central business districts and suburban commercial districts in these areas, Allegiance plans to address a majority of the non-residential access lines in most of its targeted markets.


As of March 15, 1999, Allegiance was operational in eleven markets: New York City, Dallas, Atlanta, Fort Worth, Chicago, Los Angeles, San Francisco, Boston, Oakland, Philadelphia and Washington, D.C. As of such date, Allegiance was in the process of deploying networks in six other markets: Houston, Long Island, Northern New Jersey, Orange County, San Diego, and San Jose.


BUSINESS STRATEGY

To accomplish its goal of becoming a premier provider of telecommunications services to business, government, and other institutional users in U.S. metropolitan areas, Allegiance has developed a customer-focused business strategy designed to achieve significant market penetration and deliver superior customer care while maximizing operating margins. The key components of this strategy include the following:

Leverage Proven Management Team. Allegiance's veteran management team has extensive experience and past successes in the CLEC industry. Allegiance believes that its ability to combine and draw upon the collective talent and expertise of its senior management gives it a competitive advantage in the effective and efficient execution of network deployment, sales, provisioning, service installation, billing and collection, and customer service functions. Allegiance's Chairman and Chief Executive Officer, Royce J. Holland, has more than 25 years of experience in the telecommunications and energy industries, including as President, Chief Operating Officer, and co-founder of MFS Communications, one of the first companies to compete with the existing telephone companies that enjoyed a monopoly in providing local phone service. Under his leadership, MFS Communications grew from a start-up operation to become the largest competitor to the existing incumbent local exchange carriers. It grew to $1.1 billion in revenues before its acquisition by WorldCom, Inc. in 1996. Dan Yost, the President and Chief Operating Officer of Allegiance, has more than 26 years of telecommunications industry experience, including experience as President and Chief Operating Officer of Netcom On-Line Communications Services, Inc. from July 1997 to February 1998, and as President, Southwest Region of AT&T Wireless Services, Inc. from June 1994 to July 1997. Other key Allegiance executives have significant experience in the critical functions of network operations, sales and marketing, back office and operations support systems, finance and regulatory affairs.


Target Customers with Integrated Service Offerings. Allegiance focuses principally on customers in the business, government and other institutional market segments. The majority of our customers are small and medium-sized businesses, to which we offer "one-stop shopping" by giving them the ability to purchase a comprehensive package of communications services from a single supplier. We also offer convenient integrated billing and a single point of contact for sales and service. We offer the following services in most of our markets:

- local and long distance services,

- local area network interconnection,

- frame relay, a high speed data service used to transmit data between computers and designed to operate at higher speeds,

- Internet services,

- Integrated Services Digital Network ("ISDN"), an internationally agreed upon standard which, through special equipment, allows two-way, simultaneous voice and data transmission in digital formats over the same transmission line,

- Digital Subscriber Lines ("DSL"), which allow high speed digital connection for carrying voice and data traffic over copper lines,

- Web page design, and

- Web server hosting.

These comprehensive services are generally not available from the ILECs, or available only at high prices. By offering a comprehensive package of communications services together with traditional local and long distance services, we believe that we can accelerate our ability to establish new customer accounts and reduce the number of customers who discontinue our services and switch to other telecommunications providers.

For large businesses and government and other institutional users, which typically obtain telecommunications services from a variety of suppliers, we focus primarily on capturing a significant portion of these customers' local exchange, intraLATA toll, which are the calls that fall within a local service area, and data traffic. Although we will principally target end-users in markets where we believe we can achieve significant market penetration by providing superior customer care at competitive prices, we may augment our core business strategy by selectively supplying wholesale services including equipment collocation and facilities management services to Internet service providers.

Utilize "Smart Build" Strategy to Maximize Speed to Market and Minimize Investment Risk. We will continue to pursue what we refer to as a "smart build" strategy. Under this strategy, we

- purchase and install switches;

- locate our equipment in the central office facilities of incumbent local exchange carriers; and

- lease unbundled network elements from the incumbent local exchange carriers until growth justifies our ownership of additional network assets.

Once traffic volume justifies further investment, we may then lease dark fiber or construct our own fiber network.

We believe that this smart build strategy offers a number of economic benefits. First, the strategy allows us to enter into a new market in a six- to nine-month time frame, less than half the 18-24 months generally required under the traditional "build first, sell later" approach required before the Telecommunications Act established a framework for CLECs to acquire unbundled network elements. We believe that this smart build strategy has the additional advantage of reducing initial capital requirements in each market, allowing us to focus our initial capital resources on the critical areas of sales, marketing and operations support systems, instead of on constructing extensive fiber optic networks to each customer.

We are currently implementing this smart build strategy in all of our networks where we lease high capacity circuits to connect the central office facilities of incumbent local exchange carriers with our switches. In New York City, we are moving to the next stage of our smart build strategy, by leasing a thirty-mile dark fiber ring in Manhattan which extends into Brooklyn. We are in the process of leasing a dark fiber ring in the Dallas market.

Achieve Broad Coverage of Attractive Areas within Each Targeted Market. As a result of the substantial up-front capital requirements necessary to construct metropolitan area fiber networks, CLECs have traditionally limited their initial networks to highly concentrated downtown areas, which limits their ability to provide service to customers in other attractive, but geographically dispersed, markets. We prepare a detailed, "bottoms-up" analysis of a market's local exchange areas using FCC and demographic data. We use this analysis, together with estimates of the costs and potential benefits of addressing particular service areas to:

- identify attractive markets;

- determine the optimal concentration of areas to be served; and

- develop our schedule for deploying and expanding our network.

This will enable us to address the most attractive service areas throughout each of our target markets, such as suburban business parks and concentrated downtown areas, without having to construct our own fiber network to the customer premises in each of these areas.

Maximize Operating Margins by Emphasizing Facilities-Based Services. We believe that by using our own facilities to provide local exchange, local access, and long distance service, we should generate significantly higher gross margins than we could obtain by reselling services provided entirely on another carrier's facilities. As a result, we focus our marketing activities on areas where we can serve customers through a direct connection using unbundled loops or high capacity circuits connected to our facilities. We generally resell ILEC services only to provide comprehensive geographical service coverage to customers with multiple sites where the customer is physically connected to our switches and which can be addressed by our facilities-based services, and a few off-switch sites, which can be addressed only by reselling ILEC services.

Build Market Share by Focusing on Direct Sales. We use a direct sales force to sell directly to customers and provide them personalized customer care through a single point of contact. By using this approach, we hope to maximize our market share, particularly among small and medium-sized businesses. We believe that ILECs have generally neglected to target small and medium-sized business customers with direct sales efforts. Our sales management team is composed of executives with experience in managing a large number of direct sales specialists in the telecommunications and data networking industries. Additionally, we believe that we can attract and retain highly qualified sales and support personnel by offering them the opportunity to:

- work with an experienced and success-proven management team in building a developing, entrepreneurial company;

- market a comprehensive set of products and services and customer care options; and

- participate in the potential economic returns made available through a results-oriented compensation package emphasizing sales commissions and stock options.

Develop Efficient Automated Back Office Systems. We intend to automate most of the processes involved in switching a customer to our networks. Our goal is to accelerate the time between customer order and service installation, reduce overhead costs and improve customer service. To achieve this goal, we are developing, acquiring and integrating information technology systems to support our operations, and we are establishing an electronic bonding arrangement with the incumbent local exchange carriers. To address these critical issues, we have hired an experienced team of engineering and information technology professionals. This team is working to develop, with the assistance of key third party vendors, operations support systems that synchronize multiple tasks such as provisioning, customer service and billing and provide management with timely operating and financial data to most efficiently direct network, sales and customer service resources. In addition, with electronic bonding, we should be able to provide better customer care since we will be able to more readily pinpoint any problems with a customer's order. See "-- Information Systems" for a discussion of electronic bonding.

Expand Customer Base Through Potential Acquisitions. We plan to pursue strategic acquisitions to accelerate our market penetration, expand our customer base, and acquire additional experienced management.

MARKET OPPORTUNITY

U.S. Census Bureau data indicates that the United States communications services market, including cable television, but excluding Internet access and content, in 1997 totaled approximately $256 billion in annual revenue. As depicted on the chart below, wireline telecommunications services, other than Internet access and content, purchased by non-residential users accounted for about 44%, or approximately $113 billion, of the total U.S. market in 1997:

                        [US COMMUNICATIONS MARKET GRAPH]

The major segments of the non-residential wireline telecommunications services market, based on U.S. Census Bureau data, are as follows:

           [NON-RESIDENTIAL WIRELINE TELECOMMUNICATIONS MARKET GRAPH]

Traditional voice traffic accounted for the vast majority of non-residential communications revenue in 1997, with local exchange and exchange access accounting for over half of the total non-residential wireline telecommunications market, excluding Internet access and content. Due to its rapid growth, estimates of data and Internet services revenue are not as well established as those relating to traditional voice traffic communications. However, Allegiance believes that a significant market opportunity exists for providers of non-residential Internet services.

Allegiance believes that the rapid opening of the local market to competition, accelerated growth rates in local traffic related to increases in Internet access, the desire for multiple suppliers by large businesses, and the desire for "one-stop shopping" by small and medium-sized businesses and consumers, presents an opportunity for new entrants to achieve product differentiation and significant penetration into this very large, established market. Success in this environment will, in the opinion of management, depend primarily on speed-to-market, marketing creativity, superior customer service, and a CLEC's ability to provide competitively priced services rapidly and accurately and to issue concise, accurate integrated billing statements.

ALLEGIANCE'S TELECOMMUNICATIONS SERVICES

Allegiance intends to tailor its service offerings to meet the specific needs of the business, government, and other institutional customers in its target markets. Management believes that Allegiance's close contact with customers from its direct sales force and customer care personnel will enable it to tailor its service offerings to meet customers' needs and to creatively package its services to provide "one-stop shopping" solutions for those customers. Allegiance plans to offer the following services:

Local Exchange Services. Allegiance plans to offer in all of its target markets, local telephone services, including local dial tone as well as enhanced features such as:

- call forwarding;

- call waiting;

- dial back;

- caller ID; and

- voice mail.

By offering dial tone service, Allegiance will also receive originating and terminating access charges for interexchange calls placed or received by its subscribers.

Private Branch Exchange/Shared Tenant Services. In areas where telephone density is high and most telephone customers desire similar services, such as office buildings, apartments, condominiums or campus-type environments, a private branch exchange or services such as Centrex are among the most efficient means of providing telephone services. A private branch exchange, also known as "PBX," is a switching system located within an office building and owned by a customer which allows calls from the outside to be routed directly to the individual instead of through a central number. PBX also allows for calling within an office by way of four digit extensions. Centrex is a service that offers features similar to those of a PBX, except that the switching equipment is located at the telephone carrier's premises and not at the customer's premises. The use of the Centrex service eliminates the need for large capital expenditures on a PBX. Allegiance intends to offer these services in areas where market potential warrants.

Integrated Services Digital Network and High Speed Data Services. Allegiance offers high speed data transmission services, such as:

- wide area network interconnection, which are remote computer communications systems that allow file sharing among geographically distributed workgroups; wide area networks typically use links provided by local telephone companies; and

- broadband Internet access, also known as "wideband," which allows large quantities of data to be transmitted simultaneously.

These services may be provided via frame relay and dedicated point-to-point connections. In order to provide these services, Allegiance intends to utilize leased high capacity connections, such as multiple DS-1, DS-3, T1 or T3 connections, to medium- and large-sized business, government, and other institutional customers. Allegiance may also employ DSL and/or ISDN connections over unbundled copper wire connections to smaller business users whose telecommunications requirements may not justify such high capacity connections or which are located in areas where T1 connections are not available.

Interexchange/Long Distance Services. Allegiance will offer a full range of:

- domestic long distance services, such as:

  -- interLATA, which are calls that pass one "Local Access and Transport Area" or "LATA" to another, and such calls must be carried across the LATA boundary by a long-distance carrier, and

  -- intraLATA, which is a call that falls within the local service area of a single local telephone company, and

- international long distance services.

These services will include "1+" outbound calling, inbound toll free service, and such complementary services as calling cards, operator assistance, and conference calling.

Enhanced Internet Services. Allegiance will offer dedicated and dial-up high speed Internet access services via conventional modem connections, ISDN, DSL, and T1 and higher speed dedicated connections. Dedicated services are telecommunications lines dedicated or reserved for use by particular customers.

Web Site Design and Hosting Services. Allegiance offers Web site design services and Web site hosting on its own computer servers to provide customers with a complete, easy to use key solution that gives them a presence on the World Wide Web.

Facilities and Systems Integration Services. Allegiance assists individual customers with the:

- design and implementation of complete, easy to use solutions in order to meet their specific needs, including the selection of the customer's premises equipment, interconnection of local area networks and wide area networks, and

- implementation of virtual private networks. Virtual private networks simulate private line networks without actually building a private network and offer special services such as abbreviated dialing, where a customer can call between offices in different area codes without having to dial all eleven digits.

Wholesale Services to Internet Service Providers. Allegiance believes that with the recent growth in demand for Internet services, numerous Internet service providers are unable to obtain network capacity rapidly enough to meet customer demand and eliminate network congestion problems. Allegiance plans to supplement its core customer product offerings by providing a full array of local services to Internet service providers, including telephone numbers and switched and dedicated access to the Internet.

SALES AND CUSTOMER SUPPORT

Allegiance offers an integrated package of local exchange, local access, domestic and international long distance, enhanced voice, data transmission, and a full suite of Internet services to small and medium-sized businesses. Unlike large corporate, government, or other institutional users, small and medium-sized businesses often have no in-house telecommunications manager. Based on management's previous experience, Allegiance believes that a direct sales and customer care program focusing on complete, "one-stop shopping" solutions will have a competitive advantage in capturing this type of customer's total telecommunications traffic.

Although the vast majority of Allegiance's sales force is focused primarily on the small and medium-sized business segment, Allegiance also provides services to large business, government, and other institutional users, as well as to Internet service providers, and expects that a significant portion of its initial revenue will come from these segments. Therefore, Allegiance has organized its sales and customer care organizations to serve each of these three market segments. Sales and marketing approaches in the telecommunications market are market-segment specific, and Allegiance believes the following are the most effective approaches with respect to its three targeted market segments:

- Small/medium business -- Allegiance uses direct sales.

- Large business, government, and other institutional users -- Allegiance uses account teams, established business relationships, applications sales, is an exhibitor at trade shows, and technical journal articles.

- Wholesale carriers, primarily Internet service providers -- Allegiance uses direct sales, established business relationships, and competitive pricing.

Allegiance organizes account executives into teams of six to eight persons with a team manager and a sales support specialist. These teams utilize telemarketing to "qualify" leads and set up initial appointments. Allegiance closely manages account executives with regard to the number of sales calls per week, with the goal of eventually calling on every prospective business customer in an account executive's sales territory. Allegiance uses commission plans and incentive programs to reward and retain the top performers and encourage strong customer relationships. The sales team managers for each market report to a city sales vice president who in turn reports to a regional vice president.

Allegiance's wholesale sales to local and regional Internet service providers are performed by account executives reporting to the vice president of national accounts. Account executives reporting to the vice president of national accounts will handle large national Internet service providers. The vice president of national accounts also has responsibility for large corporate, government, and other institutional accounts, with designated national account managers and sales support personnel assigned to the major accounts. Unlike the small and medium-sized business segment, the national account program is being built by recruiting national account managers with established business relationships with large corporate accounts, supported by technical applications personnel and customer care specialists.

INFORMATION SYSTEMS

Allegiance is currently developing tailored information systems and procedures for operations support and other back-office systems that it believes will provide a significant competitive advantage in terms of cost, processing large order volumes, and customer service. These systems are required to enter, schedule, provision, and track a customer's order from the point of sale to the installation and testing of service and also include or interface with trouble management, inventory, billing, collection and customer service systems. The existing systems currently employed by most ILECs, CLECs and long distance carriers, which were developed prior to the passage of the Telecommunications Act, generally require multiple entries of customer information to accomplish order management, provisioning, switch administration and billing. This process is not only labor intensive, but it creates numerous opportunities for errors in provisioning service and billing, delays in installing orders, service interruptions, poor customer service, increased customer turnover, and significant added expenses due to duplicated efforts and decreased customer satisfaction.

Allegiance believes that the practical problems and costs of upgrading existing systems are often prohibitive for companies whose existing systems support a large number of customers with ongoing service. Unburdened by having to work with existing systems designed prior to the expanded interaction between CLECs and ILECs introduced by the Telecommunications Act, Allegiance's team of engineering and information technology professionals experienced in the CLEC industry is working to develop operations support and other back office systems designed to facilitate a smooth, efficient order management, provisioning, trouble management, billing and collection, and customer care process. See "Risk Factors -- We Are Dependent on Effective Billing, Customer Service and Information Systems and We May Have Difficulties in Developing These Systems."

Order Management. Allegiance has signed a contract with MetaSolv to license its order management software. This product allows the sales team not only to enter customer orders onsite, via computer and/or over the Internet, but also to monitor the status of the order as it progresses through the service initiation process.

Provisioning Management. The licensed order management software also supports the design and management of the provisioning process, including circuit design and work flow management. The system has been designed to permit programming into the system of a standard schedule of tasks which must be accomplished in order to initiate service to a customer, as well as the standard time intervals during which each such task must be completed. This way, when a standard order is selected in the system, each required task in the service initiation process can be efficiently managed to its assigned time interval.

External Interfaces. Several external interfaces are required to initiate service for a customer. While some of these are automated via gateways from the order management software, the most important interfaces, those to the ILEC, have generally been accomplished via fax or e-mail. In an effort to make this process more efficient, Allegiance and Bell Atlantic announced on January 8, 1999, the first implementation of electronic bonding between the operations support system of a facilities-based CLEC and an ILEC.

Electronic bonding will allow Allegiance to access data from the ILEC, submit service requests electronically, and more quickly attend to errors in the local service request form because an order is bounced back immediately if the ILEC determines that there is a mistake. As a result, Allegiance expects to be able to eventually reduce the time frame required to switch service to Allegiance from approximately 25 business days to as low as five business days, as compared to three days currently required to switch to a new long distance carrier. Electronic bonding should also enable Allegiance to improve its ability to provide better customer care since Allegiance will more readily be able to pinpoint where any problems may have occurred with a customer's order.

Network Element Administration. Allegiance has signed a contract with a vendor to license their software for administrating each element of the Allegiance network. Allegiance is currently developing an interface between its order management system and the network element manager to integrate data integrity and eliminate redundant data entry.

Customer Billing. Allegiance has selected a billing services provider which credits the collections made to Allegiance's lock-box. Customer information will be electronically interfaced with this provider from Allegiance's order management system via a gateway being developed, thereby integrating all repositories of information.

Billing Records. Local and intraLATA billing records are generated by the Lucent Series 5ESS(R)-2000 switches to record customer calling activity. InterLATA billing records are generated by the long distance carrier with whom Allegiance has a resale agreement, to record customer calling activity. These records will be automatically processed by the billing services provider in order to calculate and produce bills in a customer-specified billing format.

NETWORK DEPLOYMENT


As of March 15, 1999, Allegiance was operational in eleven markets: New York City, Dallas, Atlanta, Fort Worth, Chicago, Los Angeles, San Francisco, Boston, Oakland, Philadelphia and Washington, D.C. As of such date, Allegiance was in the process of deploying networks in six other markets: Houston, Long Island, Northern New Jersey, Orange County, San Diego, and San Jose.


The following table sets forth the initial markets targeted by Allegiance and the current buildout schedule. The order and timing of network deployment may vary and will depend on a number of factors, including recruiting city management, the regulatory environment, Allegiance's results of operations and the existence of specific market opportunities, such as acquisitions. Allegiance may also elect not to deploy networks in each such market.

                       MARKET SIZE AND BUILDOUT SCHEDULE

                           ESTIMATED TOTAL NON-          % OF TOTAL U.S. NON-        INITIAL FACILITIES-
        MARKET          RESIDENTIAL ACCESS LINES(1)   RESIDENTIAL ACCESS LINES(2)   BASED SERVICE DATE(3)
        ------          ---------------------------   ---------------------------   ---------------------
                                (THOUSANDS)
New York City.........             3,298(4)                       6.7%(4)              March 1998
Dallas, TX............               867(5)                       1.8%(5)              April 1998
Atlanta, GA...........               612                          1.2%                 April 1998
Fort Worth, TX........                --(5)                         --(5)               July 1998
Chicago, IL...........             1,951                          4.0%               September 1998

                           ESTIMATED TOTAL NON-          % OF TOTAL U.S. NON-        INITIAL FACILITIES-
        MARKET          RESIDENTIAL ACCESS LINES(1)   RESIDENTIAL ACCESS LINES(2)   BASED SERVICE DATE(3)
        ------          ---------------------------   ---------------------------   ---------------------
                                (THOUSANDS)
Los Angeles, CA.......             3,430(6)                       7.0%(6)             October 1998
San Francisco, CA.....             2,148(7)                       4.4%(7)             November 1998
Boston, MA............               649                          1.3%                December 1998
Oakland, CA...........                --(7)                         --(7)             December 1998
Philadelphia, PA......             1,754                          3.6%                February 1999
Washington, D.C.......               871                          1.8%                 March 1999
Northern New Jersey...                --(4)                         --(4)                 1999
Houston, TX...........               765                          1.6%                    1999
Orange County, CA.....                --(6)                         --(6)                 1999
San Jose, CA..........                --(7)                         --(7)                 1999
San Diego, CA.........               790                          1.6%                    1999
Long Island, NY.......                --(4)                         --(4)                 1999
Baltimore, MD.........               639                          1.3%                    1999
Detroit, MI...........               821                          1.7%                    1999
Denver, CO............               632                          1.3%                    2000
Seattle, WA...........               779                          1.6%                    2000
Cleveland, OH.........               654                          1.3%                    2000
Miami, FL.............               769                          1.6%                    2000
St. Louis, MO.........               449                          0.9%                    2000
                                  ------                         -----
          Total.......            21,878                         44.7%


-------------------------

(1) Data as of December 31, 1996.

(2) Based on an estimated 49.0 million U.S. non-residential access lines as of December 31, 1996.

(3) Refers to the first month during which Allegiance could offer facilities-based service or the year during which Allegiance expects to be able to offer facilities-based service based on its current business plan.

(4) Data for New York City also includes Northern New Jersey and Long Island,
    NY.

(5) Data for Dallas, TX also includes Fort Worth, TX.

(6) Data for Los Angeles, CA also includes Orange County, CA.

(7) Data for San Francisco, CA also includes San Jose, CA and Oakland, CA.

In the majority of its targeted markets, Allegiance will initially deploy switches and collocate transmission equipment in ILEC central offices with heavy concentrations of non-residential access lines. Over time, Allegiance plans to expand its networks throughout the metropolitan areas to address the majority of the business market in each area. In some markets, such as Northern New Jersey, Allegiance will not initially deploy its own switch, but will deploy transmission equipment in major central offices and route traffic to an existing Allegiance switch until traffic growth warrants the addition of a switch to service that market.

NETWORK ARCHITECTURE


An important element of Allegiance's smart build strategy is the installation of Lucent Series 5ESS(R)-2000 digital switches and related equipment at a central location in each market. As of March 15, 1999, Allegiance had deployed 9 switches to serve 11 markets: New York City, Dallas, Atlanta, Chicago, Los Angeles, San Francisco, Fort Worth, Oakland, Boston, Philadelphia and Washington, D.C. As of such date, Allegiance was installing additional switches in Houston and San Diego.


Initially, Allegiance intends to lease local network trunking facilities from the ILEC and/or one or more CLECs in order to connect Allegiance's switch to major ILEC central offices serving the central business district and outlying areas of business concentrations in each market. The switch will also be connected to ILEC tandem switches and certain interexchange carrier points-of-presence, the equivalent of a local phone company's central office. To access the largest number of customers possible without having to lay fiber to each of their premises, Allegiance will also locate access equipment such as integrated digital loop carriers and related equipment in each of the ILEC central offices in which it is connected.

As each customer is signed up, service will be provided by leasing unbundled loops from the ILEC to connect Allegiance's integrated digital loop carriers located in the serving central office to the customer premise equipment. For large business, government, or other institutional customers or for numerous customers located in large buildings, it may be more cost-effective for Allegiance to use leased ILEC or CLEC capacity in the 1.5 to 150 megabit range, or perhaps a wireless local loop leased from one of the emerging wireless CLECs, to connect the customer(s) to the Allegiance network. In this case, Allegiance will locate its integrated digital loop carriers or other equipment in the customer's building.

Although Allegiance will initially lease its local network transmission facilities, Allegiance plans to replace leased capacity with its own fiber optic facilities as and when it experiences sufficient traffic volume growth between its switch and specific ILEC central offices or as other factors make these arrangements more attractive.

IMPLEMENTATION OF SERVICES


To offer services in a market, Allegiance generally must secure certification from the state regulator and typically must file tariffs or price lists for the services that it will offer. The certification process varies from state to state; however, the fundamental requirements are largely the same. State regulators require new entrants to demonstrate that they have secured adequate financial resources to establish and maintain good customer service. New entrants must also show that they possess the knowledge and ability required to establish and operate a telecommunications network. Allegiance has made such demonstrations in Texas, Georgia, California, Illinois, Maryland, New York, New Jersey, Virginia, Massachusetts and Washington, D.C., where Allegiance has obtained certificates to provide local exchange and intrastate toll services. Applications for such authority are pending in Colorado, Michigan, Washington and Pennsylvania, where Allegiance has obtained interim operating authority. Allegiance intends to file similar applications in the near future in Ohio, Missouri and Florida.

Before providing local service, a new entrant must negotiate and execute an interconnection agreement with the ILEC. While such agreements can be voluminous and may take months to negotiate, most of the key interconnection issues have now been thoroughly addressed and commissions in most states have ruled on arbitrations between the ILECs and new entrants. However, interconnection rates and conditions may be subject to change as the result of future commission actions or other changes in the regulatory environment. Under a recent United States Supreme Court ruling, new entrants may adopt either all or portions of an interconnection agreement already entered into by the ILEC and another carrier. Such an approach will be selectively adopted by Allegiance to enable it to enter markets quickly while at the same time preserving its right to replace the adopted agreement with a customized interconnection agreement that can be negotiated once service has already been established. For example, Allegiance has adopted the interconnection agreement entered into between Southwestern Bell and WinStar Wireless of Texas, Inc. in Texas and has begun to negotiate enhancements to that agreement for ultimate inclusion in Allegiance's customized agreement with Southwestern Bell.

While such interconnection agreements include key terms and prices for interconnection, a significant joint implementation effort must be made with the ILEC in order to establish operationally efficient and reliable traffic interchange arrangements. Such interchange arrangements must include those between the new entrant's network and the facilities of other service providers as well as public service agencies. For example, Allegiance worked closely with Southwestern Bell in order to devise and implement an efficient 911 call routing plan that will meet the requirements of each individual 911 service bureau in Southwestern Bell areas that Allegiance will serve using its own switches. Allegiance meets with key personnel from 911 service bureaus to obtain their acceptance and to establish dates for circuit establishment and joint testing. Other examples of traffic interchange and interconnection arrangements utilizing the ILEC's network include connectivity to its out-of-band signaling facilities, interconnectivity to the ILEC's operator services and directory assistance personnel, and access through the ILEC to the networks of wireless companies and interexchange carriers.

After the initial implementation activities are completed in a market, Allegiance follows an on-going capacity management plan to ensure that adequate quantities of network facilities, such as interconnection trunks are in place, and a contingency plan must be devised to address spikes in demand caused by events such as a larger-than-expected customer sale in a relatively small geographic area.

REGULATION

Allegiance's telecommunications services business is subject to federal, state and local regulation.

FEDERAL REGULATION

The FCC regulates interstate and international telecommunications services, including the use of local telephone facilities to originate and terminate interstate and international calls. Allegiance provides such services on a common carrier basis. The FCC imposes certain regulations on common carriers such as the ILECs that have some degree of market power. The FCC imposes less regulation on common carriers without market power including, to date, CLECs like Allegiance. The FCC requires common carriers to receive an authorization to construct and operate telecommunications facilities, and to provide or resell telecommunications services, between the United States and international points.

Under the Telecommunications Act, any entity, including cable television companies and electric and gas utilities, may enter any telecommunications market, subject to reasonable state regulation of safety, quality and consumer protection. Because implementation of the Telecommunications Act is subject to numerous federal and state policy rulemaking proceedings and judicial review there is still uncertainty as to what impact such legislation will have on Allegiance.

The Telecommunications Act is intended to increase competition. The act opens the local services market by requiring ILECs to permit interconnection to their networks and establishing ILEC obligations with respect to:

Reciprocal Compensation. Requires all local exchange carriers to complete calls originated by competing local exchange carriers under reciprocal arrangements at prices based on tariffs or negotiated prices.

Resale. Requires all ILECs and CLECs to permit resale of their telecommunications services without unreasonable restrictions or conditions. In addition, ILECs are required to offer wholesale versions of all retail services to other telecommunications carriers for resale at discounted rates, based on the costs avoided by the ILEC in the wholesale offering.

Interconnection. Requires all ILECs and CLECs to permit their competitors to interconnect with their facilities. Requires all ILECs to permit interconnection at any technically feasible point within their networks, on nondiscriminatory terms, at prices based on cost, which may include a reasonable profit. At the option of the carrier seeking interconnection, collocation of the requesting carrier's equipment in the ILECs' premises must be offered, except where an ILEC can demonstrate space limitations or other technical impediments to collocation.

Unbundled Access. Requires all ILECs to provide nondiscriminatory access to unbundled network elements including, network facilities, equipment, features, functions, and capabilities, at any technically feasible point within their networks, on nondiscriminatory terms, at prices based on cost, which may include a reasonable profit.

Number Portability. Requires all ILECs and CLECs to permit users of telecommunications services to retain existing telephone numbers without impairment of quality, reliability or convenience when switching from one telecommunications carrier to another.

Dialing Parity. Requires all ILECs and CLECs to provide "1+" equal access to competing providers of telephone exchange service and toll service, and to provide nondiscriminatory access to telephone numbers, operator services, directory assistance, and directory listing, with no unreasonable dialing delays.

Access to Rights-of-Way. Requires all ILECs and CLECs to permit competing carriers access to poles, ducts, conduits and rights-of-way at regulated prices.

ILECs are required to negotiate in good faith with carriers requesting any or all of the above arrangements. If the negotiating carriers cannot reach agreement within a prescribed time, either carrier may request binding arbitration of the disputed issues by the state regulatory commission. Where an agreement has not been reached, ILECs remain subject to interconnection obligations established by the FCC and state telecommunication regulatory commissions.

In August 1996, the FCC released a decision establishing rules implementing the ILEC interconnection obligations described above. On July 18, 1997, the Eighth Circuit vacated certain portions of this decision and narrowly interpreted the FCC's power to prescribe and enforce rules implementing the Telecommunications Act. On January 25, 1999, the United States Supreme Court reversed the Eighth Circuit decision and reaffirmed the FCC's broad authority to issue rules implementing the Telecommunications Act, although it did vacate a rule determining which network elements the incumbent local exchange carriers must provide to competitors on an unbundled basis. Allegiance, however, leases only the basic unbundled network elements from the ILEC and therefore does not expect reconsideration of the unbundling rules to have an adverse effect on its smart build strategy.

Nevertheless, the FCC likely will conduct additional rulemaking proceedings to conform to the Supreme Court's interpretation of the law, and these proceedings may result in further judicial review. While these court proceedings were pending, Allegiance entered into interconnection agreements with a number of ILECs through negotiations or, in some cases, adoption of another CLEC's approved agreement. These agreements remain in effect, although in some cases one or both parties may be entitled to demand renegotiation of particular provisions based on intervening changes in the law. However, it is uncertain whether Allegiance will be able to obtain renewal of these agreements on favorable terms when they expire.

The Telecommunications Act codifies the ILECs' equal access and nondiscrimination obligations and preempts inconsistent state regulation. The Telecommunications Act also contains special provisions that replace prior antitrust restrictions that prohibited the regional Bell operating companies from providing long distance services and engaging in telecommunications equipment manufacturing. The Telecommunications Act permitted the regional Bell operating companies to enter the out-of-region long distance market immediately upon its enactment. Further, provisions of the Telecommunications Act permit a regional Bell operating company to enter the long distance market in its in-region states if it satisfies several procedural and substantive requirements, including:

- obtaining FCC approval upon a showing that the regional Bell operating company has entered into interconnection agreements or, under some circumstances, has offered to enter into such agreements in those states in which it seeks long distance relief;

- the interconnection agreements satisfy a 14-point "checklist" of competitive requirements; and

- the FCC is satisfied that the regional Bell operating company's entry into long distance markets is in the public interest.

To date, several petitions by regional Bell operating companies for such entry have been denied by the FCC, and none have been granted. However, it is likely that additional petitions will be filed in 1999 and it is possible that regional Bell operating companies may receive approval to offer long distance services in one or more states. This may have an unfavorable effect on Allegiance's business. Allegiance is legally able to offer its customers both long distance and local exchange services, which the regional Bell operating companies currently may not do. This ability to offer "one-stop shopping" gives Allegiance a marketing advantage that it would no longer enjoy. See "-- Competition."

On May 8, 1997, the FCC released an order establishing a significantly expanded federal universal service subsidy regime. For example, the FCC established new subsidies for telecommunications and information services provided to qualifying schools and libraries with an annual cap of $2.25 billion and for services provided to rural health care providers with an annual cap of $400 million. The FCC also expanded the federal subsidies for local exchange telephone services provided to low-income consumers. Providers of interstate telecommunications service, such as Allegiance must pay for a portion of these programs. Allegiance's share of these federal subsidy funds will be based on its share of certain defined telecommunications end user revenues. Currently, the FCC is assessing such payments on the basis of a provider's revenue for the previous year. The FCC announced that it intends, effective July 1, 1999, to revise its rules for subsidizing service provided to consumers in high cost areas, which may result in further substantial increases in the overall cost of the subsidy program. Several parties have appealed the May 8th order. Such appeals have been consolidated and transferred to the United States Court of Appeals for the Fifth Circuit where they are currently pending.

For the first half of 1999, Allegiance expects to incur a contribution liability equal to approximately 1.5% of its 1998 operating revenues. With respect to subsequent periods, however, Allegiance is currently unable to quantify the amount of subsidy payments that it will be required to make or the effect that these required payments will have on its financial condition.

Under authority granted by the FCC, Allegiance will resell the international telecommunications services of other common carriers between the United States and international points. In connection with such authority, Allegiance's subsidiary, Allegiance Telecom International, Inc., has filed tariffs with the FCC stating the rates, terms and conditions for its international services.

With respect to its domestic service offerings, various subsidiaries of Allegiance have filed tariffs with the FCC stating the rates, terms and conditions for their interstate services. Allegiance's tariffs are generally not subject to pre-effective review by the FCC, and can be amended on one day's notice. Allegiance's interstate services are provided in competition with interexchange carriers and, with respect to access services, the ILECs. With limited exceptions, the current policy of the FCC for most interstate access services dictates that ILECs charge all customers the same price for the same service. Thus, the ILECs generally cannot lower prices to those customers likely to contract for their services without also lowering charges for the same service to all customers in the same geographic area, including those whose telecommunications requirements would not justify the use of such lower prices. The FCC may, however, alleviate this constraint on the ILECs and permit them to offer special rate packages to very large customers, as it has done in a few cases, or permit other forms of rate flexibility. The FCC has adopted some proposals that significantly lessen the regulation of ILECs that are subject to competition in their service areas and provide such ILECs with additional flexibility in pricing their interstate switched and special access on a central office specific basis; and, as discussed in the following paragraph, is considering expanding such flexibility.

In two orders released on December 24, 1996, and May 16, 1997, the FCC made major changes in the interstate access charge structure. In the December 24th order, the FCC removed restrictions on ILECs' ability to lower access prices and relaxed the regulation of new switched access services in those markets where there are other providers of access services. If this increased pricing flexibility is not effectively monitored by federal regulators, it could have a material adverse effect on Allegiance's ability to compete in providing interstate access services. The May 16th order substantially increased the costs that ILECs subject to the FCC's price cap rules recover through monthly, non-traffic sensitive access charges and substantially decreased the costs that these carriers recover through traffic sensitive access charges. In the May 16th order, the FCC also announced its plan to bring interstate access rate levels more in line with cost. The plan will include rules that may grant these carriers increased pricing flexibility upon demonstrations of increased competition or potential competition in relevant markets. The manner in which the FCC implements this approach to lowering access charge levels could have a material effect on Allegiance's ability to compete in providing interstate access services. Several parties appealed the May 16th order. On August 19, 1998, the May 16th order was affirmed by the Eighth Circuit U.S. Court of Appeals. The FCC is now considering public comments on pricing flexibility proposals submitted by two regional Bell operating companies and on changing the productivity factor (currently 6.5%), which is applied annually to reduce ILECs' price cap indices.

ILECs around the country have been contesting whether the obligation to pay reciprocal compensation to competitive local exchange carriers should apply to local telephone calls from an ILEC's customers to Internet service providers served by competitive local exchange carriers. The ILECs claim that this traffic is interstate in nature and therefore should be exempt from compensation arrangements applicable to local, intrastate calls. Competitive local exchange carriers have contended that the interconnection agreements provide no exception for local calls to Internet service providers and reciprocal compensation is therefore applicable. Currently, over 25 state commissions and several federal and state courts have ruled that reciprocal compensation arrangements do apply to calls to Internet service providers, and no jurisdiction has ruled to the contrary. Certain of these rulings are subject to appeal. Additional disputes over the appropriate treatment of Internet service provider traffic are pending in other states.

On February 26, 1999, the FCC released a Declaratory Ruling determining that Internet service provider traffic is interstate for jurisdictional purposes, but that its current rules neither require nor prohibit the payment of reciprocal compensation for such calls. In the absence of a federal rule, the FCC determined that state commissions have authority to interpret and enforce the reciprocal compensation provisions of existing interconnection agreements, and to determine the appropriate treatment of Internet service provider traffic in arbitrating new agreements. The FCC also requested comment on alternative federal rules to govern compensation for such calls in the future. In response to the FCC ruling, some regional Bell operating companies have asked state commissions to reopen previous decisions requiring the payment of reciprocal compensation on Internet service provider calls.

Allegiance anticipates that Internet service providers will be among its target customers, and adverse decisions in state proceedings could limit its ability to service this group of customers profitably. Allegiance limits the switch capacity used for Internet service provider lines to 20%. In addition, given the uncertainty as to whether reciprocal compensation should be payable in connection with calls to Internet service providers, Allegiance recognizes such revenue only when realization of it is certain, which in most cases will be upon receipt of cash.

STATE REGULATION

The Telecommunications Act is intended to increase competition in the telecommunications industry, especially in the local exchange market. With respect to local services, ILECs are required to allow interconnection to their networks and to provide unbundled access to network facilities, as well as a number of other procompetitive measures. Because the implementation of the Telecommunications Act is subject to numerous state rulemaking proceedings on these issues, it is currently difficult to predict how quickly full competition for local services, including local dial tone, will be introduced.

State regulatory agencies have regulatory jurisdiction when Allegiance facilities and services are used to provide intrastate services. A portion of Allegiance's current traffic may be classified as intrastate and therefore subject to state regulation. Allegiance expects that it will offer more intrastate services, including intrastate switched services, as its business and product lines expand and state regulations are modified to allow increased local services competition. To provide intrastate services, Allegiance generally must obtain a certificate of public convenience and necessity from the state regulatory agency and comply with state requirements for telecommunications utilities, including state tariffing requirements.

State agencies, like the FCC, require Allegiance to file periodic reports, pay various fees and assessments, and comply with rules governing quality of service, consumer protection, and similar issues. Although the specific requirements vary from state to state, they tend to be more detailed than the FCC's regulation because of the strong public interest in the quality of basic local exchange service. Allegiance intends to comply with all applicable state regulations, and as a general matter does not expect that these requirements of industry-wide applicability will have a material adverse effect on its business. However, no assurance can be given that the imposition of new regulatory burdens in a particular state will not affect the profitability of Allegiance's services in that state.

LOCAL REGULATION

Allegiance's networks are subject to numerous local regulations such as building codes and licensing. Such regulations vary on a city by city and county by county basis. If Allegiance decides in the future to install its own fiber optic transmission facilities, it will need to obtain rights-of-way over private and publicly owned land. There can be no assurance that such rights-of-way will be available to Allegiance on economically reasonable or advantageous terms.

COMPETITION

The telecommunications industry is highly competitive. Allegiance believes that the principal competitive factors affecting its business will be pricing levels and clear pricing policies, customer service, accurate billing and, to a lesser extent, variety of services. The ability of Allegiance to compete effectively will depend upon its continued ability to maintain high quality, market-driven services at prices generally equal to or below those charged by its competitors. To maintain its competitive posture, Allegiance believes that it must be in a position to reduce its prices in order to meet reductions in rates, if any, by others. Any such reductions could adversely affect Allegiance. Many of Allegiance's current and potential competitors have financial, personnel and other resources, including brand name recognition, substantially greater than those of Allegiance, as well as other competitive advantages over Allegiance.

Local Exchange Carriers. In each of the markets targeted by Allegiance, Allegiance will compete principally with the ILEC serving that area, such as Ameritech, BellSouth, Southwestern Bell, Bell Atlantic or US West. Allegiance believes the regional Bell operating companies' primary agenda is to be able to offer long distance service in their service territories. The independent telephone companies have already achieved this goal with good early returns. Many experts expect the regional Bell operating companies to be successful in entering the long distance market in a few states sometime in 1999. Allegiance believes the regional Bell operating companies expect to offset share losses in their local markets by capturing a significant percentage of the in-region long distance market, especially in the residential segment where the regional Bell operating companies' strong regional brand names and extensive advertising campaigns may be very successful. See "-- Regulation."

As a recent entrant in the integrated telecommunications services industry, Allegiance has not achieved and does not expect to achieve a significant market share for any of its services. In particular, the ILECs have long-standing relationships with their customers, have financial, technical and marketing resources substantially greater than those of Allegiance, have the potential to subsidize competitive services with revenues from a variety of businesses and currently benefit from certain existing regulations that favor the ILECs over Allegiance in certain respects. While recent regulatory initiatives, which allow CLECs such as Allegiance to interconnect with ILEC facilities, provide increased business opportunities for Allegiance, such interconnection opportunities have been and likely will continue to be accompanied by increased pricing flexibility for and relaxation of regulatory oversight of the ILECs.

ILECs have long-standing relationships with regulatory authorities at the federal and state levels. While recent FCC administrative decisions and initiatives provide increased business opportunities to telecommunications providers such as Allegiance, they also provide the ILECs with increased pricing flexibility for their private line and special access and switched access services. In addition, with respect to competitive access services as opposed to switched access services, the FCC recently proposed a rule that would provide for increased ILEC pricing flexibility and deregulation for such access services either automatically or after certain competitive levels are reached. If the ILECs are allowed by regulators to offer discounts to large customers through contract tariffs, engage in aggressive volume and term discount pricing practices for their customers, and/or seek to charge competitors excessive fees for interconnection to their networks, the income of competitors to the ILECs, including Allegiance, could be materially adversely affected. If future regulatory decisions afford the ILECs increased access services pricing flexibility or other regulatory relief, such decisions could also have a material adverse effect on competitors to the ILEC, including Allegiance.

Competitive Access Carriers/Competitive Local Exchange Carriers/Interexchange Carriers/ Other Market Entrants. Allegiance also faces, and expects to continue to face, competition from other current and potential market entrants, including long distance carriers seeking to enter, reenter or expand entry into the local exchange market such as AT&T, MCI WorldCom, and Sprint, and from other CLECs, resellers of local exchange services, competitive access providers, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end users. In addition, a continuing trend toward consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry, as well as the development of new technologies, could give rise to significant new competitors to Allegiance. For example, WorldCom acquired MFS Communications in December 1996, acquired another CLEC, Brooks Fiber Properties, Inc. in 1997, and recently merged with MCI. AT&T recently acquired Teleport Communications Group Inc. Ameritech Corporation has agreed to merge with SBC Communications; and Bell Atlantic has agreed to merge with GTE Corporation. On June 24, 1998, AT&T announced that it had entered into a merger agreement with Tele-Communications, Inc., a cable, telecommunications, and high-speed Internet services provider. These types of consolidations and strategic alliances could put Allegiance at a competitive disadvantage.

The Telecommunications Act includes provisions which impose certain regulatory requirements on all local exchange carriers, including competitors such as Allegiance, while granting the FCC expanded authority to reduce the level of regulation applicable to any or all telecommunications carriers, including ILECs. The manner in which these provisions of the Telecommunications Act are implemented and enforced could have a material adverse effect on Allegiance's ability to successfully compete against ILECs and other telecommunications service providers. Allegiance also competes with equipment vendors and installers, and telecommunications management companies with respect to certain portions of its business.

The changes in the Telecommunications Act radically altered the market opportunity for traditional competitive access providers and CLECs. Due to the fact that most existing competitive access providers/CLECs initially entered the market providing dedicated access in the pre-1996 era, these companies had to build a fiber infrastructure before offering services. Switches were added by most competitive access providers/CLECs in the last year to take advantage of the opening of the local market. With the Telecommunications Act requiring unbundling of the local exchange carrier networks, competitive access providers/CLECs will now be able to more rapidly enter the market by installing switches and leasing trunk and loop capacity until traffic volume justifies building facilities. New CLECs will not have to replicate existing facilities and can be more opportunistic in designing and implementing networks.

As of December 31, 1998, over 20 CLECS have entered or announced their intention to enter into one or more of the same markets as Allegiance. Not all CLECS however, are pursuing the same target customers as Allegiance. Demographically, business customers are divided into three segments: small, medium and large. Targeted cities are divided into three segments by population: Tier 1, Tier 2 and Tier 3. As would be expected, each CLEC may focus on different combinations of primary and secondary target customers.

Allegiance has chosen to focus primarily on small and medium-sized business customers in large "Tier 1" markets. To help distinguish itself from other competitors who have adopted a similar strategy, Allegiance uses a direct sales approach to offer potential customers "one-stop shopping" services through a single point of contact. In addition, Allegiance is actively pursuing collocations throughout all of its target markets which, in combination with its smart build strategy, is expected to allow Allegiance to access its markets and provide a greater array of services more quickly than if it were able to use a traditional build approach.

Allegiance believes the major interexchange carriers, such as AT&T, MCI WorldCom and Sprint, have a two pronged strategy:

- keep the regional Bell operating companies out of in-region long distance as long as possible, and

- develop facilities-based and unbundled local service, an approach already being pursued by MCI WorldCom with the acquisition of MFS Communications, and more recently by AT&T with its acquisition of Teleport Communications.

Competition for Provision of Long Distance Services. The long distance telecommunications industry has numerous entities competing for the same customers and a high average turnover rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. Prices in the long distance market have declined significantly in recent years and are expected to continue to decline. Allegiance expects to increasingly face competition from companies offering long distance data and voice services over the Internet. Such companies could enjoy a significant cost advantage because they do not currently pay carrier access charges or universal service fees.

Data/Internet Service Providers. The Internet services market is highly competitive, and Allegiance expects that competition will continue to intensify. Allegiance's competitors in this market will include Internet service providers, other telecommunications companies, online services providers and Internet software providers. Many of these competitors have greater financial, technological and marketing resources than those available to Allegiance.

Competition from International Telecommunications Providers. Under the recent World Trade Organization agreement on basic telecommunications services, the United States and 72 other members of the World Trade Organization committed themselves to opening their respective telecommunications markets and/or foreign ownership and/or to adopting regulatory measures to protect competitors against anticompetitive behavior by dominant telecommunications companies, effective in some cases as early as January 1998. Although Allegiance believes that this agreement could provide Allegiance with significant opportunities to compete in markets that were not previously accessible and to provide more reliable services at lower costs than Allegiance could have provided prior to implementation of this agreement, it could also provide similar opportunities to Allegiance's competitors and facilitate entry by foreign carriers into the U.S. market. There can be no assurance that the pro-competitive effects of the World Trade Organization agreement will not have a material adverse effect on Allegiance's business, financial condition and results of operations or that members of the World Trade Organization will implement the terms of this agreement.

EMPLOYEES

As of December 31, 1998, Allegiance had approximately 649 full-time employees. Allegiance believes that its future success will depend on its continued ability to attract and retain highly skilled and qualified employees. None of Allegiance's employees are currently represented by a collective bargaining agreement. Allegiance believes that it enjoys good relationships with its employees.

LEGAL PROCEEDINGS

On August 29, 1997, WorldCom sued Allegiance and two of its Senior Vice Presidents. In its complaint, WorldCom alleges that these employees violated noncompete and nonsolicitation agreements by accepting employment with Allegiance and by soliciting then-current WorldCom employees to leave WorldCom's employment and join Allegiance. In addition, WorldCom claims that Allegiance tortiously interfered with WorldCom's relationships with its employees, and that Allegiance's behavior constituted unfair competition. WorldCom seeks injunctive relief, including barring two of Allegiance's executives from continued employment with Allegiance, and monetary damages, although it has filed no motion for a temporary restraining order or preliminary injunction. Allegiance denies all claims and is vigorously defending itself. Allegiance does not expect the ultimate outcome of this matter to have a material adverse effect on the results of operations or financial condition of Allegiance.

On October 7, 1997, Allegiance filed a counterclaim against WorldCom for, among other things, attempted monopolization of the "one-stop shopping" telecommunications market, abuse of process, and unfair competition. WorldCom did not move to dismiss the attempted monopolization claim, but moved to dismiss the abuse of process and unfair competition claims. On March 4, 1998, the court dismissed the claim for unfair competition.

Allegiance is not party to any other pending legal proceedings that Allegiance believes would, individually or in the aggregate, have a material adverse effect on Allegiance's financial condition or results of operations.

FACILITIES

Allegiance is headquartered in Dallas, Texas and leases offices and space in a number of locations, primarily for sales offices and network equipment installations. The table below lists Allegiance's current leased facilities:


                                                      LEASE         APPROXIMATE
                    LOCATION                        EXPIRATION     SQUARE FOOTAGE
                    --------                      --------------   --------------
Dallas, TX......................................  February 2008        76,000
Atlanta, GA.....................................  February 2003         7,400
Atlanta, GA.....................................  November 2001         7,300
Boston, MA......................................  September 2003       12,000
Boston, MA......................................  September 2008       18,000
Chicago, IL.....................................  March 2009           11,000
Chicago, IL.....................................  July 2008            14,000
Fort Worth, TX..................................  June 2003             3,900
Houston, TX.....................................  December 2005        11,700
Houston, TX.....................................  November 2008        18,000
Los Angeles, CA.................................  June 2008            11,700
Los Angeles, CA.................................  June 2008            14,585
New York, NY....................................  August 2006           8,700
New York, NY....................................  March 2008           19,500
New York, NY....................................  June 2008            12,400
Oakland, CA.....................................  December 2006         2,000
Philadelphia, PA................................  April 2002            8,900
Philadelphia, PA................................  October 2008         18,000
San Diego, CA...................................  March 2008           14,000
San Francisco, CA...............................  April 2002            8,100
San Francisco, CA...............................  June 2008            16,000
San Jose, CA....................................  February 2004         4,500
Washington, DC..................................  November 2008        15,000
Washington, DC..................................  November 2006         8,200
Westchester, IL.................................  January 2001         10,700
Westchester, IL.................................  April 2001            5,700


Allegiance believes that its leased facilities are adequate to meet its current needs in the markets in which it has begun to deploy networks, and that additional facilities are available to meet its development and expansion needs in existing and projected target markets for the foreseeable future.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES

The following table sets forth information concerning the directors, executive officers and other key personnel of Allegiance, including their ages as of December 31, 1998:


          NAME            AGE                     POSITION(S)
          ----            ---                     -----------
Royce J. Holland(1).....  50    Chairman of the Board and Chief Executive
                                Officer
C. Daniel Yost..........  50    President and Chief Operating Officer, and
                                Director
Thomas M. Lord..........  42    Executive Vice President of Corporate
                                Development, Chief Financial Officer, and
                                Director
John J. Callahan........  48    Senior Vice President of Sales and Marketing,
                                and Director
Dana A. Crowne..........  37    Senior Vice President and Chief Engineer
Stephen N. Holland......  46    Senior Vice President and Chief Information
                                Officer
Patricia E. Koide.......  50    Senior Vice President of Human Resources, Real
                                Estate, Training Facilities and Administration
Gregg A. Long...........  44    Senior Vice President of Development and
                                Regulatory
Mark B. Tresnowski......  39    Senior Vice President, General Counsel and
                                Secretary
Anthony J. Parella......  39    National Vice President of Field Sales
Paul D. Carbery.........  37    Director
James E. Crawford,
  III(1)................  53    Director
John B. Ehrenkranz......  33    Director
Paul J. Finnegan........  45    Director
Richard D. Frisbie......  49    Director
Alan E. Goldberg(1).....  44    Director
Reed E. Hundt...........  49    Director
James N. Perry,
  Jr.(1)................  37    Director


-------------------------

(1) Member of the Board's Executive Committee.


Royce J. Holland, Allegiance's Chairman of the Board and Chief Executive Officer, has more than 25 years of experience in the telecommunications, independent power and engineering/construction industries. Prior to founding Allegiance in April 1997, Mr. Holland was one of several co-founders of MFS Communications, where he served as President and Chief Operating Officer from April 1990 until September 1996 and as Vice Chairman from September 1996 to February 1997. In January 1993, Mr. Holland was appointed by President George Bush to the National Security Telecommunications Advisory Committee. Mr. Holland was recently named Chairman of the Association for Local Telecommunications Services, the industry trade organization for the competitive telephone sector. Mr. Holland also presently serves on the board of directors of CSG Systems, a publicly held billing services company. Mr. Holland's brother, Stephen N. Holland, is employed as Allegiance's Senior Vice President and Chief Information Officer.

C. Daniel Yost, who joined Allegiance as President and Chief Operating Officer in February 1998, was elected to Allegiance's board of directors in March 1998. Mr. Yost has more than 26 years of experience in the telecommunications industry. From July 1997 until he joined Allegiance, Mr. Yost was the President and Chief Operating Officer for U.S. Operations of Netcom On-Line Communications Services, Inc., a leading Internet service provider. Mr. Yost served as the President, Southwest Region of AT&T Wireless Services, Inc. from June 1994 to July 1997. Prior to that, from July 1991 to June 1994, Mr. Yost was the President, Southwest Region of McCaw Cellular Communications/LIN Broadcasting.

Thomas M. Lord, a co-founder and director of Allegiance and its Executive Vice President of Corporate Development and Chief Financial Officer, is responsible for overseeing Allegiance's mergers and acquisitions, corporate finance and investor relations functions. Mr. Lord is an 18-year veteran in investment banking, securities research and portfolio management, including serving as a managing director of Bear, Stearns & Co. Inc. from January 1986 to December 1996. In the five-year period ending December 1996, Mr. Lord oversaw 43 different transactions valued in excess of $6.2 billion for the telecommunications, information services and technology industries.

John J. Callahan, who joined Allegiance as Senior Vice President of Sales and Marketing in December 1997, has more than 18 years of experience in the telecommunications industry. Most recently, Mr. Callahan was President of the Western Division for MFS Communications from December 1991 to November 1997, where he was responsible for the company's sales and operations in Arizona, California, Georgia, Florida, Illinois, Michigan, Missouri, Ohio, Oregon, Texas and Washington. Prior to joining MFS Communications, Mr. Callahan was Vice President and General Manager, Southwest Division for Sprint. Mr. Callahan also held sales positions with Data Switch and North American Telecom. Mr. Callahan was elected to Allegiance's board of directors in March 1998.

Dana A. Crowne became Allegiance's Senior Vice President and Chief Engineer in August 1997. Prior to joining Allegiance, Mr. Crowne held various management positions at MFS Communications from the time of its founding in 1988, where his responsibilities included providing engineering support and overseeing budgets for the construction of MFS Communications' networks. Mr. Crowne ultimately became Vice President, Network Optimization for MFS Communications from January 1996 to May 1997 and managed the company's network expenses and planning and its domestic engineering functions. Prior to joining MFS Communications, Mr. Crowne designed and installed fiber optic transmission systems for Morrison-Knudsen and served as a consultant on the construction of private telecommunications networks with JW Reed and Associates.

Stephen N. Holland joined Allegiance as its Senior Vice President and Chief Information Officer in September 1997. Prior to that time, Mr. Holland held several senior level positions involving management of or consulting on information systems, accounting, taxation and finance. Mr. Holland's experience includes serving as Practice Manager and Information Technology Consultant for Oracle Corporation from June 1995 to September 1997, as Chief Financial Officer of Petrosurance Casualty Co. from September 1992 to June 1995, as Manager of Business Development for Electronic Data Systems, and as a partner of Price Waterhouse. Mr. Holland's brother, Royce J. Holland, presently serves as Allegiance's Chairman of the Board and Chief Executive Officer.

Patricia E. Koide has been Allegiance's Senior Vice President of Human Resources, Real Estate, Training Facilities and Administration since August 1997. Before then, Ms. Koide was Vice President of Corporate Services, Facilities and Administration for WorldCom from March 1997 to August 1997. Ms. Koide also held various management positions within MFS Communications and its subsidiaries since 1989, including Senior Vice President of Facilities, Administration and Purchasing for MFS Communications North America from 1996 to 1997, Senior Vice President of Human Resources, Facilities and Administration for MFS Communications Telecom from 1994 to 1996, and Vice President of Human Resources and Administration for MFS Communications North America from 1989 to 1993. Prior to MFS Communications, Ms. Koide was with Sprint for eight years where she managed the company's human resources, real estate and facilities for the Midwest.


Gregg A. Long, who became Allegiance's Senior Vice President of Regulatory and Development in September 1997, spent 11 years at Destec Energy, Inc. as Project Development Manager -- Partnership Vice President and Director. In that position, he was responsible for the development of gas-fired power plants from conceptual stages through project financing. Prior to joining Destec, Mr. Long was Manager of Project Finance at Morrison-Knudsen, where he was responsible for analyzing and arranging finance packages for various industrial, mining and civil projects and also served as financial consultant and analyst.

Mark B. Tresnowski became Allegiance's Senior Vice President and General Counsel in February 1999. Mr. Tresnowski has been Allegiance's Secretary since September 1997. Mr. Tresnowski practiced law at Kirkland & Ellis for 13 years and was a partner of that firm from October 1992 to January 1999. In private practice, Mr. Tresnowski specialized in private and public financings, mergers and acquisitions and securities law.


Anthony J. Parella, who joined Allegiance as its Regional Vice President
 -- Central Division in August 1997 and became its National Vice President of Field Sales in August 1998, has more than 10 years of experience in the telecommunications industry. Prior to joining Allegiance, Mr. Parella was Vice President and General Manager for MFS Intelenet, Inc., an operating unit of MFS Communications, from February 1994 to January 1997, where he was responsible for the company's sales and operations in Texas. Mr. Parella also served as Director of Commercial Sales for Sprint from 1991 to January 1994.


Paul D. Carbery, who was elected to Allegiance's board of directors in August 1997, is a general partner of Frontenac Company, a Chicago-based private equity investing firm, where he specializes in investing in companies in the telecommunications and technology industries. Mr. Carbery also presently serves on the boards of directors of Whittman Hart, Inc., a publicly traded information services company.

James E. Crawford, III, who was elected to Allegiance's board of directors in August 1997, is a general partner of Frontenac Company, a Chicago-based private equity investing firm, where he specializes in investing in companies in the telecommunications and technology industries. Mr. Crawford also presently serves on the boards of directors of Focal Communications Corporation, a privately held CLEC that will compete with Allegiance, as well as of Optika Incorporated, a publicly held imaging software document company, and Input Software Incorporated, a publicly held document imaging software company.

John B. Ehrenkranz, who was elected to Allegiance's board of directors in March 1998, is a Principal of Morgan Stanley & Co. Incorporated where he has been employed since 1987. Mr. Ehrenkranz also presently serves on the board of directors of Choice One, a privately held CLEC that may compete with Allegiance. Mr. Ehrenkranz is also a Principal of Morgan Stanley Capital Partners III, Inc.


Paul J. Finnegan, who was elected to Allegiance's board of directors in August 1997, is a managing director of Madison Dearborn Partners, Inc., a Chicago-based private equity investing firm, where he specializes in investing in companies in the telecommunications industry. Mr. Finnegan also presently serves on the boards of directors of Focal Communications Corporation, a privately held CLEC that competes with Allegiance in certain markets, and Omnipoint Corporation, a publicly traded PCS provider.


Richard D. Frisbie, who was elected to Allegiance's board of directors in August 1997, is a Managing Partner of Battery Ventures, a Boston-based private equity investing firm, where he specializes in investing in companies in the telecommunications industry. Mr. Frisbie also presently serves on the board of directors of Focal Communications Corporation, a privately held CLEC that competes with Allegiance in certain markets.


Alan E. Goldberg was elected to Allegiance's board of directors in March 1999. Mr. Goldberg has been Chairman and Chief Executive Officer of Morgan Stanley Dean Witter Capital Partners since February 1998. Prior to that time, he was co-head of MSDW Capital Partners. He has been a Managing Director of Morgan Stanley & Co. Incorporated since January 1988. Mr. Goldberg also serves as a director of Amerin Corporation, Catalytica, Inc., Smurfit-Stone Container Corporation, Equant, N.V., a provider of international data network services, and several private companies.


Reed E. Hundt was elected to Allegiance's board of directors in March 1998. Mr. Hundt served as chairman of the Federal Communications Commission from 1993 to 1997. He currently serves as chairman of The Forum on Communications and Society at The Aspen Institute, is a senior advisor on information industries to McKinsey & Company, a worldwide management consulting firm, and a special advisor to Madison Dearborn Partners, Inc., a Chicago-based private equity investing firm. Mr. Hundt is a venture partner at Benchmark Capital, a venture capital firm and a principal of Charles Ross Partners, LLC, a consulting firm. Mr. Hundt also presently serves on the boards of directors of Ascend Communications, Inc., a publicly traded manufacturer of wide area networking solutions, and Novell, Inc., a publicly traded network software and Internet solutions provider, and NorthPoint Communications Holdings, Inc., a privately held CLEC that competes with Allegiance in certain markets. Prior to joining the FCC, Mr. Hundt was a partner at Latham & Watkins, an international law firm.


James N. Perry, Jr., who was elected to Allegiance's board of directors in August 1997, is a managing director of Madison Dearborn Partners, Inc., a Chicago-based private equity investing firm, where he specializes in investing in companies in the telecommunications industry. Mr. Perry also presently serves on the boards of directors of Focal Communications Corporation, a privately held CLEC that competes with Allegiance in certain markets, as well as Omnipoint Corporation, a publicly traded PCS provider, and Clearnet Communications, a Canadian publicly traded PCS and enhanced specialized mobile radio company.

ELECTION OF DIRECTORS; VOTING AGREEMENT


Allegiance's by-laws provide that the number of directors shall be determined by resolution of the board of directors. The board currently consists of 12 directors. Allegiance's by-laws provide that its directors will be elected by plurality vote of Allegiance's stockholders, without cumulative voting. No director may be removed from office without cause and without the vote of the holders of a majority of the outstanding voting stock.



The board of directors is divided into three classes, as nearly equal in number as possible, with each director serving a three year term and one class being elected at each year's annual meeting of stockholders. Messrs. Callahan, Finnegan, Carbery and Ehrenkranz are in the class of directors whose term expires at the 1999 annual meeting of Allegiance's stockholders. Messrs. Lord, Yost, Crawford and Frisbie are in the class of directors whose term expires at the 2000 annual meeting of Allegiance's stockholders. Messrs. Holland, Hundt, Perry, and Goldberg are in the class of directors whose term expires at the 2001 annual meeting of Allegiance's stockholders. At each annual meeting of Allegiance's stockholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified.


Certain of Allegiance's stockholders have each agreed to vote all of their shares in such a manner as to elect the following persons to serve as directors:
Madison Dearborn Capital Partners, Morgan Stanley Capital Partners, and Frontenac Company each have the right to designate two directors; Battery Ventures has the right to designate one director; Allegiance's Chief Executive Officer has the right to serve as a director; our original management investors have the right to designate three directors; and the final two directorships may be filled by representatives designated by the fund investors and acceptable to the management investors.

COMMITTEES OF THE BOARD OF DIRECTORS

The board of directors currently has three committees:

- an Executive Committee,

- an Audit Committee, and

- a Compensation Committee.

The Executive Committee is authorized, subject to certain limitations, to exercise all of the powers of the board of directors during periods between board meetings.


The Audit Committee is currently comprised of Messrs. Yost, Hundt, Carbery, Ehrenkranz and Finnegan. The Audit Committee is responsible for making recommendations to the board of directors regarding the selection of independent auditors, reviewing the results and scope of the audit and other services provided by Allegiance's independent accountants and reviewing and evaluating Allegiance's audit and control functions and year 2000 issues.


The Compensation Committee is currently comprised of Messrs. Holland, Frisbie, Crawford, Goldberg and Perry. The Compensation Committee is responsible for reviewing, and as it deems appropriate, recommending to the board of directors, policies, practices and procedures relating to the compensation of the officers and other managerial employees of Allegiance and the establishment and administration of employee benefit plans. The Compensation Committee exercises all authority under any stock option or stock purchase plans of Allegiance, unless the board appoints any other committee to exercise such authority, and advises and consults with the officers of Allegiance as may be requested regarding managerial personnel policies.

COMPENSATION OF DIRECTORS

Allegiance will reimburse the members of its board of directors for their reasonable out-of-pocket expenses incurred in connection with attending board or committee meetings. Additionally, Allegiance is obligated to maintain its present level of directors' and officers' insurance. Members of Allegiance's board of directors receive no other compensation for services provided as a director or as a member of any board committee.

EXECUTIVE COMPENSATION

The following table sets forth compensation paid to the Chief Executive Officer and the four other executive officers of Allegiance who, based on salary and bonus compensation from Allegiance, were the most highly compensated officers of Allegiance for the year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE


                                          ANNUAL COMPENSATION
                              -------------------------------------------
                                                            OTHER ANNUAL     ALL OTHER
                                                            COMPENSATION    COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR   SALARY($)   BONUS($)      ($)(A)           ($)
---------------------------   ----   ---------   --------   -------------   ------------
Royce J. Holland............  1998   $207,690    $150,000      $   --          $   --
  Chairman of the Board and   1997   $ 72,308    $     --      $   --          $   --
  Chief Executive Officer
C. Daniel Yost..............  1998   $165,380    $100,000      $   --          $   --
  President and Chief         1997   $     --    $     --      $   --          $   --
  Operating Officer
Thomas M. Lord..............  1998   $181,730    $150,000      $   --          $   --
  Executive Vice President    1997   $ 63,942    $     --      $   --          $   --
  of Corporate Development
  and Chief Financial
     Officer
John J. Callahan............  1998   $181,730    $ 70,000      $   --          $   --
  Senior Vice President of    1997   $ 10,096    $     --      $   --          $   --
  Sales and Marketing
Stephen N. Holland..........  1998   $129,810    $ 40,000      $   --          $   --
  Senior Vice President and   1997   $ 37,981    $     --      $   --          $   --
  Chief Information Officer


-------------------------

(a) Includes perquisites and other benefits paid to the named executive officer in excess of 10% of the total annual salary and bonus received by the named executive officer during the last fiscal year.

Prior to April 1998, the board did not have a Compensation Committee and decisions concerning the compensation of executive officers and other key employees of Allegiance were determined by Allegiance's board of directors.

STOCK PLANS

1997 NONQUALIFIED STOCK OPTION PLAN

On November 13, 1997, Allegiance's board of directors adopted the 1997 Nonqualified Stock Option Plan, under which Allegiance may issue to its directors, consultants, and executive and other key employees, stock options exercisable for shares of Allegiance's common stock. Options to acquire an aggregate of 1,030,559 shares of common stock have been granted under such option plan and Allegiance will not grant options for any additional shares under the option plan.

The option plan is administered by the Compensation Committee and authorizes the Compensation Committee to issue options in such forms and amounts and on such terms as determined by the Compensation Committee. The per-share exercise price for options is set by the Compensation Committee, but may not be less than the fair market value of a share of Allegiance's common stock on the date of grant, as determined in good faith by the Compensation Committee. The terms of the options issued under the option plan to date are summarized below.

Three years' amount of options will be issued on the first business day of the quarter succeeding the date which a participant joins Allegiance. Such options will vest over a three-year period, with 1/3 vesting on the first anniversary of the date of grant and 1/12 vesting on each of the first eight quarter-ends thereafter. Subject to available options under the option plan, one year's amount of options will be issued on each anniversary of the initial grant, and such options will vest in the third year after grant, with 1/4 vesting on each of the 27-, 30-, 33-, and 36-month anniversaries of the date of grant. Through this mechanism, a participant will at any given time have three years' amount of options unvested. Vesting is accelerated 100% upon an employee's death or permanent physical disability. If there is a sale of Allegiance and the participant is terminated or constructively terminated within the two-year period following the sale, vesting is accelerated 100% upon such termination.

Options are nontransferable during the life of the participant and generally expire if not exercised within six years after the date of grant. Shares of common stock issued upon exercise of options are subject to various restrictions on transferability, holdback periods in the event of a public offering of Allegiance's securities and provisions requiring the holder of such shares to approve and, if requested by Allegiance, sell its shares in any sale of Allegiance that is approved by the board.

1998 STOCK INCENTIVE PLAN


On June 18, 1998, the board and stockholders of Allegiance approved Allegiance's 1998 Stock Incentive Plan. This stock incentive plan is administered by the Compensation Committee. Certain employees, directors, advisors and consultants of Allegiance will be eligible to participate in this plan. The Compensation Committee is authorized to select the participants and determine the terms and conditions of the awards under this plan. The stock incentive plan provides for the issuance of the following types of incentive awards: stock options, stock appreciation rights, restricted stock, performance grants and other types of awards that the Compensation Committee deems consistent with the purposes of the stock incentive plan.


On March 2, 1999, Allegiance's board approved amending this plan to increase the number of shares available under this plan by 2,500,000 shares. An aggregate of 6,162,693 shares of common stock of Allegiance have been reserved for issuance under the stock incentive plan, subject to certain adjustments reflecting changes in Allegiance's capitalization.


Options granted under the stock incentive plan may be either incentive stock options or such other forms of non-qualified stock options as the Compensation Committee may determine. Incentive stock options are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The exercise price of

- an incentive stock option granted to an individual who owns shares possessing more than 10% of the total combined voting power of all classes of stock of Allegiance will be at least 110% of the fair market value of a share of common stock on the date of grant, and

- an incentive stock option granted to an individual other than such a 10% owner will be at least 100% of the fair market value of a share of common stock on the date of grant.

Options granted under the stock incentive plan may be subject to time vesting and certain other restrictions at the sole discretion of the Compensation Committee.

The board generally will have the power and authority to amend the stock incentive plan at any time without approval of Allegiance's stockholders, subject to applicable federal securities and tax laws limitations and to the regulations of the Nasdaq National Market.

STOCK PURCHASE PLAN


On June 18, 1998, Allegiance's Employee Stock Discount Purchase Plan was approved by the board and stockholders. The stock purchase plan is intended to give employees desiring to do so a convenient means of purchasing shares of common stock through payroll deductions. The stock purchase plan is intended to provide an incentive to participate by permitting purchases at a discounted price. Allegiance believes that ownership of stock by employees will foster greater employee interest in the success, growth and development of Allegiance.


Subject to certain restrictions, each employee of Allegiance who is a U.S. resident or a U.S. citizen temporarily on location at a facility outside of the United States will be eligible to participate in the stock purchase plan if he or she has been employed by Allegiance for more than three continuous months. Participation will be discretionary with each eligible employee. Allegiance will reserve 2,305,718 shares of common stock for issuance in connection with the stock purchase plan.

Elections to participate and purchases of stock will be made on a quarterly basis. Each participating employee contributes to the stock purchase plan by choosing a payroll deduction in any specified amount, with a specified minimum deduction per payroll period. A participating employee may increase or decrease the amount of such employee's payroll deduction, including a change to a zero deduction as of the beginning of any calendar quarter. Elected contributions will be credited to participants' accounts at the end of each calendar quarter.

Each participating employee's contributions will be used to purchase shares for the employee's share account as promptly as practicable after each calendar quarter. The cost per share will be 85% of the lower of the closing price of Allegiance's common stock on the Nasdaq National Market on the first or the last day of the calendar quarter. The number of shares purchased on each employee's behalf and deposited in his/her share account will be based on the amount accumulated in such participant's cash account and the purchase price for shares with respect to any calendar quarter. Shares purchased under the stock purchase plan carry full rights to receive dividends declared from time to time. A participating employee will have full ownership of all shares in such employee's share account and may withdraw them for sale or otherwise by written request to the Compensation Committee following the close of each calendar quarter.

Subject to applicable federal securities and tax laws, the board will have the right to amend or to terminate the stock purchase plan. Amendments to the stock purchase plan will not affect a participating employee's right to the benefit of the contributions made by such employee prior to the date of any such amendment. In the event the stock purchase plan is terminated, the Compensation Committee will be required to distribute all shares held in each participating employee's share account plus an amount of cash equal to the balance in each participating employee's cash account.

401(k) PLAN

Allegiance has adopted a tax-qualified employee savings and retirement plan covering all of Allegiance's full-time employees. Under the 401(k) plan, employees may elect to reduce their current compensation up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) plan. The 401(k) plan is intended to qualify under Section 401 of the Code so that contributions by employees to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan. The trustees under the 401(k) plan, at the direction of each participant, invest such participant's assets in the 401(k) plan in selected investment options.

EXECUTIVE AGREEMENTS

ROYCE J. HOLLAND EXECUTIVE AGREEMENT

In August 1997, Allegiance, Allegiance Telecom, LLC, and Mr. Holland entered into an Executive Purchase Agreement that includes, among others, the following terms:

Vesting. The Allegiance Telecom, LLC securities purchased by Mr. Holland, as well as any Allegiance securities distributed with respect to such Allegiance Telecom, LLC securities are subject to vesting over a four-year period, with 20.0% vesting on the date of grant and 20.0% vesting on each of the first four anniversaries of the grant date. Vesting was accelerated by one year upon the consummation of the initial public offering of common stock, and will be accelerated 100.0% in the event of Mr. Holland's death or disability, and 100.0% upon a sale of Allegiance where at least 50.0% of the consideration for such sale is cash or marketable securities.

Repurchase of Securities. If Mr. Holland's employment is terminated for any reason other than a termination by Allegiance without cause, Allegiance will have the right to repurchase all vested Holland executive securities at fair market value, and all unvested Holland executive securities at the lesser of fair market value and original cost.

Restrictions on Transfer; Holdback and "Drag Along" Agreements. The Holland executive securities are subject to various restrictions on transferability, holdback periods in the event of a public offering of Allegiance's securities and provisions requiring the holder of such shares to approve and, if requested by Allegiance, sell its shares in any sale of Allegiance that is approved by the board.

Terms of Employment. Mr. Holland is an "at will" employee of Allegiance and, thus, may be terminated by Allegiance at any time and for any reason. Mr. Holland is not entitled to receive any severance payments upon any such termination, other than payments in consideration of the noncompetition and nonsolicitation agreements discussed below.

Noncompetition and Nonsolicitation Agreements. During the noncompete period defined below, Mr. Holland may not hire or attempt to induce any employee of Allegiance to leave Allegiance's employ, nor attempt to induce any customer or other business relation of Allegiance to cease doing business with Allegiance, nor in any other way interfere with Allegiance's relationships with its employees, customers, and other business relations. Also, during this noncompete period, Mr. Holland may not participate in any business engaged in the provision of telecommunications services in the markets specified below.

The noncompete period in this agreement is the period of employment and the following additional period: (a) if Mr. Holland is terminated prior to August 13, 2000, the period ending on the later of August 13, 2001 and the second anniversary of termination; (b) if Mr. Holland is terminated at any time on or after August 13, 2000 but prior to August 13, 2001, the period ending on August 13, 2002; and (c) if Mr. Holland is terminated at any time on or after August 13, 2001, the one-year period following termination. However, this period ends if at any time Allegiance ceases to pay Mr. Holland his base salary and benefits in existence at the time of termination. The markets covered by this noncompete provision are:


     - any market in which Allegiance is conducting business or preparing under a business plan approved by the board of directors to conduct business;



     - Dallas, New York City, Atlanta, Chicago, Los Angeles and 15 additional markets; and



     - any market for which Allegiance has prepared a business plan unless such business plan has been rejected by the board of directors.


C. DANIEL YOST EXECUTIVE AGREEMENT

In February 1998, Allegiance Telecom, Allegiance Telecom, LLC, and Mr. Yost entered into an Executive Purchase Agreement, containing the same terms as those in Mr. Holland's executive agreement.

THOMAS M. LORD EXECUTIVE AGREEMENT

In August 1997, Allegiance, Allegiance Telecom, LLC, and Mr. Lord entered into an Executive Purchase Agreement, containing the same terms as those in Mr. Holland's executive agreement.

EXECUTIVE AGREEMENTS ENTERED INTO BY OTHER MANAGEMENT INVESTORS

Each of the original management investors has entered into an Executive Purchase Agreement which includes the following terms:

Vesting. The Allegiance Telecom, LLC securities purchased by a management investor, as well as any securities distributed with respect to such Allegiance Telecom, LLC securities are subject to vesting over a four-year period, with 25.0% vesting on each of the first four anniversaries of the grant date. Vesting was accelerated by one year upon the consummation of the initial public offering of common stock, and will be accelerated 100.0% in the event of such management investor's death or disability, and 100.0% upon a sale of Allegiance where at least 50.0% of the consideration for such sale is cash or marketable securities.

Repurchase of Securities. If a management investor's employment is terminated for any reason, Allegiance will have the right to repurchase all such management investor's vested executive securities at fair market value, and all unvested executive securities at the lesser of fair market value and original cost.

Restrictions on Transfer; Holdback and "Drag Along" Agreements. The executive securities are subject to various restrictions on transferability, holdback periods in the event of a public offering of Allegiance's securities and provisions requiring the holder of such shares to approve and, if requested by Allegiance, sell its shares in any sale of Allegiance that is approved by the board.

Terms of Employment. Each management investor is an "at will" employee of Allegiance and, thus, may be terminated by Allegiance at any time and for any reason. No management investor is entitled to receive any severance payments upon any such termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Prior to April 1998, Allegiance did not have a Compensation Committee and the compensation of executive officers and other key employees of Allegiance was determined by its board of directors. Royce J. Holland, Allegiance's Chairman and Chief Executive Officer, Thomas M. Lord, Allegiance's Executive Vice President of Corporate Development and Chief Financial Officer, C. Daniel Yost, Allegiance's President and Chief Operating Officer, and John J. Callahan, Allegiance's Senior Vice President of Sales and Marketing, are all currently members of Allegiance's board of directors. The board of directors has established a Compensation Committee, which is responsible for decisions regarding salaries, incentive compensation, stock option grants and other matters regarding executive officers and key employees of Allegiance. See
"-- Committees of the Board of Directors."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LIMITED LIABILITY COMPANY AGREEMENT

On August 13, 1997, Allegiance's original fund investors and management investors entered into a limited liability company agreement to govern the affairs of Allegiance Telecom, LLC, which immediately prior to the 12 7/8% notes offering, held the one outstanding share of Allegiance's common stock and substantially all of the outstanding shares of Allegiance's preferred stock.

Upon consummation of Allegiance's initial public offering of common stock, Allegiance Telecom, LLC dissolved and its assets, which consisted almost entirely of Allegiance stock, were distributed to the fund investors and the management investors in accordance with its limited liability company agreement. Under the terms of this agreement, the equity allocation between the fund investors and the management investors would range between 95.0%/5.0% and 66.7%/33.3% based upon the valuation of Allegiance's common stock implied by the initial public offering of common stock. Based upon the valuation of Allegiance's common stock implied by the initial public offering of common stock, the equity allocation was 66.7% to the fund investors and 33.3% to the management investors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

SECURITYHOLDERS AGREEMENT

The fund investors, the management investors, and Allegiance, are parties to a Securityholders Agreement dated as of August 13, 1997. Under the terms of this agreement, in the event of an approved sale of Allegiance, each of the fund investors and their transferees agrees to approve and, if requested, to sell its shares in such sale of Allegiance. Most of the provisions of this agreement terminated upon the consummation of the initial public offering of common stock.

REGISTRATION AGREEMENT

The fund investors, the management investors, and Allegiance are parties to a Registration Agreement dated as of August 13, 1997. See "Description of Capital Stock -- Registration Rights."

VOTING AGREEMENT

Certain of Allegiance's stockholders have each agreed to vote all of their shares in such a manner as to elect the following persons to serve as directors:
Madison Dearborn Capital Partners, Morgan Stanley Capital Partners, and Frontenac Company each have the right to designate two directors; Battery Ventures has the right to designate one director; Allegiance's Chief Executive Officer has the right to serve as a director; the management investors have the right to designate three directors; and the final two directorships may be filled by representatives designated by the fund investors and acceptable to the management investors.

GRANT OF OPTIONS



In March 1998, prior to Reed E. Hundt joining the board of directors, Allegiance issued:



- options to purchase 50,623 shares of common stock to Reed E. Hundt, and



- 50,623 shares of common stock to Charles Ross Partners, LLC, of which Mr. Hundt is a member.



The options were issued with an exercise price of $2.47 per share. 33.33% of such options vested on March 13, 1999, and an additional 8.34% of such options will vest every three months after this date, until March 13, 2001, when all such options become exercisable. These numbers take into account Allegiance's initial public offering of common stock and related 426.2953905-for-one stock split.


OTHER

Morgan Stanley & Co. Incorporated, an affiliate of Morgan Stanley Capital Partners, one of the fund investors, acted as a placement agent in connection with Allegiance's offering of the 11 3/4% notes and redeemable warrants and received fees of approximately $4.4 million. In addition, Morgan Stanley & Co. Incorporated was one of the underwriters in Allegiance's initial public offering of common stock and 12 7/8% notes offering and received fees of approximately $6.9 million in connection with such offerings.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the outstanding common stock of Allegiance as of December 31, 1998 by:

- each of the directors and the executive officers of Allegiance;

- all directors and executive officers as a group, and

- each owner of more than 5% of the equity securities of Allegiance.


The percentages specified below are based on 50,360,866 shares of common stock outstanding as of March 15, 1999. Unless otherwise noted, the address for each director and executive officer of Allegiance is c/o Allegiance Telecom, Inc., 1950 Stemmons Freeway, Suite 3026, Dallas, Texas 75207.


NAME AND ADDRESS OF BENEFICIAL OWNER                          NUMBER      PERCENT
------------------------------------                        ----------    -------
DIRECTORS AND EXECUTIVE OFFICERS:
Royce J. Holland(1).......................................   3,904,685      7.8%
C. Daniel Yost............................................   1,619,940      3.2
Thomas M. Lord(2).........................................   1,822,432      3.6
John J. Callahan..........................................     607,477      1.2
Stephen N. Holland........................................     430,296        *
Paul D. Carbery(3)........................................   4,262,999      8.5
James E. Crawford, III(3)(4)..............................   4,274,499      8.5
John B. Ehrenkranz........................................          --       --
Paul J. Finnegan(5).......................................          --       --
Richard D. Frisbie(6).....................................   2,131,499      4.2
Alan E. Goldberg(7).......................................          --       --
Reed E. Hundt(8)..........................................     101,246        *
James N. Perry, Jr.(5)....................................          --       --
All directors and executive officers as a group (13
  persons)................................................  14,892,074     29.6
5% OWNERS:
Madison Dearborn Capital Partners(9)......................  10,302,247     20.5
Morgan Stanley Capital Partners(10).......................  10,302,247     20.5
Frontenac Company(11).....................................   4,262,999      8.5

-------------------------

  *  Denotes less than one percent.


 (1) Includes 1,940,552 shares of common stock owned by the Royce J. Holland Family Limited Partnership, of which Royce J. Holland is the sole general partner, 1,000 shares of common stock owned by Mr. Holland's wife, 2,600 shares of common stock held by Mr. Holland as custodian for his children, as to which 2,600 shares Mr. Holland disclaims beneficial ownership. 3,881,105 of the shares of common stock owned by Mr. Holland and the Royce
     J. Holland Family Limited Partnership are subject to vesting, with 20% of such shares of common stock vested on August 13, 1997, 20% vested upon the consummation of the initial public offering of common stock and an additional 20% vesting on each of August 13, 1998, 1999 and 2000. See "Management -- Executive Agreements."

 (2) Includes 911,216 shares of common stock owned by Mr. Lord's wife and children, as to which Mr. Lord disclaims beneficial ownership. All of the shares of common stock owned by Mr. Lord and his family are subject to vesting with 20% of such shares of common stock vested on August 13, 1997, 20% vested upon the consummation of the initial public offering of common stock and an additional 20% vesting on each of August 13, 1998, 1999 and 2000. See "Management -- Executive Agreements."

 (3) 4,262,999 shares of common stock shown are owned by Frontenac VII Limited Partnership and Frontenac Masters VII Limited Partnership. Messrs. Carbery and Crawford are members of Frontenac Company, VII, L.L.C., the general partner of Frontenac VII Limited Partnership and Frontenac Masters VII Limited Partnership and their address is c/o Frontenac Company, 135 S. LaSalle Street, Suite 3800, Chicago, IL 60603. They disclaim beneficial ownership of these shares of common stock.


 (4) Includes 500 shares of common stock owned by Mr. Crawford's spouse, 100 shares of common stock owned by Mr. Crawford's son, and 600 shares held by Mr. Crawford as custodian for his son, as to which 600 shares Mr. Crawford disclaims beneficial ownership.


 (5) Messrs. Finnegan and Perry are managing directors of Madison Dearborn Partners, Inc., the general partner of the general partner of Madison Dearborn Capital Partners II, L.P. and their address is c/o Madison Dearborn Partners, Inc., Three First National Plaza, Suite 3800, Chicago, IL 60602.

 (6) All shares of common stock shown are owned by Battery Ventures IV, L.P. and Battery Investment Partners IV, LLC. Mr. Frisbie is a managing partner of Battery Ventures, the general partner of these funds and his address is c/o Battery Ventures, 20 William Street, Wellesley, MA 02181. He disclaims beneficial ownership of these shares of common stock.

 (7) Mr. Goldberg is President and Chairman of Morgan Stanley Capital Partners III, Inc., the general partner of the general partner of the funds described in footnote (10) below and their address is c/o Morgan Stanley Capital Partners, 1221 Avenue of the Americas, New York, NY 10020.

 (8) Mr. Hundt owns options to acquire 50,623 shares of common stock and Charles Ross Partners, LLC, a Delaware limited liability company, of which Mr. Hundt is a member, owns 50,623 shares of common stock.

 (9) These shares of common stock are owned by Madison Dearborn Capital Partners II, L.P.

(10) These shares of common stock are owned by Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P. and Morgan Stanley Capital Investors, L.P.

(11) These shares of common stock are owned by Frontenac VII Limited Partnership and Frontenac Masters VII Limited Partnership.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS


11 3/4% NOTES


The 11 3/4% notes were issued under an indenture, dated as of February 3, 1998, between The Bank of New York, the trustee, and us. This indenture is governed by the Trust Indenture Act of 1939, as amended. The following description of the Allegiance 11 3/4% notes is a summary. If you would like to read the indenture setting forth the terms of the Allegiance 11 3/4% notes, we have filed a copy with the SEC.


We issued $445.0 million aggregate principal amount at maturity of 11 3/4% Senior Discount Notes. They will mature on February 15, 2008. The 11 3/4% notes were issued in units, with each unit consisting of one 11 3/4% note and one redeemable warrant.


No interest is payable on the 11 3/4% notes prior to August 15, 2003. From and after February 15, 2003, interest on the 11 3/4% notes will accrue at the rate of 11 3/4% per annum. Interest on the 11 3/4% notes is payable semiannually on February 15 and August 15 of each year, commencing August 15, 2003. Payment of interest will be made to holders of record at the close of business on the February 1 or August 1 immediately preceding the interest payment date.

The 11 3/4% notes are not secured by any of our assets and rank equally in right of payment with all of our unsubordinated and unsecured indebtedness, including the 12 7/8% notes. The 11 3/4% notes are senior in right of payment to all of our future subordinated indebtedness.

We may redeem the 11 3/4% notes at our option, in whole or in part, at any time on or after February 15, 2003. The initial redemption price is 105.8750% of their principal amount at maturity, plus accrued interest. The redemption price will decline each year and will be 100% of their principal amount at maturity, plus accrued interest, beginning on February 15, 2006. In addition, at any time on or before February 15, 2001, we may redeem up to 35% of the aggregate principal amount at maturity of the 11 3/4% notes with the proceeds of certain public equity offerings at a redemption price equal to 111.75%, expressed as a percentage of the accreted value of the 11 3/4% notes on the redemption date. We may make this redemption only so long as at least $289.25 million aggregate principal amount at maturity of the 11 3/4% notes remains outstanding immediately after such redemption.

The 11 3/4% notes indenture contains certain restrictive covenants that are substantially the same as those relating to the 12 7/8% notes, including among others:

- limitations on the ability of Allegiance and its restricted subsidiaries to incur indebtedness,

- pay dividends,

- prepay subordinated indebtedness,

- repurchase capital stock,

- make investments,

- engage in transactions with affiliates,

- create liens,

- sell assets, and

- engage in mergers and consolidations and certain other events which could cause an event of default.

Events of default under the 11 3/4% notes indenture include, among other things:

- payment defaults,

- covenant defaults,

- cross-defaults to certain other indebtedness,

- judgment defaults, and

- certain events of bankruptcy and insolvency.

The events of default under the 11 3/4% notes indenture are substantially the same as those relating to the 12 7/8% notes. See "Description of the Notes."


REVOLVING CREDIT FACILITY



Goldman Sachs Credit Partners L.P., TD Securities (USA) Inc. and Morgan Stanley Senior Funding, Inc. have entered into an agreement with Allegiance to arrange a seven year senior secured revolving credit facility. These banks have received commitments for this facility aggregating in excess of $200.0 million from various lenders. This revolving facility would be available, subject to satisfaction of certain terms and conditions, to provide purchase money financing for the acquisition, construction and improvement of telecommunications assets by Allegiance's operating subsidiaries.



The borrower under the facility will be Allegiance Finance Company, Inc., a wholly owned subsidiary of Allegiance Telecom, Inc. The facility will be structurally senior to all of Allegiance's 12 7/8% notes and 11 3/4% notes issued in 1998. The lenders will have a first priority security interest in all of Allegiance's assets. Based on Allegiance's current business plan, the facility is expected to be undrawn until 2000. Interest rates under the facility will be tied to the level of debt compared to the level of equity and is initially expected to be the London Interbank Offering Rate + 3.75%. The commitment fee on the undrawn portion of the facility is initially expected to be 1.50% of the total amount of the facility, with step-downs based on utilization.



Allegiance's ability to borrow under the facility will fluctuate according to Allegiance's ability to generate cash. Allegiance may borrow under the facility at such time as Allegiance Telecom, Inc. has invested a minimum of $250 million in the operations of the borrower and/or its subsidiaries, and certifies that, in at least one market which operates as an independent business unit, Allegiance has achieved positive earnings before deducting interest, taxes, depreciation and amortization and before deducting overhead charges. The facility refers to this measurement as "pre-overhead EBITDA." Allegiance must also certify that it projects such market to remain pre-overhead EBITDA positive through the maturity of the facility. The actual amount available under the initial availability test will be equal to one-third of the total amount of the facility, plus three times the annualized pre-overhead EBITDA for such market. Thus, for example, if the Allegiance Dallas market operations turn pre-overhead EBITDA positive for one month and Allegiance projects that this market will remain positive through the maturity of the facility on December 31, 2005, the initial availability under the facility will be equal to one third of the total amount of the facility plus three times the annualized pre-overhead EBITDA for the Dallas market. The one-month results are annualized by multiplying these results by twelve.



The availability derived from any single pre-overhead EBITDA positive market, however, will not exceed $100 million. At present, it is anticipated that Dallas will be the first market to turn positive on a pre-overhead EBITDA basis, which management expects to occur in April 1999.



Allegiance can borrow beyond this limit when two or more markets generate positive pre-overhead EBITDA for a given month. This incremental availability will equal three times the annualized pre-overhead EBITDA generated by each market other than the first market.



The availability test will also serve as a financial covenant, and Allegiance will be required to maintain levels of pre-overhead EBITDA from individual markets that would support amounts outstanding under the facility. The commitments of the lenders under the facility will reduce in twelve consecutive quarterly installments, beginning on March 31, 2003, in annual amounts equal to the following respective percentages of the initial amount of the facility:



                                           FACILITY
YEAR                                       REDUCTION
----                                       ---------
2003....................................      20%
2004....................................      30%
2005....................................      50%



A comprehensive covenant package as well as the availability tests described above will govern the facility. During the initial network construction phase from closing of the facility through June 30, 2001, Allegiance's performance will be tested by one set of covenants. Another set of covenants will take effect July 1, 2001. The covenants for these periods will include:



  COVENANTS THROUGH JUNE 30, 2001     COVENANTS FROM JULY 1, 2001 TO DECEMBER 31, 2005
  -------------------------------     ------------------------------------------------
- Minimum Revenues                    - Senior Secured Debt to Annualized Consolidated
                                        EBITDA
- Maximum Consolidated EBITDA
  Loss/Minimum Consolidated EBITDA    - Total Debt to Annualized Consolidated EBITDA
- Maximum Senior Secured Debt         - Annualized Consolidated EBITDA/ Interest
                                        Expense
- Senior Secured Debt to Total
  Capitalization                      - Pro Forma Debt Service Coverage Debt
                                      Limitation
- Maximum Capital Expenditures
                                      - Maximum Capital Expenditures



Allegiance will have flexibility under the facility to make unlimited acquisitions using equity consideration, or if financed with indebtedness, acquisitions totaling up to

$75 million in aggregate of entities generating positive free cash flow for the trailing twelve-month period. There will be an additional $25 million sub-limit with respect to acquisitions of entities generating negative free cash flow for the trailing twelve-month period, stepping up to $45 million at such time as the borrower generates positive pre-overhead EBITDA in two or more markets.



In addition, the borrower will be subject to limitations, to be determined, with respect to investments in more than 24 initial markets. The borrower will be permitted to make distributions to Allegiance Telecom, Inc. to enable the payment of interest and principal on the existing indebtedness of Allegiance Telecom, Inc.



The facilities will be also be subject to certain representations, warranties, covenants and events of default customary for credits of this nature and otherwise agreed upon by the parties.

                            DESCRIPTION OF THE NOTES


The 12 7/8% notes were issued under an indenture, dated as of July 7, 1998, between The Bank of New York, the trustee, and us. This indenture is governed by the Trust Indenture Act of 1939, as amended. The reference to the term "notes" in this "Description of the Notes" refers to our 12 7/8% notes, unless specified otherwise. The reference to "Allegiance Telecom, Inc." in this "Description of the Notes" refers to Allegiance Telecom, Inc. only.


The following description of the terms of the indenture is a summary. It does not restate the indenture and excludes certain of the definitions and complex legal terminology contained in the indenture. While we believe this summary contains the information about the indenture which is important to your decision to purchase the 12 7/8% notes it does not include all of the provisions of the indenture that you may feel are important. The indenture, and not this summary, defines your rights as a note holder. If you would like to read the indenture, we have filed a copy as an exhibit to the registration statement. For definitions of certain capitalized terms used in this "Description of the Notes" section, see the discussion under the "Certain Definitions" heading below.

GENERAL

We issued $205.0 million aggregate principal amount of notes. They will mature on May 15, 2008. Each note bears interest at 12 7/8% per annum. This interest is paid semiannually to holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date on May 15 and November 15 of each year. Interest is computed on the basis of a 360-day year of twelve 30-day months.

The notes are issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple of $1,000. The notes were initially represented by one or more global notes and deposited with, or on behalf of, The Depository Trust Company (the "Depositary"), and registered in the name of a nominee of the Depositary. Except as set forth under "Book-Entry; Delivery and Form," owners of beneficial interests in these global notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders of notes under the indenture. See "Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of notes, but we may require that you pay a sum sufficient to cover any transfer tax or other similar governmental charge that must be paid in connection with any such registration.

Subject to the covenants described below under "Covenants" and applicable law, we may issue additional notes under the indenture. The notes offered by this prospectus and any additional notes that we subsequently issue would be treated as a single class for all purposes under the indenture.

OPTIONAL REDEMPTION

We can redeem the notes at our option, in whole or in part, at any time or from time to time, on or after May 15, 2003 and prior to maturity. The notes may be redeemed at the redemption prices, expressed in percentages of principal amount, set forth below, plus accrued and unpaid interest to the redemption date, subject to the right of holders of record on the relevant regular record date that is on or prior to the redemption date to receive interest due on an interest payment date, if redeemed during the 12-month period commencing May 15 of the years set forth below:

YEAR                                             REDEMPTION PRICE
----                                             ----------------
2003..........................................       106.438%
2004..........................................       104.292
2005..........................................       102.146
2006 and thereafter...........................       100.000%

In addition, prior to May 15, 2001, we may on one or more occasions redeem up to 35% of the principal amount of the notes originally issued with the proceeds of one or more public equity offerings at a redemption price of 112.875% of the principal amount of the notes plus accrued and unpaid interest to the redemption date. However, at least 65% of the aggregate principal amount of notes originally issued must remain outstanding after each such redemption.

SELECTION AND NOTICE OF REDEMPTION

To redeem the notes, we must give you not less than 30 nor more than 60 days' prior notice which we must mail to you by first class mail to your last address as it appears in the security register. Notice of any redemption relating to a public equity offering must be mailed within 60 days after such public equity offering.

In the case of any partial redemption, the trustee will select the notes for redemption:

- in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or,

- if the notes are not listed on a national securities exchange, by lot or by such other method as the trustee in its sole discretion will deem to be fair and appropriate.

No note of $1,000 in principal amount or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount of such note to be redeemed. A new note in principal amount equal to the unredeemed portion of a note will be issued in the name of the holder of the note upon cancellation of the original note.

SINKING FUND

There will be no sinking fund payments for the notes.

SECURITY

In connection with the sale of the notes, we purchased approximately $69.0 million of U.S. Treasury securities and placed them in a pledge account to be used for payment in full of the first six scheduled interest payments due on the notes.

We pledged these securities to the trustee for the benefit of the holders of the notes under the collateral pledge and security agreement, dated as of July 7, 1998, by Allegiance

Telecom, Inc. in favor of the trustee. The trustee will hold these securities in the pledge account. Under the pledge agreement, immediately prior to an interest payment date, we may either:

- deposit cash with the trustee sufficient to pay the interest scheduled to be paid on such date or

- direct the trustee to release from the pledge account proceeds sufficient to pay interest then due on the notes.

If we exercise the former option, we may direct the trustee to release a like amount of proceeds from the pledge account. A failure to pay interest on the notes in a timely manner through the first six scheduled interest payment dates will constitute an immediate event of default under the indenture, with no grace or cure period. The pledged securities and pledge account will also secure the repayment of the principal amount and premium on the notes.

Once we make the first six scheduled interest payments on the notes, all of the remaining pledged securities, if any, will be released from the pledge account and the notes will then be unsecured.

RANKING

The indebtedness evidenced by the notes are unsubordinated obligations of Allegiance and have the same right of payment as all other existing and future unsubordinated indebtedness of Allegiance, including our 11 3/4% Senior Discount Notes due 2008. The notes are senior in right of payment to all subordinated indebtedness of Allegiance. At December 31, 1998, Allegiance had approximately $471.7 million of indebtedness outstanding. All of this debt is unsubordinated and unsecured. In addition, all existing and future liabilities, including trade payables, of our subsidiaries will effectively rank senior in right of payment to the notes.

CERTAIN DEFINITIONS

The following are material terms defined in the indenture. You should review the indenture to see full disclosure of all terms that are defined in the indenture.

"Acquired Indebtedness" means Indebtedness of a person existing at the time such person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not incurred in connection with, or in anticipation of, such person becoming a Restricted Subsidiary or such Asset Acquisition.

"Adjusted Consolidated Net Income" means, for any period, the aggregate net income or loss of Allegiance Telecom, Inc. and its Restricted Subsidiaries for such period determined in conformity with GAAP. However, the following items are excluded in computing Adjusted Consolidated Net Income:

     (1) the net income (or loss) of any person that is not a Restricted Subsidiary, except:

        (a) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to Allegiance Telecom, Inc. or any of its Restricted Subsidiaries by such person during such period, and

        (b) with respect to net losses, to the extent of the amount of Investments made by Allegiance Telecom, Inc. or any Restricted Subsidiary in such person during such period;

     (2) solely for the purposes of calculating the amount of Restricted Payments that may be made under clause (3) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, and in such case, except to the extent includable under clause (1) above, the net income or loss of any person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Allegiance Telecom, Inc. or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such person are acquired by Allegiance Telecom, Inc. or any of its Restricted Subsidiaries;

     (3) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

     (4) any gains or losses, on an after-tax basis, attributable to Asset
         Sales;

     (5) except for purposes of calculating the amount of Restricted Payments that may be made under clause (3) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on preferred stock of Allegiance Telecom, Inc. or any Restricted Subsidiary owned by persons other than Allegiance Telecom, Inc. and any of its Restricted Subsidiaries;

     (6) all extraordinary gains and extraordinary losses; and

     (7) any compensation expense paid or payable solely with Capital Stock, other than Disqualified Stock, of Allegiance Telecom, Inc. or any options, warrants or other rights to acquire Capital Stock, other than Disqualified Stock, of Allegiance Telecom, Inc.

"Adjusted Consolidated Net Tangible Assets" means the total amount of assets of Allegiance Telecom, Inc. and its Restricted Subsidiaries, less applicable depreciation, amortization and other valuation reserves, except to the extent resulting from write-ups of capital assets other than write-ups in connection with accounting for acquisitions in conformity with GAAP, after deducting from such assets:

     (1) all current liabilities of Allegiance Telecom, Inc. and its Restricted Subsidiaries, excluding intercompany items, and

     (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of Allegiance Telecom, Inc. and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the SEC or provided to the trustee under the "SEC Reports and Reports to Holders" covenant.

"Affiliate" means, as applied to any person, any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such person. For purposes of this definition, "control" and the correlative meanings of the terms "controlling," "controlled by" and "under common control with", as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

"Asset Acquisition" means:

     (1) an investment by Allegiance Telecom, Inc. or any of its Restricted Subsidiaries in any other person after which such person becomes a Restricted Subsidiary or is merged into or consolidated with Allegiance Telecom, Inc. or any of its Restricted Subsidiaries, but only if such person's primary business is related, ancillary or complementary to the businesses of Allegiance Telecom, Inc. and its Restricted Subsidiaries on the date of such investment; or

     (2) an acquisition by Allegiance Telecom, Inc. or any of its Restricted Subsidiaries of the property and assets of any person other than Allegiance Telecom, Inc. or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such person, but only if the property and assets acquired are related, ancillary or complementary to the businesses of Allegiance Telecom, Inc. and its Restricted Subsidiaries on the date of such acquisition.

"Asset Disposition" means the sale or other disposition by Allegiance Telecom, Inc. or any of its Restricted Subsidiaries, other than to Allegiance Telecom, Inc. or another Restricted Subsidiary, of all or substantially all of the Capital Stock of any Restricted Subsidiary or all or substantially all of the assets that constitute a division or line of business of Allegiance Telecom, Inc. or any of its Restricted Subsidiaries.

"Asset Sale" means any sale, transfer or other disposition, including by way of merger, consolidation or sale-leaseback transaction in one transaction or a series of related transactions by the Allegiance Telecom, Inc. or any of its Restricted Subsidiaries to any person other than to Allegiance Telecom, Inc. or any of its Restricted Subsidiaries of:

     (1) all or any of the Capital Stock of any Restricted Subsidiary;

     (2) all or substantially all of the property and assets of an operating unit or business of Allegiance Telecom, Inc. or any of its Restricted Subsidiaries; or

     (3) any other property and assets, other than the Capital Stock or other Investment in an Unrestricted Subsidiary, of Allegiance Telecom, Inc. or any of its Restricted Subsidiaries outside the ordinary course of business that is not governed by the provisions of the indenture applicable to mergers, consolidations and sales of all or substantially all of the assets of Allegiance Telecom, Inc.

For purposes of this definition, the term "Asset Sale" does not include:

     (1) sales or other dispositions of inventory, receivables and other current assets;

     (2) sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant;

     (3) sales, transfers or other dispositions of assets with a fair market value not in excess of $1 million in any transaction or series of related transactions; or

     (4) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would constitute property or assets of the kind described in clause (1)(b) of the second paragraph of the "Limitation on Asset Sales" covenant.

"Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing:

     (1) the sum of the products of the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and the amount of such principal payment by

     (2) the sum of all such principal payments.

"Capital Stock" means, with respect to any person, any and all shares, interests, participations or other equivalents, however designated, whether voting or non-voting, in equity of such person, whether outstanding on the Closing Date or issued after the Closing Date, including all common stock and preferred stock.

"Capitalized Lease" means, as applied to any person, any lease of any property, whether real, personal or mixed, of which the discounted present value of the rental obligations of such person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such person.

"Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

"Change of Control" means such time as:

     (1) a "person" or "group" within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act becomes the ultimate beneficial owner of more than 35% of the total voting power of the Voting Stock of Allegiance Telecom, Inc. on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of Allegiance Telecom, Inc., on a fully diluted basis, than is held by the Existing Stockholders on such date; or

     (2) individuals who on the Closing Date constitute the board of directors cease for any reason to constitute a majority of the members of the board of directors then in office. For purposes of this definition, a director will be treated as being on the board of directors on the Closing Date if such directors' election by the board of directors or whose nomination by the board of directors for election by stockholders of Allegiance Telecom, Inc. was approved by a vote of at least two-thirds of the members of the board of directors then in office who either were members of the board of directors on the Closing Date or whose election or nomination for election was previously so approved.

"Closing Date" means July 7, 1998.

"Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income,

     (1) Consolidated Interest Expense,

     (2) income taxes, other than income taxes, either positive or negative, attributable to extraordinary and non-recurring gains or losses or sales of assets,

     (3) depreciation expense,

     (4) amortization expense, and

     (5) all other non-cash items reducing Adjusted Consolidated Net Income other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made, less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for Allegiance Telecom, Inc. and its Restricted Subsidiaries in conformity with GAAP. However, if any Restricted Subsidiary is not a wholly owned Restricted Subsidiary, Consolidated EBITDA will be reduced, to the extent not otherwise reduced in accordance with GAAP, by an amount equal to:

     (1) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by

     (2) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by Allegiance Telecom, Inc. or any of its Restricted Subsidiaries.

"Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by Allegiance Telecom, Inc. and its Restricted Subsidiaries during such period, all as determined on a consolidated basis without taking into account Unrestricted Subsidiaries, in conformity with GAAP. This amount includes:

     (1) amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting;

     (2) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

     (3) the net costs associated with Interest Rate Agreements; and

     (4) interest in respect of Indebtedness that is Guaranteed or secured by Allegiance Telecom, Inc. or any of its Restricted Subsidiaries.

But this amount excludes:

     (1) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consoli-dated Net Income under clause (3) of the definition of Adjusted Consolidated Net Income, but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income under clause (3) of such definition; and

     (2) any premiums, fees and expenses, and any amortization of these items, payable in connection with the Allegiance initial public offering of common stock and the notes offering.

"Consolidated Leverage Ratio" means, on any Transaction Date, the ratio of the aggregate amount of Indebtedness of Allegiance Telecom, Inc. and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date to the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters for which financial statements of Allegiance Telecom, Inc. have been filed with the SEC or provided to the trustee under the "SEC Reports and Reports to Holders" covenant described below. However, in making this calculation,

     (1) pro forma effect will be given to any Indebtedness to be incurred or repaid on the Transaction Date;

     (2) pro forma effect will be given to Asset Dispositions and Asset Acquisitions, including giving pro forma effect to the application of proceeds of any Asset Disposition, that occur from the beginning of such four fiscal quarters through the Transaction Date, referred to as the "reference period," as if they had occurred and such proceeds had been applied on the first day of such reference period;

     (3) pro forma effect will be given to asset dispositions and asset acquisitions, including giving pro forma effect to the application of proceeds of any asset disposition, that have been made by any person that has become a Restricted Subsidiary or has been merged with or into Allegiance Telecom, Inc. or any Restricted Subsidiary during such reference period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such reference period; but to the extent that clause (2) or (3) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation will be based upon the four full fiscal quarters immediately preceding the Transaction Date of the person, or division or line of business of the person, that is acquired or disposed of for which financial information is available; and

     (4) the aggregate amount of Indebtedness outstanding as of the end of the reference period will be deemed to include the total amount of funds outstanding and/or available on the Transaction Date under any revolving credit or similar facilities of Allegiance Telecom, Inc. or its Restricted Subsidiaries.

"Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of Allegiance Telecom, Inc. and its Restricted Subsidiaries. Such balance sheet must be as of a date not more than 90 days prior to the date of such computation and it cannot take into account Unrestricted Subsidiaries. For purposes of this definition, such stockholders' equity will be reduced by:

     (1) any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness;

     (2) the cost of treasury stock; and

     (3) the principal amount of any promissory notes receivable from the sale of the Capital Stock of Allegiance Telecom, Inc. or any of its Restricted Subsidiaries.

Each item must be determined in conformity with GAAP excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52.

"Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

"Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

"Disqualified Stock" means any class or series of Capital Stock of any person that by its terms or otherwise is:

     (1) required to be redeemed prior to the Stated Maturity of the notes;

     (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the notes; or

     (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the notes.

However, any Capital Stock that constitutes Disqualified Stock only because it gives the holders of such stock the right to require such person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the notes will not constitute Disqualified Stock if:

     (1) the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of notes upon a Change of Control" covenants described below; and

     (2) such Capital Stock, or the agreements or instruments governing the redemption rights of such stock, specifically provides that such person will not repurchase or redeem any such stock under such provision prior to Allegiance Telecom, Inc.'s repurchase of such notes as are required to be repurchased under the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below.

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

"Existing Stockholders" means Madison Dearborn Partners, Inc., Morgan Stanley Capital Partners III, Inc., Frontenac Company, Battery Partners IV, L.P. and Battery Investment Partners IV, LLC and their respective Affiliates.

"GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the indenture will be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the indenture will be made without giving effect to the amortization of any expenses incurred in connection with the Allegiance initial public offering of common stock and the notes offering and, except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

"Guarantee" means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness of any other person. This terms includes, for example, any obligation, direct or indirect, contingent or otherwise, of such person:

     (1) to purchase or pay or advance or supply funds for the purchase or payment of such Indebtedness of such other person, whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business, to take-or-pay, or to maintain financial statement conditions or otherwise; or

     (2) entered into for purposes of assuring in any other manner the obligee of the payment of such Indebtedness or to protect such obligee against loss in respect of such Indebtedness in whole or in part.

However, the term "Guarantee" does not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

"incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "incurrence" of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an incurrence of Indebtedness.

"Indebtedness" means, with respect to any person at any date of determination without duplication:

     (1) all indebtedness of such person for borrowed money;

     (2) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

     (3) all obligations of such person in respect of letters of credit or other similar instruments, including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit, including trade letters of credit, securing obligations, other than obligations described in (1) or (2) above or (5), (6) or (7) below, entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third business day following receipt by such person of a demand for reimbursement;

     (4) all obligations of such person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except trade payables;

     (5) all Capitalized Lease Obligations of such person;

     (6) all Indebtedness of other persons secured by a Lien on any asset of such person, whether or not such Indebtedness is assumed by such person but the amount of such Indebtedness will be the lesser of the fair market value of such asset at such date of determination and the amount of such Indebtedness;

     (7) all Indebtedness of other persons Guaranteed by such person to the extent such Indebtedness is Guaranteed by such person; and

     (8) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

The amount of Indebtedness of any person at any date will be the outstanding balance at such date or, in the case of a revolving credit or other similar facility, the total amount of funds outstanding and/or available on the date of determination, of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation. However,

     (1) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP,

     (2) money borrowed and set aside at the time of the incurrence of any Indebtedness to pre-fund the payment of the interest on such Indebtedness will not be deemed to be "Indebtedness" so long as such money is held to secure the payment of such interest, and

     (3) Indebtedness will not include any liability for federal, state, local or other taxes.

"Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

"Investment" in any person means:

     (1) any direct or indirect advance, loan or other extension of credit, including by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of Allegiance Telecom, Inc. or its Restricted Subsidiaries; or

     (2) capital contribution by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others to, or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such person.

The term "Investment" also includes:

     (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

     (2) the fair market value of the Capital Stock or any other Investment held by Allegiance Telecom, Inc. or any of its Restricted Subsidiaries, of or in any person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (3) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant. However, the fair market value of the Investment remaining in any person that has ceased to be a Restricted Subsidiary will not exceed the aggregate amount of Investments previously made in such person valued at the time such Investments were made less the net reduction of such Investments.

For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below:

     (1) "Investment" will include the fair market value of the assets net of liabilities, other than liabilities to Allegiance Telecom, Inc. or any of its Restricted Subsidiaries, of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary;

     (2) the fair market value of the assets net of liabilities, other than liabilities to Allegiance Telecom, Inc. or any of its Restricted Subsidiaries, of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary will be considered a reduction in outstanding Investments; and

     (3) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer.

"Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any conditional sale or other title retention agreement or lease in the nature of a security interest or any agreement to give any security interest.

"Net Cash Proceeds" means:

     (1) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations, to the extent corresponding to the principal, but not interest, component of such obligations, when received in the form of cash or cash equivalents, except to the extent such obligations are financed or sold with recourse to Allegiance Telecom, Inc. or any Restricted Subsidiary, and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

        (a) brokerage commissions and other fees and expenses related to such Asset Sale, including fees and expenses of counsel and investment bankers;

        (b) provisions for all taxes, whether or not such taxes will actually be paid or are payable, as a result of such Asset Sale without regard to the consolidated results of operations of Allegiance Telecom, Inc. and its Restricted Subsidiaries, taken as a whole;

        (c) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either is secured by a Lien on the property or assets sold or is required to be paid as a result of such sale; and

        (d) appropriate amounts to be provided by Allegiance Telecom, Inc. or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP; and

     (2) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations, to the extent corresponding to the principal, but not interest, component of such obligations, when received in the form of cash or cash equivalents, except to the extent such obligations are financed or sold with recourse to Allegiance Telecom, Inc. or any Restricted Subsidiary, and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such conversion.

"Permitted Investment" means:

     (1) an Investment in Allegiance Telecom, Inc. or a Restricted Subsidiary or a person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, Allegiance Telecom, Inc. or a Restricted Subsidiary, but such person's primary business must be related, ancillary or complementary to the businesses of Allegiance Telecom, Inc. and its Restricted Subsidiaries on the date of such Investment;

     (2) Temporary Cash Investments;

     (3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

     (4) stock, obligations or securities received in satisfaction of judgments;

     (5) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker's compensation, performance and other similar deposits;

     (6) Interest Rate Agreements and Currency Agreements designed solely to protect Allegiance Telecom, Inc. or its Restricted Subsidiaries against fluctuations in interest rates or foreign currency exchange rates; and

     (7) loans or advances to officers or employees of Allegiance Telecom, Inc. or any Restricted Subsidiary that do not in the aggregate exceed $2 million at any time outstanding.

"Permitted Liens" means:

     (1) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as will be required in conformity with GAAP will have been made;

     (2) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as will be required in conformity with GAAP will have been made;

     (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

     (4) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business, exclusive of obligations for the payment of borrowed money;

     (5) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of Allegiance Telecom, Inc. or any of its Restricted Subsidiaries;

     (6) Liens, including extensions and renewals, upon real or personal property acquired after the Closing Date so long as:

        (a) such Lien is created solely for the purpose of securing Indebtedness incurred, in accordance with the "Limitation on Indebtedness" covenant described below, to finance the cost, including the cost of design, development, acquisition, construction, installation, improvement, transportation or integra-tion, of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property,

        (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost, and

        (c) any such Lien will not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

     (7) leases or subleases granted to others that do not materially interfere with the ordinary course of business of Allegiance Telecom, Inc. and its Restricted Subsidiaries, taken as a whole;

     (8) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of Allegiance Telecom, Inc. or its Restricted Subsidiaries relating to such property or assets;

     (9) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

     (10) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

     (11) Liens on property of, or on shares of Capital Stock or Indebtedness of, any person existing at the time such person becomes, or becomes a part of, any Restricted Subsidiary so long as such Liens do not extend to or cover any property or assets of Allegiance Telecom, Inc. or any Restricted Subsidiary other than the property or assets acquired;

     (12) Liens in favor of Allegiance Telecom, Inc. or any Restricted
          Subsidiary;

     (13) Liens arising from the rendering of a final judgment or order against Allegiance Telecom, Inc. or any Restricted Subsidiary that does not give rise to an Event of Default;

     (14) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds of such letters of credit;

     (15) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

     (16) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect Allegiance Telecom, Inc. or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

     (17) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Allegiance Telecom, Inc. or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of Allegiance Telecom, Inc. and its Restricted Subsidiaries prior to the Closing Date;

     (18) Liens on or sales of receivables; and

     (19) Liens that secure Indebtedness with an aggregate principal amount not in excess of $5 million at any time outstanding.

"Restricted Payment" means any payment or other action taken, directly or indirectly, by Allegiance Telecom, Inc. or any Restricted Subsidiary whereby Allegiance Telecom, Inc. or any Restricted Subsidiary,

     (1) declares or pays any dividend or makes any distribution on or with respect to its Capital Stock that is held by persons other than Allegiance Telecom, Inc. or any of its Restricted Subsidiaries, other than:

        (a) dividends or distributions payable solely in shares of its Capital Stock, other than Disqualified Stock, or in options, warrants or other rights to acquire shares of such Capital Stock, and

        (b) pro rata dividends or distributions on common stock of Restricted Subsidiaries held by minority stockholders;

     (2) purchases, redeems, retires or otherwise acquires for value

        (a) any shares of Capital Stock of Allegiance Telecom, Inc. or an Unrestricted Subsidiary, including options, warrants or other rights to acquire such shares of Capital Stock, held by any person, or

        (b) any shares of Capital Stock of a Restricted Subsidiary, including options, warrants or other rights to acquire such shares of Capital Stock, held by any Affiliate of Allegiance Telecom, Inc., other than an Affiliate that is a wholly owned Restricted Subsidiary, or held by any holder, or any Affiliate of such holder, of 5% or more of the Capital Stock of Allegiance Telecom, Inc.;

     (3) makes any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of Allegiance Telecom, Inc. that is subordinated in right of payment to the notes; or

     (4) makes any Investment in any person, other than a Permitted Investment.

"Restricted Subsidiary" means any subsidiary of Allegiance Telecom, Inc. other than an Unrestricted Subsidiary.

"Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries,

     (1) for the most recent fiscal year of Allegiance Telecom, Inc., accounted for more than 10% of the consolidated revenues of Allegiance Telecom, Inc. and its Restricted Subsidiaries, or

     (2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of Allegiance Telecom, Inc. and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of Allegiance Telecom, Inc. for such fiscal year.

"Stated Maturity" means

     (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable, and

     (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

"Strategic Subordinated Indebtedness" means Indebtedness of Allegiance Telecom, Inc. incurred to finance the acquisition of a person engaged in a business that is related, ancillary or complementary to the business conducted by Allegiance Telecom, Inc. or any of its Restricted Subsidiaries but only if the Indebtedness is expressly made subordinate in right of payment to the notes and provides that no payment of principal, premium or interest on, or any other payment with respect to, such Indebtedness may be made prior to the payment in full of all of Allegiance Telecom, Inc.'s obligations under the notes. However, such Indebtedness may provide for and be repaid at any time from the proceeds of a capital contribution or the sale of Capital Stock (other than Disqualified Stock) of Allegiance Telecom, Inc. after the incurrence of such Indebtedness.

"Temporary Cash Investment" means any of the following:

     (1) direct obligations of the United States of America or any of its agencies or obligations fully and unconditionally guaranteed by the United States of America or any of its agencies;

     (2) time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of their acquisition issued by a bank or trust company which is organized under the laws of the United States of America, any state or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million, or the foreign currency equivalent of $50 million, and has outstanding debt which is rated "A" or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization, as defined in Rule 436 under the Securities Act, or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

     (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause
         (2) above;

     (4) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation, other than an Affiliate of Allegiance Telecom, Inc., organized and in existence under the laws of the United States of America, any state or any foreign country recognized by the United States of America with a rating at the time as of which any investment is made of "P-1" or higher according to Moody's, or "A-1" or higher according to S&P; and

     (5) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any of their political subdivisions or taxing authorities, and rated at least "A" by S&P or Moody's.

"Transaction Date" means, with respect to the incurrence of any Indebtedness by Allegiance Telecom, Inc. or any of its Restricted Subsidiaries, the date such Indebtedness is to be incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

"Unrestricted Subsidiary" means any subsidiary of Allegiance Telecom, Inc. that at the time of determination will be designated an Unrestricted Subsidiary by the board of directors in the manner provided below and any subsidiary of an Unrestricted Subsidiary. The board of directors may designate any Restricted Subsidiary, including any newly acquired or newly formed subsidiary of Allegiance Telecom, Inc., to be an Unrestricted Subsidiary unless such subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, Allegiance Telecom, Inc. or any Restricted Subsidiary. However,

     (1) any Guarantee by Allegiance Telecom, Inc. or by any Restricted Subsidiary of any Indebtedness of the subsidiary being so designated will be deemed an "incurrence" of such Indebtedness and an "Investment" by Allegiance Telecom, Inc. or such Restricted Subsidiary, or both, if applicable, at the time of such designation;

     (2) either the subsidiary to be so designated must have total assets of $1,000 or less or if such subsidiary has assets greater than $1,000, such designation must be permitted under the "Limitation on Restricted Payments" covenant described below; and

     (3) If applicable, the incurrence of Indebtedness and the Investment referred to in clause (1) of this sentence would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below.

The board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary so long as no Default or Event of Default will have occurred and be continuing at the time of or after giving effect to such designation and all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if incurred at such time, have been permitted to be incurred and will be deemed to have been incurred for all purposes of the indenture. Any such designation by the board of directors will be evidenced to the trustee by promptly filing with the trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with these provisions.

"Voting Stock" means with respect to any person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such person.

COVENANTS

SUMMARY

In the indenture, Allegiance Telecom, Inc. agreed to certain restrictions that limit its and its Restricted Subsidiaries' ability, among other things, to:

     - incur indebtedness

     - pay dividends

     - repurchase capital stock or subordinated indebtedness

     - make investments

     - limit the ability of any Restricted Subsidiary to pay dividends or otherwise provide funds to Allegiance Telecom, Inc.

     - issue capital stock of Restricted Subsidiaries

     - have Restricted Subsidiaries issue guarantees

     - engage in transactions with stockholders and affiliates

     - incur liens

     - engage in sale-leaseback transactions

     - sell assets

     - effect mergers.

In addition, if a Change of Control occurs, each holder of notes will have the right to required Allegiance Telecom, Inc. to repurchase all or part of such holder's notes at a price equal to 101% of the principal amount of those notes plus accrued interest to the date of purchase.

LIMITATION ON INDEBTEDNESS

(a) Allegiance Telecom, Inc. will not, and will not permit any of its Restricted Subsidiaries to, incur any Indebtedness, other than the notes and Indebtedness existing on the Closing Date except that Allegiance Telecom, Inc. may incur Indebtedness if, after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be greater than zero and less than 6:1.

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

This restriction does not apply, however, to the following:

     (1) Indebtedness outstanding at any time in an aggregate principal amount not to exceed $100 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below;

     (2) Indebtedness owed (a) to Allegiance Telecom, Inc. evidenced by a promissory note or (b) to any Restricted Subsidiary, however, any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness, other than to Allegiance Telecom, Inc. or another Restricted Subsidiary, will be deemed, in each case, to constitute an incurrence of such Indebtedness not permitted by this clause (2);

     (3) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than Indebtedness incurred under clause (1), (2), (4), (6), (8) or (11) of this paragraph, and any refinancings of such Indebtedness in an amount not to exceed the amount so refinanced or refunded, plus premiums, accrued interest, fees and expenses; however, Indebtedness the proceeds of which are used to refinance or refund the notes or Indebtedness that has the same seniority as, or is subordinated in right of payment to, the notes will only be permitted under this clause (3) if

        (a) in case the notes are refinanced in part or the Indebtedness to be refinanced has the same seniority as the notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument under which such new Indebtedness is outstanding, is expressly made to have the same seniority as, or subordinate in right of payment to, the remaining notes,

        (b) in case the Indebtedness to be refinanced is subordinated in right of payment to the notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument under which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the notes at least to the extent that the Indebtedness to be refinanced is subordinated to the notes and

        (c) such new Indebtedness, determined as of the date of incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded, but in no event may Indebtedness of Allegiance Telecom, Inc. be refinanced by means of any Indebtedness of any Restricted Subsidiary under this clause (3);

     (4) Indebtedness

        (a) in respect of performance, surety or appeal bonds provided in the ordinary course of business,

        (b) under Currency Agreements and Interest Rate Agreements so long as such agreements

             (A) are designed solely to protect Allegiance Telecom, Inc. or its
                 Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates, and

             (B) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and

        (c) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Allegiance Telecom, Inc. or any of its Restricted Subsidiaries under such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition, in a principal amount not to exceed the gross proceeds actually received by Allegiance Telecom, Inc. or any Restricted Subsidiary in connection with such disposition;

     (5) Indebtedness of Allegiance Telecom, Inc., to the extent the net proceeds of such Indebtedness are promptly (a) used to purchase notes tendered in an offer to purchase in accordance with the indenture and made as a result of a Change in Control or (b) deposited to defease the notes as described below under "Defeasance";

     (6) Guarantees of the notes and Guarantees of Indebtedness of Allegiance Telecom, Inc. by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below;

     (7) Indebtedness, including Guarantees, incurred to finance the cost, including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration, to acquire equipment, inventory or network assets, including acquisitions by way of Capitalized Lease and acquisitions of the Capital Stock of a person that becomes a Restricted Subsidiary to the extent of the fair market value of the equipment, inventory or network assets so acquired, by Allegiance Telecom, Inc. or a Restricted Subsidiary after the Closing Date;

     (8) Indebtedness of Allegiance Telecom, Inc. not to exceed, at any one time outstanding, two times

        (a) the Net Cash Proceeds received by Allegiance Telecom, Inc. after February 3, 1998 as a capital contribution or from the issuance and sale of its Capital Stock, other than Disqualified Stock, to a person that is not a subsidiary of Allegiance Telecom, Inc., to the extent:

             (A) such capital contribution or Net Cash Proceeds have not been used under clause (3)(b) of the second paragraph or clause (3),
                 (4), (6),

                 (7), or (8) of the second paragraph of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment,

             (B) if such capital contribution or Net Cash Proceeds are used to consummate a transaction under which Allegiance Telecom, Inc. incurs Acquired Indebtedness, the amount of such Net Cash Proceeds exceeds one-half of the amount of Acquired Indebtedness so incurred, and

             (C) so long as such Indebtedness does not mature prior to the
                 Stated Maturity of the notes and has an Average Life longer than the notes;

        (b) 80% of the fair market value of property, other than cash and cash equivalents, received by Allegiance Telecom, Inc. after February 3, 1998 from the sale of its Capital Stock, other than Disqualified Stock, to a person that is not a subsidiary of Allegiance Telecom, Inc., to the extent:

             (A) such capital contribution or sale of Capital Stock has not been used under clause (3), (4), (6) or (7) of the second paragraph of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment,

             (B) if such capital contribution or Capital Stock is used to consummate a transaction under which Allegiance Telecom, Inc. incurs Acquired Indebtedness, 80% of the fair market value of the property received exceeds one-half of the amount of Acquired Indebtedness so incurred, and

             (C) so long as such Indebtedness does not mature prior to the
                 Stated Maturity of the notes and has an Average Life longer than the notes;

     (9) Acquired Indebtedness;

     (10) Strategic Subordinated Indebtedness; and

     (11) in addition to the Indebtedness permitted under clauses (1) through
          (10), subordinated Indebtedness of Allegiance Telecom, Inc. in an aggregate principal amount outstanding at any time not to exceed $100 million, less any amount of such Indebtedness permanently repaid in the manner described under the "Limitation on Asset Sales" covenant described below.

(b) The maximum amount of Indebtedness that Allegiance Telecom, Inc. or a Restricted Subsidiary may incur under this "Limitation on Indebtedness" covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

(c) For purposes of determining the amount of any particular Indebtedness under this "Limitation on Indebtedness" covenant, (1) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount will not be included and (2) any Liens granted under the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below will not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses,

Allegiance Telecom, Inc., in its sole discretion, will classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

LIMITATION ON RESTRICTED PAYMENTS

Allegiance Telecom, Inc. will not, and will not permit any Restricted Subsidiary to make any Restricted Payment if at the time of and after giving effect to the proposed Restricted Payment:

     (1) a Default or Event of Default will have occurred and be continuing;

     (2) Allegiance Telecom, Inc. could not incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; or

     (3) the aggregate amount of all Restricted Payments made after the Closing Date will exceed the sum of

        (a) 50% of the aggregate amount of the Adjusted Consolidated Net Income or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss, determined by excluding income resulting from transfers of assets by Allegiance Telecom, Inc. or a Restricted Subsidiary to an Unrestricted Subsidiary, accrued on a cumulative basis during the period, taken as one accounting period, beginning on April 1, 1998 and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the trustee under the "SEC Reports and Reports to Holders" covenant plus

        (b) the aggregate Net Cash Proceeds received by Allegiance Telecom, Inc. after February 3, 1998 as a capital contribution or from the issuance and sale permitted by the indenture of its Capital Stock to a person who is not a subsidiary of Allegiance Telecom, Inc., including an issuance or sale permitted by the indenture of Indebtedness of Allegiance Telecom, Inc. for cash subsequent to February 3, 1998 upon the conversion of such Indebtedness into Capital Stock of Allegiance Telecom, Inc., or from the issuance to a person who is not a subsidiary of Allegiance Telecom, Inc. of any options, warrants or other rights to acquire Capital Stock of Allegiance Telecom, Inc., in each case,

             (A) excluding any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the notes,

             (B) except to the extent such Net Cash Proceeds are used to incur
                 Indebtedness under clause (8) of the second paragraph under the "Limitation on Indebtedness" covenant, plus

        (c) an amount equal to the net reduction in Investments, other than reductions in Permitted Investments, in any person resulting

             (A) from payments of interest on Indebtedness, dividends,
                 repayments of loans or advances, or other transfers of assets, in each case to

                 Allegiance Telecom, Inc. or any Restricted Subsidiary, except to the extent any such proceeds are included in the calculation of Adjusted Consolidated Net Income not to exceed the amount of Investments previously made by Allegiance Telecom, Inc. or any Restricted Subsidiary in such person, or

             (B) from the Net Cash Proceeds from the sale of any such
                 Investment, except to the extent any such payment is included in the calculation of Adjusted Consolidated Net Income not to exceed the amount of Investments previously made by Allegiance Telecom, Inc. or any Restricted Subsidiary in such person, or

             (C) from redesignations of Unrestricted Subsidiaries as Restricted
                 Subsidiaries valued as provided in the definition of "Investments", not to exceed the amount of Investments previously made by Allegiance Telecom, Inc. or any Restricted Subsidiary in such Unrestricted Subsidiary.

The following Restricted Payments may be made so long as no Default or Event of Default has occurred and is continuing or occurs as a consequence of the actions or payments set forth below and the Restricted Payments under clauses (1) or (3) below may be made regardless of any Default or Event of Default:

     (1) the payment of any dividend within 60 days after the date of declaration of such dividend if, at said date of declaration, such payment would comply with the prior paragraph;

     (2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness incurred under clause (3) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant;

     (3) the repurchase, redemption or other acquisition of Capital Stock of Allegiance Telecom, Inc. or an Unrestricted Subsidiary, or options, warrants or other rights to acquire such Capital Stock, in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock, other than Disqualified Stock, of Allegiance Telecom, Inc. or options, warrants or other rights to acquire such Capital Stock;

     (4) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of Allegiance Telecom, Inc. which is subordinated in right of payment to the notes in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of the Capital Stock, other than Disqualified Stock, of Allegiance Telecom, Inc., or options, warrants or other rights to acquire such Capital Stock;

     (5) payments or distributions, to dissenting stockholders under applicable law, under or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of Allegiance Telecom, Inc.;

     (6) Investments in any person the primary business of which is related, ancillary or complementary to the business of Allegiance Telecom, Inc. and its Restricted Subsidiaries on the date of such Investments so long as the aggregate amount of Investments made under this clause (6) does not exceed the sum of:

        (a) $20 million, plus

        (b) the amount of Net Cash Proceeds received by Allegiance Telecom, Inc. after February 3, 1998 as a capital contribution or from the sale of its Capital Stock, other than Disqualified Stock, to a person who is not a subsidiary of Allegiance Telecom, Inc., except to the extent such Net Cash Proceeds are used to incur Indebtedness under clause
            (8) under the "Limitation on Indebtedness" covenant or to make Restricted Payments under clause (3)(b) of the first paragraph, or clauses (3), (4) or (8) of this paragraph, of this "Limitation on Restricted Payments" covenant, plus

        (c) the net reduction in Investments made under this clause (6) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds from the sale of any such Investment, in each case other than to the extent any such payment or proceeds is included in the calculation of Adjusted Consolidated Net Income, or from such person becoming a Restricted Subsidiary, valued in each case as provided in the definition of "Investments", but the net reduction in any Investment cannot exceed the amount of such Investment;

     (7) Investments acquired in exchange for Capital Stock, other than Disqualified Stock, of Allegiance Telecom, Inc.;

     (8) the declaration or payment of dividends on Capital Stock, other than Disqualified Stock, of Allegiance Telecom, Inc. in an aggregate annual amount not to exceed 6% of the Net Cash Proceeds received by Allegiance Telecom, Inc. from the sale of such Capital Stock after the Closing Date;

     (9) repurchases of warrants under a Repurchase Offer;

     (10) any purchase of any fractional share of common stock, or other Capital Stock of Allegiance Telecom, Inc. issuable upon exercise of the warrants, in connection with an exercise of the warrants; and

     (11) other Restricted Payments in an aggregate amount not to exceed $2 million so long as no Default or Event of Default will have occurred and be continuing or occur as a consequence of such Restricted Payments other than a Restricted Payment under clauses (1) or (3) above.

Each Restricted Payment permitted under the preceding paragraph and the Net Cash Proceeds from any capital contribution or any issuance of Capital Stock will be included in calculating whether the conditions of clause (3) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments, except that such calculation will not include

     - the amount of any Restricted Payments permitted under in clause (2) of the preceding paragraph,

     - an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) of the preceding paragraph, and

     - an Investment referred to in clause (6) of the preceding paragraph.

In the event the proceeds of an issuance of Capital Stock of Allegiance Telecom, Inc. are used for the redemption, repurchase or other acquisition of the notes, or Indebtedness that has the same seniority as the notes, then the Net Cash Proceeds of such issuance will be included in clause (3) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

Allegiance Telecom, Inc. will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

     (1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by Allegiance Telecom, Inc. or any other Restricted Subsidiary;

     (2) pay any Indebtedness owed to Allegiance Telecom, Inc. or any other Restricted Subsidiary;

     (3) make loans or advances to Allegiance Telecom, Inc. or any other Restricted Subsidiary; or

     (4) transfer any of its property or assets to Allegiance Telecom, Inc. or any other Restricted Subsidiary.

The provisions in the preceding paragraph will not restrict any encumbrances or restrictions:

     (1) existing on the Closing Date in the indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements so long as the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

     (2) existing under or by reason of applicable law;

     (3) existing with respect to any person or the property or assets of such person acquired by Allegiance Telecom, Inc. or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation of such acquisition, which encumbrances or restrictions are not applicable to any person or the property or assets of any person other than such person or the property or assets of such person so acquired;

     (4) in the case of clause (4) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant,

        (a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

        (b) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of Allegiance Telecom, Inc. or any Restricted Subsidiary not otherwise prohibited by the indenture, or

        (c) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Allegiance Telecom, Inc. or any Restricted Subsidiary in any manner material to Allegiance Telecom, Inc. or any Restricted Subsidiary;

     (5) with respect to a Restricted Subsidiary and imposed under an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or

     (6) contained in the terms of any Indebtedness or any agreement under which such Indebtedness was issued if

        (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement,

        (b) the encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings as determined by Allegiance Telecom, Inc., and

        (c) Allegiance Telecom, Inc. determines that any such encumbrance or restriction will not materially affect Allegiance Telecom, Inc.'s ability to make principal or interest payments on the notes.

Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant will prevent Allegiance Telecom, Inc. or any Restricted Subsidiary from:

     (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant; or

     (2) restricting the sale or other disposition of property or assets of Allegiance Telecom, Inc. or any of its Restricted Subsidiaries that secure Indebtedness of Allegiance Telecom, Inc. or any of its Restricted Subsidiaries.

LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

Allegiance Telecom, Inc. will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary, including options, warrants or other rights to purchase shares of such Capital Stock, except:

     (1) to Allegiance Telecom, Inc. or a wholly owned Restricted Subsidiary;

     (2) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

     (3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; or

     (4) issuances or sales of common stock of a Restricted Subsidiary, provided that Allegiance Telecom, Inc. or such Restricted Subsidiary applies the Net Cash Proceeds, if any, of any such sale in accordance with clauses
         (1)(a) or (b) of the second paragraph of the "Limitation on Asset Sales" covenant described below.

LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES

Allegiance Telecom, Inc. will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of Allegiance Telecom, Inc. which has the same seniority as or is subordinate in right of payment to the notes ("Guaranteed Indebtedness"), unless:

     (1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the notes by such Restricted Subsidiary; and

     (2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Allegiance Telecom, Inc. or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee.

However, this covenant will not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness:

     (1) has the same seniority as the notes, then the Guarantee of such Guaranteed Indebtedness will have the same seniority as, or subordinated to, the Subsidiary Guarantee; or

     (2) is subordinated to the notes, then the Guarantee of such Guaranteed Indebtedness will be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

Any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it will be automatically and unconditionally released and discharged upon:

     (1) any sale, exchange or transfer, to any person not an Affiliate of Allegiance Telecom, Inc., of all of Allegiance Telecom, Inc.'s and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary; or

     (2) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

LIMITATION ON TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES

Allegiance Telecom, Inc. will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction, including the purchase, sale, lease or exchange of property or assets, or the rendering of any service, with any holder, or any Affiliate of such holder, of 5% or more of any class of Capital Stock of Allegiance Telecom, Inc. or with any Affiliate of Allegiance Telecom, Inc. or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to Allegiance Telecom, Inc. or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is under a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a person that is not such a holder or an Affiliate.

This limitation does not limit, and will not apply to:

     (1) transactions approved by a majority of the disinterested members of the board of directors or for which Allegiance Telecom, Inc. or a Restricted Subsidiary delivers to the trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to Allegiance Telecom, Inc. or such Restricted Subsidiary from a financial point of view;

     (2) any transaction solely between Allegiance Telecom, Inc. and any of its wholly owned Restricted Subsidiaries or solely between wholly owned Restricted Subsidiaries;

     (3) the payment of reasonable and customary regular fees to directors of Allegiance Telecom, Inc. who are not employees of Allegiance Telecom, Inc.;

     (4) any payments or other transactions under any tax-sharing agreement between Allegiance Telecom, Inc. and any other person with which Allegiance Telecom, Inc. files a consolidated tax return or with which Allegiance Telecom, Inc. is part of a consolidated group for tax purposes; or

     (5) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant.

However, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (2) through (5) of the second paragraph, the aggregate amount of which exceeds $1 million in value, must be approved or determined to be fair in the manner provided for in clause (1) above.

LIMITATION ON LIENS

Allegiance Telecom, Inc. will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary without making effective provision for all of the notes and all other amounts due under the indenture to be directly secured equally and ratably with, or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the notes, prior to, the obligation or liability secured by such Lien.

This limitation does not apply to

     (1) Liens existing on the Closing Date;

     (2) Liens granted after the Closing Date on any assets or Capital Stock of Allegiance Telecom, Inc. or its Restricted Subsidiaries created in favor of the holders;

     (3) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to Allegiance Telecom, Inc. or a wholly owned Restricted Subsidiary to secure Indebtedness owing to Allegiance Telecom, Inc. or such other Restricted Subsidiary;

     (4) Liens securing Indebtedness which is incurred to refinance secured Indebtedness which is permitted to be incurred under clause (3) of the second paragraph of the "Limitation on Indebtedness" covenant so long as such Liens do not extend to or cover any property or assets of Allegiance Telecom, Inc. or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

     (5) Liens on the Capital Stock of, or any property or assets of, a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the "Limitation on Indebtedness" covenant;

     (6) Liens on the Capital Stock of Restricted Subsidiaries securing up to $100.0 million of Indebtedness incurred under clause (7) of the second paragraph of the "Limitation on Indebtedness" covenant; or

     (7) Permitted Liens.

LIMITATION ON SALE-LEASEBACK TRANSACTIONS

Allegiance Telecom, Inc. will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or acquired later, in which Allegiance Telecom, Inc. or a Restricted Subsidiary sells or transfers such assets or properties and then or later leases such assets or properties or any part of them or any other assets or properties which Allegiance Telecom, Inc. or such

Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

This restriction does not apply to any sale-leaseback transaction if:

     (1) the lease is for a period, including renewal rights, of not in excess of three years;

     (2) the lease secures or relates to industrial revenue or pollution control bonds;

     (3) the transaction is solely between Allegiance Telecom, Inc. and any wholly owned Restricted Subsidiary or solely between wholly owned Restricted Subsidiaries; or

     (4) Allegiance Telecom, Inc. or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (1)(a) or (b) of the second paragraph of the "Limitation on Asset Sales" covenant described below.

LIMITATION ON ASSET SALES

Allegiance Telecom, Inc. will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless:

     (1) the consideration received by Allegiance Telecom, Inc. or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of; and

     (2) at least 75% of the consideration received consists of cash or Temporary Cash Investments, but this clause (2) will not apply to long-term assignments in capacity in a telecommunications network.

In the event and to the extent that the Net Cash Proceeds received by Allegiance Telecom, Inc. or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets, determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of Allegiance Telecom, Inc. and its Subsidiaries has been filed with the SEC under the "SEC Reports and Reports to Holders" covenant, then Allegiance Telecom, Inc. will or will cause the relevant Restricted Subsidiary to:

     (1) within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets

        (a) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of Allegiance Telecom, Inc., or any Restricted Subsidiary providing a Subsidiary Guarantee under the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant described above or Indebtedness of any other Restricted Subsidiary, in each case owing to a person other than Allegiance Telecom, Inc. or any of its Restricted Subsidiaries; or

        (b) invest an equal amount, or the amount not so applied under clause
            (a), or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement, in property or assets, other than current assets, of a nature or type or that are used in a business, or in a company having property and assets of a nature or type, or engaged in a business, similar or related to the nature or type of the property and assets of, or the business of, Allegiance Telecom, Inc. and its Restricted Subsidiaries existing on the date of such investment; and

     (2) apply no later than the end of the 12-month period referred to in clause (1) such excess Net Cash Proceeds to the extent not applied under clause (1) as provided in the following paragraph of this "Limitation on Asset Sales" covenant.

If, as of the first day of any calendar month, the aggregate amount of the excess Net Cash Proceeds required to be applied, or to be committed to be applied, during such 12-month period as set forth in clause (1) of the preceding paragraph and not applied as so required by the end of such period that is not subject to an offer to purchase under this "Limitation on Asset Sales" covenant totals at least $5 million, Allegiance Telecom, Inc. must commence, not later than the fifteenth business day of such month, and consummate an offer to purchase in accordance with the indenture. Such purchase from the holders will be made on a pro rata basis an aggregate principal amount of notes equal to the excess proceeds on such date, at a purchase price equal to 100% of the principal amount of the notes, plus accrued interest to the Payment Date.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

Allegiance Telecom, Inc. must commence, within 30 days of the occurrence of a Change of Control, and consummate an offer to purchase in accordance with the indenture for all notes then outstanding, at a purchase price equal to 101% of the principal amount of such notes, plus accrued interest to the payment date.

There can be no assurance that Allegiance Telecom, Inc. will have sufficient funds available at the time of any Change of Control to make any debt payment, including repurchases of notes, required by this covenant as well as may be contained in other securities of Allegiance Telecom, Inc. which might be outstanding at the time. This covenant will, unless consents are obtained, require Allegiance Telecom, Inc. to repay all indebtedness then outstanding which by its terms would prohibit such note repurchase, either prior to or concurrently with such note repurchase.

SEC REPORTS AND REPORTS TO HOLDERS

Whether or not Allegiance Telecom, Inc. is then required to file reports with the SEC, Allegiance Telecom, Inc. will file with the SEC all such reports and other information as it would be required to file with the SEC by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934 if it were subject thereto. Allegiance Telecom, Inc. will supply the trustee and each holder or will supply to the trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other information.

EVENTS OF DEFAULT

The following events will be defined as "Events of Default" in the indenture:

     (1) default in the payment of principal of, or any premium on, any note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

     (2) default in the payment of interest on any note when the same becomes due and payable, and such default continues for a period of 30 days; however, a failure to make any of the first six scheduled interest payments on the notes on the applicable interest payment date will constitute an Event of Default with no grace or cure period;

     (3) default in the performance or breach of the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of Allegiance Telecom, Inc. or the failure to make or consummate an offer to purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenant;

     (4) Allegiance Telecom, Inc. defaults in the performance of or breaches any other covenant or agreement of Allegiance Telecom, Inc. in the indenture or under the notes, other than a default specified in clause
         (1), (2) or (3) above, and such default or breach continues for a period of 30 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the notes;

     (5) there occurs with respect to any issue or issues of Indebtedness of Allegiance Telecom, Inc. or any Significant Subsidiary having an outstanding principal amount of $5 million or more in the aggregate for all such issues of all such persons, whether such Indebtedness now exists or is hereafter created,

        (a) an event of default that has caused the holder of such indebtedness to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or

        (b) the failure to make a principal payment at the final, but not any interim, fixed maturity and such defaulted payment is not made, waived or extended within 30 days of such payment default;

     (6) any final judgment or order not covered by insurance for the payment of money in excess of $5 million in the aggregate for all such final judgments or orders against all such persons, treating any deductibles, self-insurance or retention as not so covered, is rendered against Allegiance Telecom, Inc. or any Significant Subsidiary and is not paid or discharged, and there is any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such persons to exceed $5 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, is not in effect;

     (7) a court having jurisdiction in the premises enters a decree or order for

        (a) relief in respect of Allegiance Telecom, Inc. or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,

        (b) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Allegiance Telecom, Inc. or any Significant Subsidiary or for all or substantially all of the property and assets of Allegiance Telecom, Inc. or any Significant Subsidiary or

        (c) the winding up or liquidation of the affairs of Allegiance Telecom, Inc. or any Significant Subsidiary and, in each case, such decree or order will remain in effect for a period of 30 consecutive days without being stayed or put on hold by a court;

     (8) Allegiance Telecom, Inc. or any Significant Subsidiary

        (a) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law,

        (b) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Allegiance Telecom, Inc. or any Significant Subsidiary or for all or substantially all of the property and assets of Allegiance Telecom, Inc. or any Significant Subsidiary or

        (c) effects any general assignment for the benefit of creditors; or

     (9) the pledge agreement ceases to be in full force and effect or enforceable in accordance with its terms, other than in accordance with its terms.

If an Event of Default other than one specified in clause (7) or (8) above that occurs with respect to Allegiance Telecom, Inc. occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the notes, then outstanding, by written notice to Allegiance Telecom, Inc. and to the trustee if such notice is given by the holders, may, and the trustee at the request of such holders will, declare the principal of, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest will be immediately due and payable.

In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration is automatically rescinded and annulled if the event of default triggering such Event of Default under clause (5) will be remedied or cured by Allegiance Telecom, Inc. or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

If an Event of Default specified in clause (7) or (8) above occurs with respect to Allegiance Telecom, Inc., the principal of, premium, if any, and accrued interest on the notes then outstanding will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. The holders of at least a majority in principal amount of the outstanding notes by written notice to Allegiance Telecom, Inc. and to the trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

     (1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived, and

     (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

For information as to the waiver of defaults, see "-- Modification and Waiver."

The holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes.

A holder may not pursue any remedy with respect to the indenture or the notes unless:

     (1) the holder gives the trustee written notice of a continuing Event of Default;

     (2) the holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

     (3) such holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

     (4) the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

     (5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of a note to receive payment of the principal of, premium, if any, or interest on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right will not be impaired or affected without the consent of the holder.

The indenture requires certain officers of Allegiance Telecom, Inc. to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of Allegiance Telecom, Inc. and its Restricted Subsidiaries and Allegiance Telecom, Inc.'s and its Restricted Subsidiaries' performance under the indenture and that Allegiance Telecom, Inc. has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status of such default. Allegiance Telecom, Inc. will also be obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

Allegiance Telecom, Inc. will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets to any person or permit any person to merge with or into Allegiance Telecom, Inc. unless:

     (1) Allegiance Telecom, Inc. will be the continuing person, or the person, if other than Allegiance Telecom, Inc., formed by such consolidation or into which Allegiance Telecom, Inc. is merged or that acquired or leased such property and assets of Allegiance Telecom, Inc. will be a corporation organized and validly existing under the laws of the United States of America or any of its jurisdictions and expressly assumes, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of Allegiance Telecom, Inc. on all of the notes and under the indenture;

     (2) immediately after giving effect to such transaction, no Default or Event of Default will have occurred and be continuing;

     (3) immediately after giving effect to such transaction on a pro forma basis, Allegiance Telecom, Inc. or any person becoming the successor obligor of the notes will have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of Allegiance Telecom, Inc. immediately prior to such transaction;

     (4) immediately after giving effect to such transaction on a pro forma basis Allegiance Telecom, Inc., or any person becoming the successor obligor of the notes, as the case may be, could incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant, however, this clause (4) will not apply to:

        (a) a consolidation, merger or sale of all but not less than all of the assets of Allegiance Telecom, Inc. if all Liens and Indebtedness of Allegiance Telecom, Inc. or any person becoming the successor obligor on the notes, as the case may be, and its Restricted Subsidiaries outstanding immediately after such transaction would, if incurred at such time, have been permitted to be incurred, and all such Liens and Indebtedness, other than Liens and Indebtedness of Allegiance Telecom, Inc. and its Restricted Subsidiaries outstanding immediately prior to the transaction, will be deemed to have been incurred, for all purposes of the indenture; or

        (b) a consolidation, merger or sale of all or substantially all of the assets of Allegiance Telecom, Inc. if immediately after giving effect to such transaction on a pro forma basis, Allegiance Telecom, Inc. or any person becoming the successor obligor of the notes will have a Consolidated Leverage Ratio equal to or less than the Consolidated Leverage Ratio of Allegiance Telecom, Inc. immediately prior to such transaction; and

     (5) Allegiance Telecom, Inc. delivers to the trustee an officers' certificate and opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

However, clauses (3) and (4) above do not apply if, in the good faith determination of the board of directors of Allegiance Telecom, Inc the principal purpose of such transaction is to change the state of incorporation of Allegiance Telecom, Inc. so long as any such transaction will not have as one of its purposes the evasion of these limitations.

DEFEASANCE

Summary. Allegiance Telecom, Inc. may at its option terminate its obligations under the notes and the indenture, in the manner described in the paragraph below titled "Legal Defeasance." This defeasance, commonly known as "legal defeasance," means that Allegiance Telecom, Inc. will be deemed to have paid and discharged any and all obligations in respect of the notes other than, among other matters, its obligation to:

- register the transfer or exchange of the notes,

- replace stolen, lost or mutilated notes,

- maintain paying agencies, and

- hold monies in trust for payment of the obligations under the notes.

In addition, Allegiance Telecom, Inc. may at its option terminate its obligations with respect to certain covenants under the indenture in the manner described in the paragraph below titled "Covenant Defeasance." This defeasance is commonly known as "covenant defeasance."

Legal Defeasance. Allegiance Telecom, Inc. may exercise its legal defeasance option if, among other things:

     (1) Allegiance Telecom, Inc. has deposited with the trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the indenture and the notes;

     (2) Allegiance Telecom, Inc. has delivered to the trustee

        (a) either

             (A) an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of Allegiance Telecom, Inc.'s exercise of its option under this defeasance provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; this opinion of counsel must be based upon and accompanied by a copy of a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required, or

             (B) a ruling directed to the trustee received from the Internal
                 Revenue Service to the same effect as the aforementioned opinion of counsel, and

        (b) an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

     (3) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, will have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which Allegiance Telecom, Inc. or any of its Subsidiaries is a party or by which Allegiance Telecom, Inc. or any of its Subsidiaries is bound; and

     (4) if at such time the notes are listed on a national securities exchange, Allegiance Telecom, Inc. has delivered to the trustee an opinion of counsel to the effect that the notes will not be delisted as a result of such deposit, defeasance and discharge.

Covenant Defeasance. Allegiance Telecom, Inc. may exercise its covenant defeasance option if, among other things, it

     (1) deposits with the trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the indenture and the notes;

     (2) satisfies the provisions described in clauses (2)(b), (3) and (4) under the discussion "Legal Defeasance" above; and

     (3) delivers to the trustee an opinion of counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Once Allegiance Telecom, Inc. has satisfied these conditions, the provisions of the indenture will no longer be in effect with respect to: clauses (3) and (4) under "Consolidation, Merger and Sale of Assets" and all the covenants described under "Covenants;" clause (3) under "Events of Default" with respect to such clauses (3) and

(4) under "Consolidation, Merger and Sale of Assets;" clause (4) under "Events of Default" with respect to certain covenants; and clauses (5) and (6) under "Events of Default," will be deemed not to be Events of Default.

Defeasance and Certain Other Events of Default. In the event Allegiance Telecom, Inc. exercises its option to omit compliance with certain covenants and provisions of the indenture with respect to the notes as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. However, Allegiance Telecom, Inc. will remain liable for such payments.

MODIFICATION AND WAIVER

Modifications and amendments of the indenture may be made by Allegiance Telecom, Inc. and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes. However, no such modification or amendment may, without the consent of each holder affected thereby;

     (1) change the Stated Maturity of the principal of, or any installment of interest on, any note;

     (2) reduce the principal of, or premium, if any, or interest on, any note;

     (3) change the place or currency of payment of principal of, or premium, if any, or interest on, any note;

     (4) impair the right to institute suit for the enforcement of any payment of any note on or after the Stated Maturity or, in the case of a redemption, on or after the Redemption Date;

     (5) reduce the above-stated percentage of outstanding notes the consent of whose holders is necessary to modify or amend the indenture;

     (6) waive a default in the payment of principal of, premium, if any, or interest on the notes; or

     (7) reduce the percentage or aggregate principal amount of outstanding notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS, OR EMPLOYEES

No incorporator, stockholder, officer, director, employee or controlling person of Allegiance Telecom, Inc. or any of its successors will have any liability for any of Allegiance Telecom, Inc.'s obligations under the notes or the indenture, or for any claim based on, in respect of, such obligations or their creation. Each holder, by accepting the notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

The indenture provides that, except during the continuance of a Default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in such indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

The indenture and provisions of the Trust Indenture Act of 1939, as amended, that are incorporated by reference into the indenture contain limitations on the rights of the trustee, should it become a creditor of Allegiance Telecom, Inc., to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions but if it acquires any conflicting interest, it must eliminate such conflict or resign.

The trustee is also the trustee under the 11 3/4% notes indenture.

BOOK-ENTRY; DELIVERY AND FORM

The notes were initially represented by one or more global notes issued in the form of fully registered global notes, which were deposited with, or on behalf of, the Depositary and registered in the name of a nominee of the Depositary. Transfers between participants in the Depositary will be effected in the ordinary way in accordance with the Depositary's rules and will be settled in same-day funds.

The Depositary has advised Allegiance Telecom, Inc. that the Depositary intends to follow the procedures described below:

     The Depositary will act as securities depository for the global notes. The global notes will be issued as a fully registered security registered in the name of Cede & Co., the Depositary's nominee.

     The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants deposit with the Depositary. The Depositary also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the AMEX and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the SEC.

     Purchases of notes must be made by or through direct participants, which will receive a credit for the notes on the Depositary's records. The ownership interest of each actual purchaser of each note, the beneficial owner, is in turn recorded on the direct and indirect participant's records. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

     Conveyance of notes and other communications by the Depositary to direct participants, by direct participants to indirect participants, and direct participants and indirect participants to beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices will be sent to Cede & Co. If less than all of the notes are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

     Neither the Depositary nor Cede & Co. will consent or vote with respect to the notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date, identified in a listing attached to the Omnibus Proxy.

     Principal, any premium, and interest payments on the notes will be made to the Depositary. The Depositary's practice is to credit direct participants' accounts on the payable date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of the Depositary, the Paying Agent, or Allegiance Telecom, Inc., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to the Depositary of principal, any premium, and interest on the notes are the responsibility of Allegiance Telecom, Inc. or the Paying Agent, disbursement of such payments to direct participants will be the responsibility of the Depositary, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that Allegiance Telecom, Inc. believes to be reliable.

So long as the Depositary for the global notes, or its nominee, is the registered owner of the global notes, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global notes for all purposes under the indenture. Except as set forth below, owners of beneficial interests in such global notes will not be entitled to have notes represented by such global notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders of notes under the indenture. Accordingly,

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

each person owning a beneficial interest in global notes must rely on the procedures of the Depositary and, if such person is not a participant, those of the participant through which such person owns its interests, in order to exercise any rights of a holder under the indenture or such note.

The indenture provides that the Depositary, as a holder, may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the indenture, including the right to sue for payment of principal or interest under Section 316(b) of the Trust Indenture Act of 1939, as amended. Allegiance Telecom, Inc. understands that under existing industry practices, when Allegiance Telecom, Inc. requests any action of holders or when a beneficial owner desires to give or take any action which a holder is entitled to give or take under the indenture, the Depositary generally will give or take such action, or authorize the relevant participants to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Allegiance Telecom, Inc. has been informed by the Depositary that the Depositary will assist its participants and the beneficial owners in taking any action a holder is entitled to take under the indenture or exercise any rights available to Cede & Co., as the holder of record of the notes and including the right to demand acceleration of the notes upon an Event of Default or to institute suit for the enforcement of payment or interest under Section 316(b) of the Trust Indenture Act of 1939, as amended. The Depositary has advised Allegiance Telecom, Inc. that it will act with respect to such matters upon written instructions from a participant to whose account with the Depositary the relevant beneficial ownership in the notes is credited. Allegiance Telecom, Inc. understands that a participant will deliver such written instructions to the Depositary upon itself receiving similar written instructions from either indirect participants or beneficial owners, as the case may be. Under Rule 6 of the rules and procedures filed by the Depositary with the SEC under Section 17 of the Exchange Act, participants are required to indemnify the Depositary against all liability the Depositary may sustain, without fault on the part of the Depositary or its nominee, as a result of any action they may take under the instructions of the participant in exercising any such rights.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the global notes.

Principal, premium, if any, and interest payments on notes registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the global notes representing such notes. Neither Allegiance Telecom, Inc. nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

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

If the Depositary is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by Allegiance Telecom, Inc. within 60 days or, if an Event of Default under the indenture has occurred and is continuing, Allegiance Telecom, Inc. will issue notes in definitive registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple of $1,000, in exchange for the global notes representing such notes. In addition, Allegiance Telecom, Inc. may at any time and in its sole discretion determine not to have any notes in registered form represented by the global notes and, in such event, will issue notes or in definitive registered form in exchange for the global notes representing such notes. In any such instance, an owner of a beneficial interest in a global note will be entitled to physical delivery in definitive form of notes registered in its name. Upon the exchange of the global notes for notes in definitive form, the global notes will be cancelled by the trustee.

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

                          DESCRIPTION OF CAPITAL STOCK

GENERAL MATTERS


The total amount of authorized capital stock of Allegiance consists of 150,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of March 15, 1999, 50,360,866 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. The following discussion describes Allegiance's capital stock, its charter and by-laws. This summary describes all material provisions of Allegiance's charter and by-laws. If you would like to read copies of these documents, we have filed copies with the SEC.


Allegiance's charter and by-laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors. These provisions may have the effect of delaying, deferring or preventing a future takeover or change in control of Allegiance unless the takeover or change in control is approved by the board of directors.

COMMON STOCK

Subject to the prior rights of the holders of any preferred stock, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at such time and in such amounts as the board of directors may from time to time determine. The shares of common stock are not convertible and the holders have no preemptive or subscription rights to purchase any securities of Allegiance. Upon liquidation, dissolution or winding up of Allegiance, the holders of common stock are entitled to receive pro rata, the assets of Allegiance which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting.

PREFERRED STOCK

Allegiance's board of directors may, without further action by Allegiance's stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of Allegiance before any payment is made to the holders of shares of common stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of Allegiance's securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the board of directors of Allegiance, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock. There are no shares of preferred stock currently outstanding, and Allegiance has no present intention to issue any shares of preferred stock.

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

CERTAIN PROVISIONS OF ALLEGIANCE'S CHARTER AND BY-LAWS

Allegiance's charter provides for the board of directors to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of the board of directors will be elected each year. See "Management." Under the Delaware General Corporation Law, directors serving on a classified board can only be removed for cause. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board of directors until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of Allegiance and could increase the likelihood that incumbent directors will retain their positions.

Allegiance's charter provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Allegiance's charter and the by-laws provides that, except as otherwise required by law, special meetings of the stockholders can only be called under a resolution adopted by a majority of the board of directors or by the Chief Executive Officer of Allegiance. Stockholders will not be permitted to call a special meeting or to require the board of directors to call a special meeting.

Allegiance's by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders of Allegiance, including proposed nominations of persons for election to the board of directors.

Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to Allegiance's Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although the by-laws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the by-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Allegiance.

Allegiance's charter and by-laws provide that the affirmative vote of holders of at least 66 2/3% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal certain of their provisions. This requirement of a super-majority vote to approve amendments to its charter and by-laws could enable a minority of Allegiance's stockholders to exercise veto power over any such amendments.

CERTAIN PROVISIONS OF DELAWARE LAW

Allegiance is subject to the "Business Combination" provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested

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

stockholder" for a period of three years after the date of the transaction which the person became an "interested stockholder," unless:

- the transaction is approved by the board of directors prior to the date the "interested stockholder" obtained such status;

- upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder," owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by:

  (a) persons who are directors and also officers, and

  (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

- on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder."

A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years did own, 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Allegiance and, accordingly, may discourage attempts to acquire Allegiance.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

Allegiance's charter limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, the charter provides that Allegiance will indemnify directors and officers of Allegiance to the fullest extent permitted by such law. Allegiance anticipates entering into indemnification agreements with its current directors and executive officers and any new directors or executive officers.

WARRANTS

In connection with the offering of the 11 3/4% notes, Allegiance issued 445,000 redeemable warrants under the Warrant Agreement between Allegiance and The Bank of New York.

Each redeemable warrant is exercisable to purchase 1.45898399509 shares of common stock at an exercise price of $.01 per share, subject to adjustment. The redeemable warrants may be exercised at any time on or after February 3, 1999 and prior to February 3, 2008. Upon the occurrence of a merger with a person that does not have a class of equity securities registered under the Securities Exchange Act of 1934, as amended in connection with which the consideration to stockholders of Allegiance is not all cash, Allegiance or its successor by merger or consolidation will be required to offer to repurchase the redeemable warrants. All such repurchases will be at the market price of the common stock or other securities issuable upon exercise of the redeemable warrants or, if the common stock or such other securities are not registered under the Exchange Act,

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

the value of the common stock or other securities as determined by an independent financial expert, less the exercise price.

REGISTRATION RIGHTS

The fund investors, the management investors, and Allegiance are parties to a Registration Agreement dated as of August 13, 1997. Each of Morgan Stanley Capital Partners, Madison Dearborn Capital Partners, and Frontenac Company is entitled to demand two long-form registrations and unlimited short-form registrations, and Battery Ventures is entitled to demand one long-form registration, such as registration on Form S-1, and unlimited short-form registrations, such as registration on Form S-3. In addition, the fund investors and the management investors may "piggyback" on primary or secondary registered public offerings of Allegiance's securities. Allegiance has agreed to pay the registration expenses in connection with these demand and "piggyback" registrations. Each fund investor and management investor is subject to holdback restrictions in the event of a public offering of Allegiance securities. The parties to the Registration Agreement have agreed to permit the holders of redeemable warrants to "piggyback" on any registrations under the Registration Agreement.

Allegiance and The Bank of New York are parties to a Warrant Registration Rights Agreement dated as of February 3, 1998. The holders of the redeemable warrants are entitled to "piggyback" registration rights in connection with certain public offerings of the common stock. In addition, Allegiance is required to use its best efforts to cause to become effective under the Securities Act, within 180 days after the closing of the initial public offering of common stock, a shelf registration statement with respect to the issuance of the common stock issuable upon exercise of the redeemable warrants; except that such shelf registration statement may not be declared effective prior to the first anniversary of the issuance of the redeemable warrants. Once the shelf registration statement is declared effective, Allegiance is required to maintain the effectiveness of such registration statement until all redeemable warrants have expired or been exercised. Allegiance is required to pay the expenses associated with such registration.

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

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a general discussion of the principal United States federal income tax consequences of the purchase, ownership and disposition of the 12 7/8% notes to both initial and subsequent purchasers of the 12 7/8% notes. This discussion is based on currently existing provisions of the Code, existing, temporary and proposed Treasury regulations issued by the IRS, and administrative and judicial interpretations of each of the Code and existing, temporary and proposed Treasury regulations, all as in effect or proposed on the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or different interpretations.

This discussion is limited to purchasers who hold the 12 7/8% notes as capital assets, within the meaning of section 1221 of the Code and is for general information only and does not address all of the tax consequences that may be relevant to particular purchasers in light of their personal circumstances or to certain types of initial purchasers, such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities, certain U.S. expatriates, persons who have hedged the risk of owning a 12 7/8% note or holders whose "functional currency" is not the U.S. dollar. Moreover, the effect of any applicable foreign tax law and any applicable federal state, local, gift, estate or other tax laws is generally not discussed.

As used in this prospectus, the term "U.S. Holder" means an initial or subsequent purchaser of a 12 7/8% note that is, for United States federal income tax purposes,

- a citizen or individual resident of the United States, or one treated as a citizen or resident under the Code,

- a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision of the United States, or an entity treated as created or organized in or under the laws of the United States or any political subdivision of the United States,

- an estate the income of which is subject to United States federal income taxation regardless of source, or

- a trust subject to the primary supervision of a court within the United States and the control of a United States person, as described in the Code.

An individual may, subject to certain exceptions, be deemed to be a United States resident, as opposed to a non-resident alien, by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. All of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted for this determination. Resident aliens are subject to U.S. federal tax as if they were U.S. citizens. As used in this prospectus, a "Non-U.S. Holder" is a holder that is not a U.S. Holder.

ALL PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE 12 7/8% NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS OF SUCH LAWS.

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

UNITED STATES FEDERAL INCOME TAXATION OF UNITED STATES HOLDERS

Interest. Stated interest paid on a 12 7/8% note generally will be taxable to a U.S. Holder as ordinary interest income as it accrues or is received, in accordance with such U.S. Holder's method of accounting for United States federal income tax purposes. U.S. Holders of the 12 7/8% notes will not be required to include any original issue discount in gross income for U.S. federal income tax purposes as a consequence of the issuance of the 12 7/8% notes at an approximately 2% discount from their principal amount because the amount of original issue discount created by such discount will not exceed the de minimis threshold as determined under Section 1273(a)(3) of the Code and thus will be treated as zero.

Optional Redemption. The 12 7/8% notes may be redeemed prior to their stated maturity at Allegiance's option. For purposes of computing the yield of such instruments, Allegiance will be deemed to exercise or not exercise its option to redeem the 12 7/8% notes in a manner that minimizes the yield on the 12 7/8% notes. In the event Allegiance were deemed to exercise its option to redeem, for purposes of determining whether the 12 7/8% notes were issued with original issue discount, the 12 7/8% notes' yield to maturity would be computed by treating the deemed redemption date as the maturity date of the 12 7/8% notes and the amount payable on redemption as the principal amount of the 12 7/8% notes. It is not anticipated that Allegiance's option to redeem the 12 7/8% notes prior to stated maturity will be treated as exercised.

Redemption, Sale, Exchange or Retirement of the 12 7/8% Notes. In general, a U.S. Holder will recognize gain or loss on the redemption, sale, exchange or retirement of the 12 7/8% notes equal to the difference between the amount realized on the redemption, sale, exchange or retirement, reduced by any amounts attributable to accrued but unpaid interest, which will be taxable as ordinary interest income, and such U.S. Holder's adjusted tax basis in the 12 7/8% note. A U.S. Holder's adjusted tax basis in the 12 7/8% note generally will be its cost to such U.S. Holder. As a general rule, such gain or loss recognized on the redemption, sale, exchange or retirement of the 12 7/8% notes will be capital gain or loss. With respect to individuals, gain is subject to reduced rates of tax if the 12 7/8% note was held for more than twelve months as of the date of redemption, sale, exchange or retirement.

Market Discount -- Applicable For Subsequent Purchasers. If a U.S. Holder purchases a 12 7/8% note for an amount that is less than such 12 7/8% note's stated redemption price at maturity, in this case the 12 7/8% note's face amount, the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than .25% multiplied by the complete number of years to maturity, after its acquisition by the U.S. Holder. All prospective purchasers should consult their own tax advisors regarding the application of the market discount rules, which in certain cases can require a U.S. Holder to treat any principal payments on, or any gain on the sale, exchange, retirement or other disposition of, a 12 7/8% note as ordinary income to the extent of the market discount that has not previously been included in income, including the effect of:

- the market discount rules on the interest deductibility of any indebtedness incurred or continued to purchase or carry such 12 7/8% note,

- certain available elections for U.S. Holder's to elect:

          (1) to accrue market discount on a constant interest method rather than ratably or

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

          (2) to accrue market discount into income currently, and

- President Clinton's Fiscal Year 2000 Budget which includes a proposal that, if enacted, would require holders that use an accrual method of accounting to include market discount in income as it accrues.

Amortizable Bond Premium -- Applicable For Subsequent Purchasers. A U.S. Holder that purchases a 12 7/8% note for an amount in excess of the sum of all amounts payable on the 12 7/8% note, other than stated interest, after the initial purchase date of the 12 7/8% note will be considered to have purchased the 12 7/8% note at a "premium." All prospective purchasers should consult their own tax advisors regarding the application of the market premium rules, including the effect of certain available elections for U.S. Holder's to elect to amortize market premium on a constant yield method. If such an election is made, the amount amortized in any year will be treated as a reduction of the U.S. Holder's interest income from the 12 7/8% note.

UNITED STATES FEDERAL INCOME TAXATION OF NON-U.S. HOLDERS

Under present U.S. federal income and estate tax law and subject to the discussion of backup withholding below:

(a) payments of principal, any premium and interest on a 12 7/8% note by Allegiance or any of its agents to any Non-U.S. Holder will not be subject to withholding of U.S. federal income tax, provided that, in the case of interest:

     (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of Allegiance's voting stock,

     (2) the Non-U.S. Holder is not (x) a controlled foreign corporation that is related to Allegiance through stock ownership, or (y) a bank receiving interest described in Section 881(c)(3)(A) of the Code, and

     (3) the beneficial owner of the 12 7/8% note certifies to Allegiance or its agent, under penalties of perjury, that it is not a "United States person," as defined in the Code, and provides its name and address, and

        (A) such beneficial owner files the Form W-8 with the withholding agent or

        (B) in the case of a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the 12 7/8% note on behalf of the beneficial owner, such financial institution certifies to Allegiance or its agent under penalties of perjury that such statement has been received from the beneficial owner and furnishes the payor with a copy of such statement;

(b) a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange, redemption, retirement at maturity or other disposition of a 12 7/8% note unless:

     (1) such holder is an individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, or

     (2) the gain is effectively connected with a U.S. trade or business of the holder, and if an income tax treaty applies, is generally attributable to a U.S. "permanent establishment" maintained by the holder;

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

(c) a 12 7/8% note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to U.S. federal estate tax as a result of such individual's death if, at the time of such death:

     (1) the individual did not actually or constructively own 10 percent or more of the total combined voting power of all classes of Allegiance's voting stock, and

     (2) the income on the 12 7/8% note would not have been effectively connected with the conduct of a trade or business by the individual in the United States.

If:

- a Non-U.S. Holder is engaged in a trade or business in the United States,

- interest on the 12 7/8% note or gain realized on the sale, exchange or other disposition of the 12 7/8% note is effectively connected with the conduct of such trade or business and,

- if an income tax treaty applies, the Non-U.S. Holder maintains a U.S. "permanent establishment" to which the interest or gain is attributable,

the Non-U.S. Holder, although exempt from the withholding tax provided the requirements discussed in paragraph (a) above are met, and such holder furnishes a properly executed Internal Revenue Service Form 4224 or successor form on or before any payment date to claim such exemption, generally will be subject to U.S. federal income tax on such interest or gain on a net basis in the same manner as if it were a U.S. Holder.

In addition, a foreign corporation that is a Non-U.S. Holder may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable tax treaty. For this purpose, interest on a 12 7/8% note or gain on the disposition of a 12 7/8% note will be included in earnings and profits if such interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Recently finalized Treasury regulations pertaining to U.S. federal withholding tax, generally effective for payments made after December 31, 1999, will provide alternative methods for satisfying the certification requirement described in paragraph (a)(3) above and will require a Non-U.S. Holder that provides an IRS Form 4224 or successor form as discussed above to also provide its U.S. taxpayer identification number. These regulations generally also will require, in the case of a 12 7/8% note held by a foreign partnership, that (x) the certification described in paragraph (a)(3) above be provided by the partners rather than the partnership and (y) the partnership provide certain information, including a U.S. taxpayer identification number. A look-through rule will apply in the case of tiered partnerships.

Non-U.S. Holders should consult with their tax advisors regarding U.S. and foreign tax consequences with respect to the 12 7/8% notes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

In general, information reporting requirements will apply to certain payments made in respect of a 12 7/8% note made to U.S. Holders other than certain exempt recipients, such as corporations. A 31% backup withholding tax will apply to such payments if the U.S. Holder fails to provide a correct taxpayer identification number or certification of exempt

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

status or, with respect to certain payments, the U.S. Holder fails to report in full all dividend and interest income and the IRS notifies the payor of such underreporting.

Under current Treasury Regulations, backup withholding and information reporting will not apply to payments made by Allegiance or any of its agents to a Non-U.S. Holder of a 12 7/8% note if such holder has provided the required certification that it is not a United States person as set forth in paragraph (a) under "United States Federal Income Taxation of Non-U.S. Holders," provided that neither Allegiance nor its agent has actual knowledge that the holder is a United States person. Allegiance or its agent may, however, report on IRS Form 1042S payments of interest on the 12 7/8% notes.

Payment of the proceeds from the disposition of a 12 7/8% note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting may apply if the broker is:

- a United States person,

- a controlled foreign corporation for U.S. tax purposes or

- a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business.

Payments of the proceeds from a disposition of a 12 7/8% note made to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

In general, the recently finalized withholding tax regulations do not significantly alter the current substantive backup withholding and information reporting requirements, but unify current certification procedures and clarify reliance standards. Under the same regulations, special rules apply which permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. A holder of a 12 7/8% note should consult with its tax advisor regarding the application of the backup withholding rules to its particular situation, the availability of an exemption therefrom, the procedure for obtaining such an exemption, if available, and the impact of these regulations on payments made with respect to 12 7/8% notes after December 31, 1999.

Any amounts withheld under the backup withholding rules from a payment to a holder would be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

                              ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing, retirement, or other employee benefit plan ("Plan") subject to Title I of ERISA, should consider the fiduciary standards under ERISA in the context of the Plan's particular circumstances before authorizing an investment of a portion of such Plan's assets in the 12 7/8% notes. Accordingly, such fiduciary should consider whether:

- the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA;

- the investment is in accordance with the documents and instruments governing the Plan as required by Section 404(a)(1)(D) of ERISA; and

- the investment is prudent under ERISA.

In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA and the corresponding provisions of the Code prohibit a wide range of transactions involving the assets of a Plan or a plan subject to Section 4975 of the Code, collectively referred to as "ERISA Plans", and persons who have certain specified relationships to the ERISA Plan who are "parties in interest" within the meaning of ERISA, and "disqualified persons" within the meaning of the Code. A prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code could arise if Allegiance were, or were to become, a party in interest or a disqualified person with respect to an ERISA Plan purchasing the 12 7/8% notes.

Certain exemptions from the prohibited transaction rules could be applicable to the purchase of the 12 7/8% notes by an ERISA Plan depending on the type and circumstances of the fiduciary of the ERISA Plan making the decision to acquire the 12 7/8% notes. Included among these exemptions are:

- Prohibited Transaction Class Exemption ("PTCE") 90-1, regarding investments by insurance company pooled separate accounts;

- PTCE 91-38, regarding investments by bank collective investment funds;

- PTCE 84-14, regarding transactions effected by a qualified professional asset manager;

- PTCE 95-60, regarding investments by insurance company general amounts; and

- PTCE 96-23, regarding transactions effected by an in-house asset manager.

Thus, a fiduciary of an ERISA Plan considering an investment in the 12 7/8% notes also should consider whether the acquisition or the continued holding of the 12 7/8% notes might constitute or give rise to a non-exempt prohibited transaction. No ERISA Plan with respect to which Allegiance is a party in interest or a disqualified person may purchase the 12 7/8% notes, unless a statutory or administrative exemption is available.

Certain employee benefit plans, such as governmental plans and church plans, if no election has been made under Section 410(d) of the Code, are not subject to the restrictions of ERISA, and assets of such Plans may be invested in the 12 7/8% notes without regard to the ERISA considerations described above. The investment in the 12 7/8% notes by such employee benefit plans may, however, be subject to other applicable federal and state laws, which should be carefully considered by such employee benefit plans before investing in the 12 7/8% notes.

Every ERISA Plan investor considering the acquisition of the 12 7/8% notes should consult with its counsel with respect to the potential applicability of ERISA and Section 4975 of the Code to such investment, and whether any prohibited transaction exemption would be applicable.

                              PLAN OF DISTRIBUTION

This prospectus is to be used by Morgan Stanley Dean Witter, in connection with offers and sales of the 12 7/8% notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Morgan Stanley Dean Witter may act as principal or as agent in such transactions. If Morgan Stanley Dean Witter conducts any market-making activities, it may be required to deliver a "market-making prospectus" when effecting offers and sales in the 12 7/8% notes because of the equity ownership of Allegiance by certain private investment partnerships, which are affiliates of Morgan Stanley Dean Witter. For as long as a market-making prospectus is required to be delivered, the ability of Morgan Stanley Dean Witter to make a market in the 12 7/8% notes may, in part, be dependent on the ability of Allegiance to maintain a current market-making prospectus. Morgan Stanley Dean Witter has no obligation to make a market in the 12 7/8% notes, and may discontinue its market-making activities at any time without notice, at its sole discretion.

There is currently no established public market for the 12 7/8% notes. Allegiance does not currently intend to apply for listing of the 12 7/8% notes on any securities exchange. Therefore, any trading that does develop will occur on the over-the-counter market. Allegiance has been advised by Morgan Stanley Dean Witter that it intends to make a market in the 12 7/8% notes but it has no obligation to do so and any market-making may be discontinued at any time. No assurance can be given that an active public market for the 12 7/8% notes will develop.

Morgan Stanley Dean Witter acted as an underwriter in connection with the initial public offering of Allegiance's common stock and the public offering of the 12 7/8% notes and received aggregate commissions and fees of $6.9 million in connection with such offerings. Morgan Stanley also acted as an initial purchaser in connection with the original offering of the 11 3/4% notes and redeemable warrants and received approximately $4.4 million in fees in connection with such offering. Morgan Stanley Dean Witter is affiliated with entities that beneficially own approximately 20.5% of the outstanding common stock as of December 31, 1998. Alan E. Goldberg and John B. Ehrenkranz, directors of Allegiance, are officers of Morgan Stanley. For further information regarding the involvement of affiliates of Morgan Stanley Dean Witter in the management of Allegiance and their equity ownership, see "Risk Factors -- We Face Potential Conflicts of Interest Caused by Fund Investor Control Which Could Be Detrimental to Holders of Our Securities," "Management" and "Security Ownership of Certain Beneficial Owners and Management."

Although there are no agreements to do so, Morgan Stanley Dean Witter, as well as others, may act as broker or dealer in connection with the sale of the 12 7/8% notes contemplated by this prospectus and may receive fees or commissions in connection therewith.

Allegiance has agreed to indemnify Morgan Stanley Dean Witter against certain liabilities under the Securities Act or to contribute to payment that Morgan Stanley Dean Witter may be required to make in respect of such liabilities.

                                 LEGAL MATTERS

The validity of the 12 7/8% notes offered hereby have been passed upon for Allegiance by Kirkland & Ellis, a partnership including professional corporations, Chicago, Illinois.

                                    EXPERTS

The consolidated balance sheets of Allegiance as of December 31, 1998 and December 31, 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 1998 and for the period from inception on April 22, 1997 to December 31, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included in this prospectus in reliance upon the authority of said firm as experts in giving said report.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----

Report of Independent Public Accountants....................  F-2

Consolidated Balance Sheets as of December 31, 1998, and
  December 31, 1997.........................................  F-3

Consolidated Statements of Operations for the year ended
  December 31, 1998, and for the Period from Inception
  (April 22, 1997) through December 31, 1997................  F-4

Consolidated Statements of Stockholders' Equity (Deficit)
  for the year ended December 31, 1998, and for the Period
  from Inception (April 22, 1997) through December 31,
  1997......................................................  F-5

Consolidated Statements of Cash Flows for the year ended
  December 31, 1998, and for the Period from Inception
  (April 22, 1997) through December 31, 1997................  F-6

Notes to Consolidated Financial Statements..................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Allegiance Telecom, Inc.:

We have audited the accompanying consolidated balance sheets of Allegiance Telecom, Inc. (a Delaware corporation) and subsidiaries (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 1998, and for the period from inception (April 22, 1997), to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Allegiance Telecom, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the year ended December 31, 1998, and for the period from inception (April 22, 1997), to December 31, 1997, in conformity with generally accepted accounting principles.


                                                ARTHUR ANDERSEN LLP


Dallas, Texas,
February 3, 1999

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

           CONSOLIDATED BALANCE SHEETS -- DECEMBER 31, 1998 AND 1997

                (In thousands, except share and per share data)



                                                                 1998         1997
                                                              -----------   ---------
                                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 262,501.7   $ 5,726.4
  Short-term investments....................................    143,389.7          --
  Short-term investments, restricted........................     25,542.8          --
  Accounts receivable (net of allowance for doubtful
    accounts of $577.2 and $0, at December 31, 1998 and
    1997, respectively).....................................      6,186.6         4.3
  Prepaid expenses and other current assets.................      1,243.2       245.2
                                                              -----------   ---------
        Total current assets................................    438,864.0     5,975.9
PROPERTY AND EQUIPMENT (net of accumulated depreciation and
  amortization of $9,015.4 and $12.7 at December 31, 1998
  and 1997, respectively)...................................    144,860.0    23,899.9
OTHER NONCURRENT ASSETS:
  Deferred debt issuance costs (net of accumulated
    amortization of $733.7 and $0, at December 31, 1998 and
    1997, respectively).....................................     16,078.4          --
  Long-term investments, restricted.........................     36,699.2          --
  Other assets..............................................      1,372.7       171.2
                                                              -----------   ---------
        Total other noncurrent assets.......................     54,150.3       171.2
                                                              -----------   ---------
        Total assets........................................  $ 637,874.3   $30,047.0
                                                              ===========   =========
                   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable..........................................  $  20,981.7   $ 2,261.7
  Accrued liabilities and other current liabilities.........     26,176.8     1,668.0
                                                              -----------   ---------
        Total current liabilities...........................     47,158.5     3,929.7
LONG-TERM DEBT..............................................    471,652.1          --
REDEEMABLE CUMULATIVE CONVERTIBLE PREFERRED STOCK,
  $.01 par value, 0 and 40,498,062 shares authorized, 0 and
    40,498,062 shares issued and outstanding at December 31,
    1998 and 1997, respectively.............................           --    33,409.4
REDEEMABLE WARRANTS.........................................      8,634.1          --
COMMITMENTS AND CONTINGENCIES (see Notes 6 and 8)
STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock, $.01 par value, 1,000,000 and 0 shares
    authorized, no shares issued or outstanding at December
    31, 1998 and 1997, respectively.........................           --          --
  Common stock, $.01 par value, 150,000,000 and 42,629,965
    shares authorized, 50,341,554 and 426 shares issued and
    outstanding at December 31, 1998 and 1997,
    respectively............................................        503.4          --
  Additional paid-in capital................................    416,729.9     3,008.4
  Deferred compensation.....................................    (14,617.3)   (2,798.4)
  Deferred management ownership allocation charge...........    (26,224.7)         --
  Accumulated deficit.......................................   (265,961.7)   (7,502.1)
                                                              -----------   ---------
        Total stockholders' equity (deficit)................    110,429.6    (7,292.1)
                                                              -----------   ---------
        Total liabilities and stockholders' equity
        (deficit)...........................................  $ 637,874.3   $30,047.0
                                                              ===========   =========


  The accompanying notes are an integral part of these consolidated financial statements.

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except share and per share data)


                                                                       PERIOD FROM
                                                                        INCEPTION
                                                                    (APRIL 22, 1997),
                                                      YEAR ENDED         THROUGH
                                                     DECEMBER 31,     DECEMBER 31,
                                                         1998             1997
                                                     ------------   -----------------
REVENUE............................................  $   9,786.2       $       0.4
OPERATING EXPENSES:
  Network..........................................      9,528.8             151.2
  Selling, general, and administrative.............     46,089.4           3,425.9
  Management ownership allocation charge...........    167,311.9                --
  Noncash deferred compensation....................      5,307.2             209.9
  Depreciation and amortization....................      9,002.8              12.7
                                                     -----------       -----------
          Total operating expenses.................    237,240.1           3,799.7
                                                     -----------       -----------
          Loss from operations.....................   (227,453.9)         (3,799.3)
OTHER (EXPENSE) INCOME:
  Interest income..................................     19,917.4             111.4
  Interest expense.................................    (38,951.7)               --
                                                     -----------       -----------
          Total other (expense) income.............    (19,034.3)            111.4
                                                     -----------       -----------
NET LOSS...........................................   (246,488.2)         (3,687.9)
ACCRETION OF REDEEMABLE PREFERRED STOCK AND WARRANT
  VALUES...........................................    (11,971.4)         (3,814.2)
                                                     -----------       -----------
NET LOSS APPLICABLE TO COMMON STOCK................  $(258,459.6)      $  (7,502.1)
                                                     ===========       ===========
NET LOSS PER SHARE, basic and diluted..............  $    (10.53)      $(17,610.68)
                                                     ===========       ===========
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING,
  basic and diluted................................   24,550,346               426
                                                     ===========       ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                (In thousands, except share and per share data)


                 For the Year Ended December 31, 1998, and for

     the Period from Inception (April 22, 1997), through December 31, 1997

                                                                                                        DEFERRED
                                PREFERRED STOCK         COMMON STOCK                                   MANAGEMENT
                              --------------------   -------------------   ADDITIONAL                   OWNERSHIP
                              NUMBER OF              NUMBER OF              PAID-IN       DEFERRED     ALLOCATION    ACCUMULATED
                               SHARES      AMOUNT      SHARES     AMOUNT    CAPITAL     COMPENSATION     CHARGE        DEFICIT
                              ---------   --------   ----------   ------   ----------   ------------   -----------   -----------
BALANCE, April 22, 1997
  (date of inception).......        --    $     --           --   $  --    $       --    $       --    $        --   $        --
  Issuance of common stock
    at $.23 per share.......        --          --          426      --           0.1            --             --            --
  Accretion of redeemable
    preferred stock and
    warrant values..........        --          --           --      --            --            --             --      (3,814.2)
  Deferred compensation.....        --          --           --      --       3,008.3      (3,008.3)            --            --
  Amortization of deferred
    compensation............        --          --           --      --            --         209.9             --            --
  Net loss..................        --          --           --      --            --            --             --      (3,687.9)
                               -------    --------   ----------   ------   ----------    ----------    -----------   -----------
BALANCE, December 31,
  1997......................        --          --          426      --       3,008.4      (2,798.4)            --      (7,502.1)
  Accretion of redeemable
    preferred stock and
    warrant values..........        --          --           --      --            --            --             --     (11,971.4)
  Initial public offering...        --          --   10,000,000   100.0     137,656.8            --             --            --
  Conversion of redeemable
    preferred stock.........        --          --   40,341,128   403.4      65,402.0            --             --            --
  Deferred compensation.....        --          --           --      --     210,662.7     (17,126.1)    (193,536.6)           --
  Amortization of deferred
    compensation............        --          --           --      --            --       5,307.2      167,311.9            --
  Net loss..................        --          --           --      --            --            --             --    (246,488.2)
                               -------    --------   ----------   ------   ----------    ----------    -----------   -----------
BALANCE, December 31,
  1998......................        --    $     --   50,341,554   $503.4   $416,729.9    $(14,617.3)   $ (26,224.7)  $(265,961.7)
                               =======    ========   ==========   ======   ==========    ==========    ===========   ===========


                                 TOTAL
                              -----------
BALANCE, April 22, 1997
  (date of inception).......  $        --
  Issuance of common stock
    at $.23 per share.......          0.1
  Accretion of redeemable
    preferred stock and
    warrant values..........     (3,814.2)
  Deferred compensation.....           --
  Amortization of deferred
    compensation............        209.9
  Net loss..................     (3,687.9)
                              -----------
BALANCE, December 31,
  1997......................     (7,292.1)
  Accretion of redeemable
    preferred stock and
    warrant values..........    (11,971.4)
  Initial public offering...    137,756.8
  Conversion of redeemable
    preferred stock.........     65,805.4
  Deferred compensation.....           --
  Amortization of deferred
    compensation............    172,619.1
  Net loss..................   (246,488.2)
                              -----------
BALANCE, December 31,
  1998......................  $ 110,429.6
                              ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                 For the Year Ended December 31, 1998, and for

     the Period from Inception (April 22, 1997), through December 31, 1997


                                                                 1998          1997
                                                              -----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(246,488.2)  $ (3,687.9)
  Adjustments to reconcile net loss to cash used in
    operating activities --
    Depreciation and amortization...........................      9,002.8         12.7
    Provision for uncollectible accounts receivable.........        577.2           --
    Accretion of senior discount notes......................     27,762.7           --
    Amortization of original issue discount.................        569.9           --
    Amortization of deferred debt issuance costs............        733.7           --
    Amortization of management ownership allocation charge
     and deferred compensation..............................    172,619.1        209.9
    Changes in assets and liabilities --
      Accounts receivable...................................     (6,759.5)        (4.3)
      Prepaid expenses and other current assets.............       (998.0)      (245.2)
      Other assets..........................................     (1,201.5)      (171.2)
      Accounts payable......................................      4,703.9        275.1
      Accrued liabilities and other current liabilities.....     22,208.1      1,668.0
                                                              -----------   ----------
         Net cash used in operating activities..............    (17,269.8)    (1,942.9)
                                                              -----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................   (113,538.7)   (21,926.0)
  Purchases of investments..................................   (294,688.8)          --
  Proceeds from redemption of investments...................     89,057.1           --
                                                              -----------   ----------
         Net cash used in investing activities..............   (319,170.4)   (21,926.0)
                                                              -----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from senior discount notes.......................    443,212.1           --
  Proceeds from issuance of redeemable warrants.............      8,183.5           --
  Deferred debt issuance costs..............................    (16,812.1)          --
  Proceeds from issuance of redeemable preferred stock......           --      5,000.0
  Proceeds from redeemable capital contributions............     20,875.2     24,595.2
  Proceeds from issuance of common stock....................           --          0.1
  Proceeds from initial public offering.....................    137,756.8           --
                                                              -----------   ----------
         Net cash provided by financing activities..........    593,215.5     29,595.3
                                                              -----------   ----------
INCREASE IN CASH AND CASH EQUIVALENTS.......................    256,775.3      5,726.4
CASH AND CASH EQUIVALENTS, beginning of period..............      5,726.4           --
                                                              -----------   ----------
CASH AND CASH EQUIVALENTS, end of period....................  $ 262,501.7   $  5,726.4
                                                              ===========   ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for --
    Interest................................................  $   9,384.4   $       --
                                                              ===========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997
                (In thousands, except share and per share data)

1. GENERAL:

Allegiance Telecom, Inc., a competitive local exchange carrier (CLEC), was incorporated on April 22, 1997, as a Delaware corporation, for the purpose of providing voice, data, and Internet services to business, government, and other institutional users in major metropolitan areas across the United States. Allegiance Telecom, Inc. and its subsidiaries are referred to herein as the "Company."


The Company's business plan is focused on offering services in 24 of the largest metropolitan areas in the United States. As of December 31, 1998, the Company was operational in nine markets: Atlanta, Boston, Chicago, Dallas, Fort Worth, Los Angeles, New York City, Oakland and San Francisco and is in the process of deploying networks in seven other markets: Houston, Northern New Jersey, Orange County, Philadelphia, San Diego, San Jose and Washington, D.C.



Until December 16, 1997, the Company was in the development stage. From its inception on April 22, 1997, through December 31, 1997, the Company's principal activities included developing its business plans, procuring governmental authorizations, raising capital, hiring management and other key personnel, working on the design and development of its local exchange telephone networks and operations support systems (OSS), acquiring equipment and facilities, and negotiating interconnection agreements. Also, the Company initiated resale services to customers in the Dallas market in December 1997. During 1998, the Company began providing facilities-based services to customers in its markets. During 1998, the Company concentrated on building out the markets it is currently operating in, as well as developing its future markets. Accordingly, the Company has incurred substantial operating losses and operating cash flow deficits.



The Company's success will be affected by the problems, expenses, and delays encountered in connection with the formation of any new business and by the competitive environment in which the Company operates. The Company's performance will further be affected by its ability to assess potential markets, secure financing or raise additional capital, implement expanded interconnection and collocation with incumbent local exchange carrier (ILEC) facilities, lease adequate trunking capacity from ILECs or other CLECs, purchase and install switches in additional markets, implement efficient OSS and other back office systems, develop a sufficient customer base, and attract, retain, and motivate qualified personnel. The Company's networks and the provisions of telecommunications services are subject to significant regulation at the federal, state, and local levels. Delays in receiving required regulatory approvals or the enactment of new adverse regulation or regulatory requirements may have a material adverse effect upon the Company. Although management believes that the Company will be able to successfully mitigate these risks, there is no assurance that the Company will be able to do so or that the Company will ever operate profitably.


Expenses are expected to exceed revenues in each market in which the Company offers service until a sufficient customer base is established. It is anticipated that obtaining a

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES sufficient customer base will take a number of years, and positive cash flows from operations are not expected in the near future.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

CONSOLIDATION

The accompanying financial statements include the accounts of Allegiance Telecom, Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, the Company includes as cash and cash equivalents, cash, marketable securities, and commercial paper with original maturities of three months or less at date of purchase.

SHORT-TERM INVESTMENTS

Short-term investments consist primarily of commercial paper with original maturities at date of purchase beyond three months and less than 12 months. Such short-term investments are carried at their accreted value, which approximates fair value, due to the short period of time to maturity.

RESTRICTED INVESTMENTS


Restricted investments consist primarily of U.S. government securities purchased in connection with the Company's outstanding 12 7/8% Notes (see Note 4) to secure the first three years' (six semiannual) interest payments on the 12 7/8% Notes. Such investments are stated at their accreted value, which approximates fair value, and are shown in both current and other noncurrent assets, based upon the maturity dates of each of the securities at the balance sheet date.


Restricted investments also includes $787.2 in certificates of deposit held as collateral for letters of credit issued on behalf of the Company. These investments are classified as other noncurrent assets.

ACCOUNTS RECEIVABLE

Accounts receivable consist of end-user receivables, interest receivable, and at December 31, 1997, a receivable from an employee.

PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of prepaid rent, prepaid insurance, and refundable deposits. Prepayments are expensed on a straight-line basis over the life of the underlying agreements.

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

PROPERTY AND EQUIPMENT


Property and equipment includes network equipment, leasehold improvements, software, office equipment, furniture and fixtures, construction-in-progress, and other. These assets are stated at cost, which includes direct costs and capitalized interest, and are depreciated once placed in service using the straight-line method. Interest expense for the year ended December 31, 1998, was $41,749.9 before the capitalization of $2,798.2 of interest related to construction-in-progress. No interest expense was incurred during the period ended December 31, 1997. Repair and maintenance costs are expensed as incurred.


Property and equipment at December 31, 1998 and 1997, consist of the following:

                                                                          USEFUL
                                                                          LIVES
                                                  1998        1997      (IN YEARS)
                                               ----------   ---------   ----------
Network equipment............................  $ 67,303.8   $      --       5-7
Leasehold improvements.......................    24,483.2        37.5      5-10
Software.....................................     7,840.0          --         3
Office equipment and other...................     4,384.3        89.9         2
Furniture and fixtures.......................     2,419.6       150.2         5
                                               ----------   ---------
Property and equipment, in service...........   106,430.9       277.6
Less: Accumulated depreciation...............    (9,015.4)      (12.7)
                                               ----------   ---------
Property and equipment, in service, net......    97,415.5       264.9
Construction-in-progress.....................    47,444.5    23,635.0
                                               ----------   ---------
Property and equipment, net..................  $144,860.0   $23,899.9
                                               ==========   =========

REVENUE RECOGNITION

Revenue is recognized in the month in which the service is provided, except for reciprocal compensation generated by calls placed to Internet service providers connected to the Company's network. The propriety of CLECs (such as the Company) to earn local reciprocal compensation is the subject of numerous regulatory and legal challenges. Until this issue is ultimately resolved, the Company has determined to recognize this revenue only when realization of it is certain, which in most cases will be upon receipt of cash.

COMPREHENSIVE INCOME

In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130 (SFAS 130), "Reporting Comprehensive Income." SFAS 130 established reporting and disclosure requirements for comprehensive income and its components within the financial statements. The Company's comprehensive income components were immaterial as of December 31, 1998, and the

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

Company had no comprehensive income components as of December 31, 1997; therefore, comprehensive income/loss is the same as net income/loss for both periods.

LOSS PER SHARE


The Company calculates net loss per share under the provisions of SFAS No. 128, "Earnings per Share." The net loss per share amounts reflected on the statements of operations and the number of shares outstanding on the balance sheets reflect a 426.2953905-for-one stock split, which occurred in connection with the initial public offering (see Note 3). The net loss applicable to common stock includes the accretion of redeemable cumulative convertible preferred stock and warrant values of $11,971.4 for the year ended December 31, 1998, and $3,814.2 for the period from inception (April 22, 1997), through December 31, 1997.


The securities listed below were not included in the computation of diluted loss per share, since the effect from the conversion would be antidilutive.


                                                               DECEMBER 31,
                                                          ----------------------
                                                            1998        1997
                                                          --------   -----------
Redeemable Cumulative Convertible Preferred Stock.......        --    40,498,062
Redeemable Warrants.....................................   649,248            --
1997 Nonqualified Stock Option Plan.....................   886,127       189,127
1998 Stock Incentive Plan...............................   365,526            --
Employee Stock Discount Purchase Plan...................    44,624            --


RECOGNITION OF THE COST OF START-UP ACTIVITIES


On April 3, 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-5 (SOP 98-5), "Reporting on the Costs of Start-up Activities." SOP 98-5 requires that start-up activities and organization costs be expensed as incurred and that start-up costs capitalized prior to the adoption of SOP 98-5 be reported as a cumulative effect of a change in accounting principle. The Company adopted SOP 98-5 during the second quarter of 1998. Adoption of SOP 98-5 did not have an effect on the Company, inasmuch as the Company had previously expensed all such costs.


ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 requires that all derivatives be recognized at fair value as either assets or liabilities. SFAS 133 also requires an entity that elects to apply hedge accounting to establish the method to be used in assessing the effectiveness of the hedging derivatives and the measurement approach for determining the ineffectiveness of the hedge at the inception of the hedge. The methods chosen must be consistent with the entity's approach to managing risk. The Company adopted SFAS 133 at the beginning of the fourth quarter of 1998. Adoption of SFAS 133 did not have an

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES effect on the Company, inasmuch as the Company has historically not invested in derivatives or participated in hedging activities.

USE OF ESTIMATES IN FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain amounts in the prior period's consolidated financial statements have been reclassified to conform with the current period presentation.

3. CAPITALIZATION:


In connection with its initial public offering of common stock (the "IPO") on July 7, 1998 (see below), the Company effected a 426.2953905-for-one stock split, which is retroactively reflected within these financial statements.


STOCK PURCHASE AGREEMENT AND SECURITY HOLDERS AGREEMENT


On August 13, 1997, the Company entered into a stock purchase agreement with Allegiance Telecom, LLC ("Allegiance LLC") (see Note 7). Allegiance LLC purchased 40,498,062 shares of 12% redeemable cumulative convertible preferred stock ("Redeemable Preferred Stock"), par value $.01 per share, for aggregate consideration of $5,000.0 (the "Initial Closing"). Allegiance LLC agreed to make additional contributions as necessary to fund expansion into new markets ("Subsequent Closings"). In order to obtain funds through Subsequent Closings, the Company submitted a proposal to Allegiance LLC detailing the funds necessary to build out the Company's business in a new market. Allegiance LLC was not required to make any contributions until it approved the proposal. The maximum commitment of Allegiance LLC was $100,000.0. No capital contributions were required to be made after the Company consummated an initial public offering of its stock (which occurred on July 7, 1998).



Allegiance LLC contributed a total of $50,132.9 and $29,595.2 prior to the Company's initial public offering and December 31, 1997, respectively. Each security holder in Allegiance LLC had the right to require Allegiance LLC to repurchase all of the outstanding securities held by such security holder at the greater of the original cost (including interest at 12% per annum) for such security or the fair market value, as defined in the security holder's agreement, at any time and from time to time after August 13, 2004, but not after the consummation of a public offering or sale of the Company. If repurchase provisions had been exercised, the Company had agreed, at the request and direction of Allegiance LLC, to take any and all actions necessary, including

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES declaring and paying dividends and repurchasing preferred or common stock, to enable Allegiance LLC to satisfy its repurchase obligations.

Because of the redemption provisions, the Company has recognized the accretion of the value of the Redeemable Preferred Stock to reflect management's estimate of the potential future fair market value of the Redeemable Preferred Stock payable in the event the repurchase provisions were exercised. Amounts were accreted using the effective interest method, assuming the Redeemable Preferred Stock is redeemed at a redemption price based on the estimated potential future fair market value of the equity of the Company in August 2004. The accretion was recorded each period as an increase in the balance of Redeemable Preferred Stock outstanding and a noncash increase in the net loss applicable to common stock.

In connection with the IPO, the Redeemable Preferred Stock was converted into common stock, and the amounts accreted were reclassified as a component of additional paid-in capital. In addition, the redemption provisions and the obligation of Allegiance LLC to make additional contributions to the Company (and the obligation of the members of Allegiance LLC to make capital contributions) have terminated.

REDEEMABLE CUMULATIVE CONVERTIBLE PREFERRED STOCK

Each share of the Company's Redeemable Preferred Stock was convertible into shares of the Company's common stock (the "Common Stock") on a one-for-one basis, subject to certain antidilution provisions. No dividends were declared in 1998 or 1997.

In 1998, prior to the conversion of the Redeemable Preferred Stock, the Company recorded accretion of $11,520.8. Accretion recorded in the period ended December 31, 1997, was $3,814.2.

Capital contributed in the Subsequent Closings occurring in October 1997 and January 1998 and other capital contributions totaled approximately $45,132.9.

In February and March 1998, the Company issued 273,361.92 shares of Redeemable Preferred Stock for aggregate consideration of $337.5.


In connection with the consummation of the IPO, the outstanding shares of the Redeemable Preferred Stock were converted into 40,341,128 shares of Common Stock. Upon the conversion of the Redeemable Preferred Stock, the obligation of the Company to redeem the Redeemable Preferred Stock also terminated and, therefore, the accretion of the Redeemable Preferred Stock value recorded to the date of the IPO, $15,335.0, was reclassified to additional paid-in capital along with $50,470.4 proceeds from the issuance of the Redeemable Preferred Stock and redeemable capital contributions.


PREFERRED STOCK


In connection with the IPO, the Company authorized 1,000,000 shares of Preferred Stock ("Preferred Stock") with a $.01 par value. At December 31, 1998, no shares of Preferred Stock were issued and outstanding.

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

COMMON STOCK


On July 7, 1998, the Company raised $150,000.0 of gross proceeds in the Company's IPO. The Company sold 10,000,000 shares of its Common Stock at a price of $15 per share. In connection with the IPO, the outstanding shares of Redeemable Preferred Stock were converted in to 40,341,128 shares of Common Stock, and the Company increased the number of authorized Common Stock to 150,000,000. At December 31, 1998, 50,341,554 shares were issued and outstanding. Of the authorized but unissued Common Stock, 6,998,970 shares are reserved for issuance upon exercise of options issued under the Company's stock option, stock incentive, and stock purchase plans (see Note 10) and 649,248 shares are reserved for issuance, sale, and delivery upon the exercise of warrants (see Note 4).


DEFERRED COMPENSATION


Allegiance LLC sold to certain management investors (the "Management Investors") membership units of Allegiance LLC at amounts less than their estimated fair market value; therefore, the Company has recognized deferred compensation of $10,090.2 and $977.6 at December 31, 1998 and 1997, respectively, of which $2,726.1 and $40.7 have been amortized to expense at December 31, 1998 and 1997, respectively. In connection with the IPO, the Redeemable Preferred Stock was converted into Common Stock, and Allegiance LLC was dissolved. The deferred compensation charge is amortized based upon the period over which the Company has the right to repurchase certain of the securities (at the lower of fair market value or the price paid by the employee) in the event the management employee's employment with the Company is terminated.


DEFERRED MANAGEMENT OWNERSHIP ALLOCATION CHARGE


On July 7, 1998, in connection with the IPO, certain venture capital investors (the "Fund Investors") and certain Management Investors owned 95.0% and 5.0%, respectively, of the ownership interests of Allegiance LLC, which owned substantially all of the Company's outstanding capital stock. As a result of the successful IPO, Allegiance LLC was dissolved, and its assets (which consisted almost entirely of such capital stock) have been distributed to the Fund Investors and Management Investors in accordance with Allegiance LLC's Limited Liability Company Agreement (the "LLC Agreement"). The LLC Agreement provided that the equity allocation between the Fund Investors and the Management Investors be 66.7% and 33.3%, respectively, based upon the valuation implied by the IPO. Under generally accepted accounting principles, the Company recorded the increase in the assets of Allegiance LLC allocated to the Management Investors as a $193,536.6 increase in additional paid-in capital, of which $122,475.5 was recorded as a noncash, nonrecurring charge to operating expense and $71,061.1 was recorded as a deferred management ownership allocation charge. The deferred charge was amortized at $44,836.4 as of December 31, 1998, and will be further amortized at $18,870.2, $7,175.7, and $178.8 during the years 1999, 2000, and 2001, respectively, which is the period over which the Company has the right to repurchase certain of the securities (at the lower of fair market

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES value or the price paid by the employee) in the event the management employee's employment with the Company is terminated.

4. LONG-TERM DEBT:

Long-term debt consisted of the following:

                                                               DECEMBER 31,
                                                           --------------------
                                                              1998       1997
                                                           ----------   -------
Series B 11 3/4% Notes, face amount $445,000.0 due
  February 15, 2008, effective interest rate of 12.45%,
  at accreted value......................................  $270,526.1   $    --
12 7/8% Senior Notes, face amount $205,000.0 due May 15,
  2008, effective interest rate of 13.24%, at accreted
  value..................................................   201,018.6
Other....................................................       107.4        --
                                                           ----------   -------
          Total long-term debt...........................  $471,652.1   $    --
                                                           ==========   =======

On February 3, 1998, the Company raised gross proceeds of approximately $250,477.1 in an offering of 445,000 Units (the "Unit Offering"), each of which consists of one 11 3/4% Senior Discount Note due 2008 of the Company (the
"11 3/4% Notes") and one warrant to purchase .0034224719 shares of Common Stock (the "Redeemable Warrants") at an exercise price of $.01 per share, subject to certain antidilution provisions. Of the gross proceeds, $242,293.6 was allocated to the 11 3/4% Notes and $8,183.5 was allocated to the Redeemable Warrants. The Redeemable Warrants became exercisable in connection with the IPO (see Note 3) in July 1998, and each warrant may now purchase 1.45898399509 shares of Common Stock as a result of the stock split (see Note 3).


A Registration Statement on Form S-4 (File No. 333-49013), registering the Company's 11 3/4% Notes and offering to exchange (the "Exchange Offer") any and all of the outstanding 11 3/4% Notes for Series B 11 3/4% Notes due 2008 (the "Series B Notes"), was declared effective by the Securities and Exchange Commission on May 22, 1998. The Exchange Offer terminated on June 23, 1998, after substantially all of the outstanding 11 3/4% Notes were exchanged. The terms and conditions of the Series B Notes are identical to those of the 11 3/4% Notes in all material respects.



The Series B Notes have a principal amount at maturity of $445,000.0 and an effective interest rate of 12.45%. The Series B Notes mature on February 15, 2008. From and after February 15, 2003, interest on the Series B Notes will be payable semiannually in cash at the rate of 11 3/4% per annum.


The Company must make an offer to purchase the Redeemable Warrants for cash at the relevant value upon the occurrence of a repurchase event. A repurchase event is defined to occur when (i) the Company consolidates with or merges into another person if the Common Stock thereafter issuable upon exercise of the Redeemable Warrants is not registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or (ii) the Company sells all or substantially all of its assets to another person, if the

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

Common Stock thereafter issuable upon the exercise of the Redeemable Warrants is not registered under the Exchange Act, unless the consideration for such a transaction is cash. The relevant value is defined to be the fair market value of the Common Stock as determined by the trading value of the securities if publicly traded or at an estimated fair market value without giving effect to any discount for lack of liquidity, lack of registered securities, or the fact that the securities represent a minority of the total shares outstanding. As a result of the warrant redemption provisions, the Company is recognizing the potential future redemption value of the Redeemable Warrants by recording accretion of the Redeemable Warrants to their estimated fair market value at February 3, 2008, using the effective interest method. Accretion recorded in the year ended December 31, 1998, was $450.6.

The Series B Notes are redeemable by the Company, in whole or in part, anytime on or after February 15, 2003, at 105.875% of their principal amount at maturity, plus accrued and unpaid interest, declining to 100% of their principal amount at maturity, plus accrued and unpaid interest on and after February 15, 2006. In addition, at any time prior to February 15, 2001, the Company may, at its option, redeem up to 35% of the principal amount at maturity of the Series B Notes in connection with one or more public equity offerings at 111.750% of the accreted value on the redemption date, provided that at least $289,250.0 aggregate principal amount at maturity of the Series B Notes remains outstanding after such redemption.


On July 7, 1998, the Company raised approximately $200,918.5 of gross proceeds from the sale of its 12 7/8% Senior Notes due 2008 (the "12 7/8% Notes"), of which approximately $69,033.4 was used to purchase U.S. government securities, which were placed in a pledged account to secure and fund the first six scheduled payments of interest on the notes (see Note 2).



The 12 7/8% Notes have a principal amount at maturity of $205,000.0 and an effective interest rate of 13.24%. The 12 7/8% Notes mature on May 15, 2008. Interest on the 12 7/8% Notes is payable semiannually in cash at the rate of 12 7/8% on May 15 and November 15 of each year. As of December 31, 1998, the Company has recorded accrued interest associated with the 12 7/8% Notes of $3,470.2, which is included in other current liabilities.



The 12 7/8% Notes are redeemable by the Company, in whole or in part, at any time on or after May 15, 2003, at 106.438% of their principal amount, declining to 100% of their principal amount, plus accrued interest, on or after May 15, 2006. In addition, prior to May 15, 2001, the Company may redeem up to 35% of the aggregate principal amount of the 12 7/8% Notes with the proceeds of one or more public offerings (as defined in the indenture relating to the 12 7/8% Notes) at 112.875% of their principal amount, plus accrued interest, provided, however, that after any such redemption at least 65% of the aggregate principal amount of the 12 7/8% Notes originally issued remains outstanding.



The Series B and the 12 7/8% Notes carry certain restrictive covenants that, among other things, limit the ability of the Company to incur indebtedness, create liens, engage in sale-leaseback transactions, pay dividends or make distributions in respect to their capital stock, redeem capital stock, make investments or certain other restricted payments, sell assets,

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES issue or sell stock of restricted subsidiaries (as defined in the indentures relating to the Series B Notes and the 12 7/8% Notes), enter into transactions with any holder of 5% or more of any class of capital stock of the Company, or effect a consolidation or merger. In addition, upon a change of control, the Company is required to make an offer to purchase each series of notes at a purchase price of 101% of the accreted value thereof (in the case of the Series B Notes) and 101% of the principal amount thereof (in the case of the 12 7/8% Notes), together with accrued interest, if any. However, these limitations are subject to a number of qualifications and exceptions (as defined in the indentures relating to each series of notes). The Company was in compliance with all such restrictive covenants of each series of notes at December 31, 1998.

5. CAPITAL LEASES:


On May 29, 1998, the Company signed a capital lease agreement for three, four-fiber rings, with a term of 10 years and a renewal term of 10 years, at an expected total cost of $3,485.0; $871.3 was paid as of December 31, 1998. The remainder is expected to be paid in 1999 and is not reflected in the financial statements, since the payment is contingent upon the timing of completion of network segments.



On December 4, 1998, the Company signed a capital lease agreement for 12 optical fibers configured in two separate rings, with a term of 15 years and two renewal terms of five years each. Total cost associated with the capital lease is dependent upon the timing of completion of connectivity of the optical fibers with the Company's network, which is to be completed in two phases. The Company will incur recurring monthly charges of $29.4 after the completion of phase one. After completion of phase two, the Company will pay a one-time fee of $76.5 and the recurring monthly charge will increase to $76.5. This capital lease is not reflected in the financial statements, since the total cost and timing of payments are contingent upon the timing of completion of the phases.


6. LEGAL MATTERS:


On August 29, 1997, WorldCom, Inc. ("WorldCom") sued the Company and two individual employees. In its complaint, WorldCom alleges that these employees violated certain noncompete and nonsolicitation agreements by accepting employment with the Company and by soliciting then-current WorldCom employees to leave WorldCom's employment and join the Company. In addition, WorldCom claims that the Company tortiously interfered with WorldCom's relationships with its employees and that the Company's behavior constituted unfair competition. WorldCom seeks injunctive relief and damages, although it has filed no motion for a temporary restraining order or preliminary injunction. The Company denies all claims and will vigorously defend itself. An estimate of possible loss cannot be made at this time.


On October 7, 1997, the Company filed a counterclaim against WorldCom for, among other things, attempted monopolization of the "one-stop shopping" telecommunications market, abuse of process, and unfair competition. WorldCom moved to dismiss the abuse of process and unfair competition claims. The court dismissed the unfair competition claim

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES on March 4, 1998. Thus, the Company's counterclaim for attempted monopolization and abuse of power are still being litigated.


7. RELATED PARTIES:


From inception (April 22, 1997) through July 7, 1998, the Company was a wholly owned subsidiary of Allegiance LLC. On July 7, 1998, the Fund Investors and the Management Investors owned 95.0% and 5.0%, respectively, of the ownership interest of Allegiance LLC, which owned substantially all of the Company's outstanding capital stock. As a result of the successful IPO (see Note 3), Allegiance LLC was dissolved, and its assets (which consisted almost entirely of such capital stock) have been distributed to the Fund Investors and the Management Investors in accordance with the LLC Agreement (see Note 3).


As of July 7, 1998 and 1997, Allegiance LLC had made aggregate capital contributions to the Company of approximately $50,132.9 and $29,595.2, respectively.

During 1998 and 1997, the Company paid all organizational and legal fees of Allegiance LLC, the amount of which was not material. No amounts are due from Allegiance LLC at December 31, 1998, or December 31, 1997.

In connection with the Unit Offering (see Note 4), the IPO (see Note 3), and the 12 7/8% Notes (see Note 4), the Company incurred approximately $11,331.5 in fees to an affiliate of an investor in the Company.

8. COMMITMENTS AND CONTINGENCIES:

The Company has entered into various operating lease agreements, with expirations through 2009, for network facilities, office space, and equipment. Future minimum lease obligations related to the Company's operating leases as of December 31, 1998, are as follows:

1999...............................   $10,984.8
2000...............................    11,201.6
2001...............................    10,436.7
2002...............................     8,600.8
2003...............................     7,940.7
Thereafter.........................    30,083.5

Total rent expense for the year ended December 31, 1998, was $2,991.8 and for the period from inception (April 22, 1997) through December 31, 1997, was $212.1.

In October 1997, the Company entered into a five-year general agreement with Lucent Technologies, Inc. ("Lucent") establishing terms and conditions for the purchase of Lucent products, services, and licensed materials. This agreement includes a three-year exclusivity commitment for the purchase of products and services related to new switches. The agreement contains no minimum purchase requirements.

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

9. FEDERAL INCOME TAXES:


The Company accounts for income tax under the provisions of SFAS No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements. The Company had approximately $53,572.5 and $460.5 of net operating loss carryforwards for federal income tax purposes at December 31, 1998 and 1997, respectively. The net operating loss carryforwards will expire in the years 2012 and 2018 if not previously utilized. The Company has recorded a valuation allowance equal to the net deferred tax assets at December 31, 1998 and 1997, due to the uncertainty of future operating results. The valuation allowance will be reduced at such time as management believes it is more likely than not that the net deferred tax assets will be realized. Any reductions in the valuation allowance will reduce future provisions for income tax expense.


The Company's deferred tax assets and liabilities and the changes in those assets are:

                                                1997        CHANGE        1998
                                              ---------   ----------   ----------
Start-up costs capitalized for tax
  purposes..................................  $ 1,025.9   $   (213.7)  $    812.2
Net operating loss carryforward.............      156.6     18,058.1     18,214.7
Amortization of original issue discount.....         --      9,663.6      9,663.6
Depreciation................................         --     (2,392.4)    (2,392.4)
Valuation allowance.........................   (1,182.5)   (25,115.6)   (26,298.1)
                                              ---------   ----------   ----------
                                              $      --   $       --   $       --
                                              =========   ==========   ==========

Amortization of the original issue discount on the Series B Notes and 12 7/8% Notes as interest expense is not deductible in the income tax return until paid.

Under existing income tax law, all operating expenses incurred prior to a company commencing its principal operations are capitalized and amortized over a five-year period for tax purposes.

10. STOCK OPTION/STOCK INCENTIVE/STOCK PURCHASE PLANS:


At December 31, 1998, the Company had three stock-based compensation plans: the 1997 Nonqualified Stock Option Plan (the "1997 Option Plan"), the 1998 Stock Incentive Plan, and the Employee Stock Discount Purchase Plan (the "Stock Purchase Plan"). The Company applies the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and the related interpretations in accounting for the Company's plans. Had compensation cost for the Company's plans been determined based on the fair value of the options as of the grant dates for awards under the plans, consistent with the method prescribed in SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net loss applicable to common stock and net loss per share would have increased to the pro forma amounts indicated below. The Company utilized the following assumptions in calculating the estimated fair value of each

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES option on the date of grant, using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants in 1998 and 1997: dividend yield of 0%, expected volatility of 89.1%, and expected lives of six years for both years: risk-free interest rates of 5.63% in 1998 and 6.06% in 1997 for the 1997 Option Plan and 4.70% in 1998 for the 1998 Stock Incentive Plan.



                                                            1998         1997
                                                         ----------   ----------
Net loss applicable to common stock -- As reported.....  $258,459.6   $  7,502.1
Net loss applicable to common stock -- Pro forma.......   259,796.6      7,512.2
Net loss per share, basic and diluted -- As reported...       10.53    17,610.68
Net loss per share, basic and diluted -- Pro forma.....       10.58    17,634.27


As the 1998 Stock Incentive Plan and the Stock Purchase Plan were adopted in 1998, the December 31, 1997, pro forma balances do not include expenses for these plans.

1997 OPTION PLAN AND 1998 STOCK INCENTIVE PLAN


Under the 1997 Option Plan, the Company granted options to key employees, a director, and a consultant of the Company for an aggregate of 1,037,474 shares of the Company's Common Stock. The Company will not grant options for any additional shares under the 1997 Option Plan.



Under the 1998 Stock Incentive Plan, the Company may grant options to certain employees, directors, advisors, and consultants of the Company. The 1998 Stock Incentive Plan provides for issuance of the following types of incentive awards: stock options, stock appreciation rights, restricted stock, performance grants, and other types of awards that the Compensation Committee of the Board of Directors (the "Compensation Committee") deems consistent with the purposes of the 1998 Stock Incentive Plan. The Company has reserved 3,662,893 shares of Common Stock for issuance under the 1998 Stock Incentive Plan.



Options granted under both plans have a term of six years and vest over a three-year period, and the Compensation Committee administers both option plans.

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

A summary of the status of the 1997 Option Plan as of December 31, 1998 and 1997, is presented in the table below:


                                  DECEMBER 31, 1998            DECEMBER 31, 1997
                             ---------------------------   --------------------------
                                        WEIGHTED AVERAGE             WEIGHTED AVERAGE
                              SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE
                             --------   ----------------   -------   ----------------
Outstanding, beginning of
  period...................   189,127        $2.47              --        $  --
Granted....................   848,347         2.76         189,127         2.47
Exercised..................        --           --              --           --
Forfeited..................  (151,347)        2.60              --           --
                             --------                      -------
Outstanding, end of
  period...................   886,127         2.73         189,127         2.47
                             ========                      =======
Options exercisable at
  period-end...............    44,481                           --
                             ========                      =======
Weighted average fair value
  of options granted.......  $   2.82                      $  0.68
                             ========                      =======


As of December 31, 1998 and 1997, options outstanding under the 1997 Option Plan have a weighted average remaining contractual life of 5.2 and 5.8 years, respectively.

A summary of the status of the 1998 Stock Incentive Plan as of December 31, 1998, is presented in the table below:


                                                            DECEMBER 31, 1998
                                                        --------------------------
                                                                  WEIGHTED AVERAGE
                                                        SHARES     EXERCISE PRICE
                                                        -------   ----------------
Outstanding, beginning of period......................       --        $   --
Granted...............................................  399,974         10.21
Exercised.............................................       --            --
Forfeited.............................................   34,448         10.47
                                                        -------
Outstanding, end of period............................  365,526         10.19
                                                        =======
Options exercisable at period-end.....................       --
                                                        =======
Weighted average fair value of options granted........  $ 10.22
                                                        =======


As of December 31, 1998, options outstanding under the 1998 Stock Incentive Plan have a weighted average remaining contractual life of 5.7 years.


As the estimated fair market value of the Company's Common Stock (as implied by the IPO price) exceeded the exercise price of the options granted, the Company has recognized deferred compensation of $7,635.0 and $2,030.7 at December 31, 1998 and 1997, respectively, of which $2,581.1 and $169.2 have been amortized to expense at

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

December 31, 1998 and 1997, respectively, over the vesting period of the options. As of December 31, 1998, the Company has reversed $599.1 of unamortized deferred compensation related to options forfeited.

STOCK PURCHASE PLAN

The Company's Stock Purchase Plan is intended to give employees a convenient means of purchasing shares of Common Stock through payroll deductions. Each participating employee's contributions will be used to purchase shares for the employee's share account as promptly as practicable after each calendar quarter. The cost per share will be 85% of the lower of the closing price of the Company's Common Stock on the Nasdaq National Market on the first or the last day of the calendar quarter. The Company has reserved 2,305,718 shares of Common Stock for issuance under the Stock Purchase Plan. As of December 31, 1998, no shares have been issued under the Stock Purchase Plan; however, participants have contributed $303.4 and will be issued 44,624 shares of Common Stock in January 1999. The Compensation Committee administers the Stock Purchase Plan.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following is a statement of estimated expenses, to be paid solely by Allegiance, in connection with the distribution of the securities being registered:

Printing expenses...........................................   $ 75,000
Accounting fees and expenses................................   $140,000
Legal fees and expenses.....................................   $ 30,000
Miscellaneous expenses......................................   $  5,000
                                                               --------
          Total.............................................   $250,000
                                                               ========

-------------------------

All amounts are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

GENERAL CORPORATION LAW

Allegiance is incorporated under the laws of the State of Delaware. Section 145 ("Section 145") of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the "General Corporation Law"), among other things, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, so long as such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, so long as such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, except that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

CERTIFICATE OF INCORPORATION

Allegiance's charter and by-laws provides for the indemnification of officers and directors to the fullest extent permitted by the General Corporation Law.

All of Allegiance's directors and officers are covered by insurance policies maintained by it against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Since its inception, Allegiance has issued the following securities without registration under the Securities Act (the number of shares set forth below does not give effect to the stock split of Allegiance's common stock in the initial public offering of common stock).

On August 13, 1997, in connection with Allegiance's formation, Allegiance issued one share of common stock to Allegiance Telecom, LLC for consideration of $1,000.

On August 13, 1997, Allegiance issued 95,000 shares of redeemable convertible preferred stock to Allegiance Telecom, LLC for an aggregate initial purchase price of approximately $5 million.

On February 25, 1998, Allegiance issued: (a) 71.25 shares of redeemable convertible preferred stock to Richard Fields for an aggregate initial purchase price of $37,500; (b) 95 shares of redeemable convertible preferred stock to Roger Curry for an aggregate initial purchase price of $50,000; (c) 23.75 shares of redeemable convertible preferred stock to Northwestern University for an aggregate initial purchase price of $12,500; (d) 237.5 shares of redeemable convertible preferred stock to MKW Partners, L.P. for an aggregate initial purchase price of $125,001; (e) 47.5 shares of redeemable convertible preferred stock to Tom Shattan for an aggregate initial purchase price of $25,000; (f)
28.5 shares of redeemable convertible preferred stock to Greg Mendel for an aggregate initial purchase price of $15,000; and (g) 19 shares of redeemable convertible preferred stock to Kevin Fechtmeyer for an aggregate initial purchase price of $10,000.

On March 13, 1998, Allegiance issued 118.75 shares of redeemable convertible preferred stock to Charles Ross Partners, LLC for an aggregate initial purchase price of $62,500.

The above-described transactions were exempt from registration under the Securities Act under Section 4(2) of the Securities Act, as transactions not involving any public offering.

On February 3, 1998, Allegiance issued 445,000 units, with each unit consisting of one 11 3/4% Senior Discount Note due 2008 and one redeemable warrant to purchase

 .0034224719 shares of Allegiance's common stock. Allegiance received approximately $240.7 million of net proceeds, after deducting underwriting discounts and commissions of approximately $8.75 million and other expenses payable by Allegiance of approximately $1.0 million, from the issuance of the units. Such units were issued to (a) "qualified institutional buyers" (as defined in Rule 144A of the Securities Act), (b) other institutional "accredited investors" (as defined in Rule 501(a) of the Securities Act), and (c) outside the United States in compliance with Regulation S under the Securities Act, and therefore, the issuance of such units was exempt from registration under the Securities Act. Morgan Stanley & Co. Incorporated, Salomon Brothers Inc, Bear, Stearns & Co. Inc. and Donaldson, Lufkin & Jenrette Securities Corporation were the initial purchasers of the units.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS.


        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
           1.1           Form of Underwriting Agreement (incorporated by reference to
                         Exhibit 1.1 to Allegiance Telecom, Inc.'s Registration
                         Statement on Form S-1 (Registration No. 333-53479), filed on
                         May 22, 1998 and amended on June 5, 1998 and June 30, 1998
                         (the "Form S-1 Registration Statement")).
           3.1           Amended and Restated Certificate of Incorporation of
                         Allegiance Telecom, Inc. (incorporated by reference to
                         Exhibit 3.1 to Allegiance Telecom, Inc.'s Form 10-Q for the
                         period ended June 30, 1998 (the "Form 10-Q")).
           3.2           Amended and Restated By-Laws of Allegiance Telecom, Inc.
                         (incorporated by reference to Exhibit 3.2 to the Form 10-Q).
          *4.1           Indenture, dated as of July 7, 1998, by and between
                         Allegiance Telecom, Inc. and The Bank of New York, as
                         trustee (including the Form of Notes).
           4.2           Indenture, dated as of February 3, 1998, by and between
                         Allegiance Telecom, Inc. and The Bank of New York, as
                         trustee (incorporated by reference to Exhibit 4.2 to
                         Allegiance Telecom, Inc.'s Registration Statement on Form
                         S-4 (Registration No. 333-49013), filed on March 31, 1998
                         and amended on May 6, 1998, May 15, 1998 and May 22, 1998
                         (the "Form S-4 Registration Statement")).
           4.3           Form of 11 3/4% Senior Discount Notes (incorporated by
                         reference to Exhibit 4.3 to the Form S-4 Registration
                         Statement).
          *4.4           Collateral Pledge and Security Agreement, dated as of July
                         7, 1998, by and between Allegiance Telecom, Inc. and The
                         Bank of New York, as trustee.
          *5.1           Opinion of Kirkland & Ellis.
          10.1           Stock Purchase Agreement, dated August 13, 1997, among the
                         Fund Investors, the Management Investors, Allegiance
                         Telecom, LLC and Allegiance Telecom, Inc. (incorporated by reference to Exhibit 10.1 to the Form S-4 Registration
                         Statement).

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          10.2           Securityholders Agreement, dated August 13, 1997, among the
                         Fund Investors, the Management Investors and Allegiance
                         Telecom, Inc. (incorporated by reference to Exhibit 10.2 to the Form S-4 Registration Statement).
          10.3           Registration Agreement, dated August 13, 1997, among the
                         Fund Investors, the Management Investors and Allegiance
                         Telecom, Inc. (incorporated by reference to Exhibit 10.3 to the Form S-4 Registration Statement).
          10.4           Warrant Registration Rights Agreement, dated as of January
                         29, 1998, by and among Allegiance Telecom, Inc. and Morgan
                         Stanley & Co. Incorporated, Salomon Brothers Inc, Bear,
                         Stearns & Co. Inc. and Donaldson, Lufkin & Jenrette
                         Securities Corporation, as initial purchasers of the 11 3/4%
                         Senior Discount Notes (incorporated by reference to Exhibit
                         10.11 to the Form S-4 Registration Statement).
          10.5           Allegiance Telecom, Inc. 1997 Nonqualified Stock Option Plan
                         (incorporated by reference to Exhibit 10.4 to the Form S-4
                         Registration Statement).
          10.6           Allegiance Telecom, Inc. 1998 Stock Incentive Plan
                         (incorporated by reference to Exhibit 10.6 to the Form S-1
                         Registration Statement).
          10.7           Executive Purchase Agreement, dated August 13, 1997, among
                         Allegiance Telecom, LLC, Allegiance Telecom, Inc. and Royce
                         J. Holland (incorporated by reference to Exhibit 10.5 to the
                         Form S-4 Registration Statement).
          10.8           Executive Purchase Agreement, dated August 13, 1997, among
                         Allegiance Telecom, LLC, Allegiance Telecom, Inc. and Thomas
                         M. Lord (incorporated by reference to Exhibit 10.6 to the
                         Form S-4 Registration Statement).
          10.9           Executive Purchase Agreement, dated January 28, 1998, among
                         Allegiance Telecom, LLC, Allegiance Telecom, Inc. and C.
                         Daniel Yost (incorporated by reference to Exhibit 10.7 to
                         the Form S-4 Registration Statement).
          10.10          Form of Executive Purchase Agreement among Allegiance
                         Telecom, LLC, Allegiance Telecom, Inc. and each of the other
                         Management Investors (incorporated by reference to Exhibit
                         10.8 to the Form S-4 Registration Statement).
          10.11          Warrant Agreement, dated February 3, 1998, by and between
                         Allegiance Telecom, Inc. and The Bank of New York, as
                         Warrant Agent (including the form of the Warrant
                         Certificate) (incorporated by reference to Exhibit 10.9 to the Form S-4 Registration Statement).
          10.12          General Agreement, dated October 16, 1997, as amended,
                         between Allegiance Telecom, Inc. and Lucent Technologies
                         Inc. (incorporated by reference to Exhibit 10.10 to the Form
                         S-4 Registration Statement).

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          10.13          Form of Indemnification Agreement by and between Allegiance
                         Telecom, Inc. and its directors and officers (incorporated by reference to Exhibit 10.13 to the Form S-1 Registration
                         Statement).
         *11.1           Statement Regarding Computation of Per Share Earnings (Loss)
                         for the year ended December 31, 1998.
         *11.2           Statement Regarding Computation of Pro Forma Per Share
                         Earnings (Loss) for the year ended December 31, 1998.
         *11.3           Statement Regarding Computation of Pro Forma Per Share
                         Earnings (Loss) for the period from inception (April 22,
                         1997) through December 31, 1997.
         *12.1           Statement Regarding Computation of Ratios of Earnings (Loss)
                         to Fixed Charges.
          21.1           Subsidiaries of Allegiance Telecom, Inc. (incorporated by
                         reference to Exhibit 21.1 to the Form S-1 Registration
                         Statement).
        **23.1           Consent of Arthur Andersen LLP.
          23.2           Consent of Kirkland & Ellis (included in Exhibit 5.1).
          24.1           Powers of Attorney (included in Part II to the Registration
                         Statement).
          25.1           Statement of Eligibility of Trustee on Form T-1
                         (incorporated by reference to Exhibit 25.1 to the Form S-1
                         Registration Statement).
         *27.1           Financial Data Schedule for the year ended December 31,
                         1998.
          27.2           Financial Data Schedule for the period from inception (April
                         22, 1997) through December 31, 1997 (incorporated by
                         reference to Exhibit 27.2 to the Form S-4 Registration
                         Statement).


-------------------------
 * Previously filed


** Filed herewith


(b) FINANCIAL STATEMENT SCHEDULES.

     All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at closing specified in the underwriting agreement certificates in such denominations and registered in such names as requested by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (b) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on March 19, 1999.


                                       ALLEGIANCE TELECOM, INC.

                                       By:       /s/ ROYCE J. HOLLAND
                                          --------------------------------------
                                                     Royce J. Holland
                                                 Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons on March 19, 1999, in the capacities indicated:


                   SIGNATURE                            CAPACITY
                   ---------                            --------

              /s/ ROYCE J. HOLLAND                Chairman of the Board
------------------------------------------------    and Chief Executive
                Royce J. Holland                    Officer (Principal
                                                    Executive Officer)

                       *                          President, Chief
------------------------------------------------    Operating Officer
                 C. Daniel Yost                     and Director

                       *                          Executive Vice
------------------------------------------------    President, Chief
                 Thomas M. Lord                     Financial Officer,
                                                    and Director
                                                    (Principal
                                                    Financial Officer)

             /s/ DENNIS M. MAUNDER                Vice President and
------------------------------------------------    Controller
               Dennis M. Maunder                    (Principal
                                                    Accounting Officer)

                       *                          Senior Vice President
------------------------------------------------    of Sales and
                John J. Callahan                    Marketing and
                                                    Director

                       *                          Director
------------------------------------------------
                Paul D. Carbery

                   SIGNATURE                            CAPACITY
                   ---------                            --------
                       *                          Director
------------------------------------------------
             James E. Crawford, III

                       *                          Director
------------------------------------------------
               John B. Ehrenkranz

                       *                          Director
------------------------------------------------
                Paul J. Finnegan

                       *                          Director
------------------------------------------------
               Richard D. Frisbie

                       *                          Director
------------------------------------------------
                 Reed E. Hundt

                                                  Director
------------------------------------------------
                Alan E. Goldberg

                       *                          Director
------------------------------------------------
              James N. Perry, Jr.

------------------------------------------------------------------------------------------

* The undersigned, by signing his name hereto, does sign and execute this amendment to
  Registration Statement on behalf of the above named officers and directors of Allegiance
  Telecom, Inc. pursuant to the Power of Attorney executed by such officers and directors and previously filed with the Securities and Exchange Commission.

             /s/ DENNIS M. MAUNDER
------------------------------------------------
               Dennis M. Maunder
                Attorney-in-Fact

                               INDEX TO EXHIBITS


        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------

           1.1           Form of Underwriting Agreement (incorporated by reference to
                         Exhibit 1.1 to Allegiance Telecom, Inc.'s Registration
                         Statement on Form S-1 (Registration No. 333-53479), filed on
                         May 22, 1998 and amended on June 5, 1998 and June 30, 1998
                         (the "Form S-1 Registration Statement")).
           3.1           Amended and Restated Certificate of Incorporation of
                         Allegiance Telecom, Inc. (incorporated by reference to
                         Exhibit 3.1 to Allegiance Telecom, Inc.'s Form 10-Q for the
                         period ended June 30, 1998 (the "Form 10-Q")).
           3.2           Amended and Restated By-Laws of Allegiance Telecom, Inc.
                         (incorporated by reference to Exhibit 3.2 to the Form 10-Q).
          *4.1           Indenture, dated as of July 7, 1998, by and between
                         Allegiance Telecom, Inc. and The Bank of New York, as
                         trustee (including the Form of Notes).
           4.2           Indenture, dated as of February 3, 1998, by and between
                         Allegiance Telecom, Inc. and The Bank of New York, as
                         trustee (incorporated by reference to Exhibit 4.2 to
                         Allegiance Telecom, Inc.'s Registration Statement on Form
                         S-4 (Registration No. 333-49013), filed on March 31, 1998
                         and amended on May 6, 1998, May 15, 1998 and May 22, 1998
                         (the "Form S-4 Registration Statement")).
           4.3           Form of 11 3/4% Senior Discount Notes (incorporated by
                         reference to Exhibit 4.3 to the Form S-4 Registration
                         Statement).
          *4.4           Collateral Pledge and Security Agreement, dated as of July
                         7, 1998, by and between Allegiance Telecom, Inc. and The
                         Bank of New York, as trustee.
          *5.1           Opinion of Kirkland & Ellis.
          10.1           Stock Purchase Agreement, dated August 13, 1997, among the
                         Fund Investors, the Management Investors, Allegiance
                         Telecom, LLC and Allegiance Telecom, Inc. (incorporated by reference to Exhibit 10.1 to the Form S-4 Registration
                         Statement).
          10.2           Securityholders Agreement, dated August 13, 1997, among the
                         Fund Investors, the Management Investors and Allegiance
                         Telecom, Inc. (incorporated by reference to Exhibit 10.2 to the Form S-4 Registration Statement).
          10.3           Registration Agreement, dated August 13, 1997, among the
                         Fund Investors, the Management Investors and Allegiance
                         Telecom, Inc. (incorporated by reference to Exhibit 10.3 to the Form S-4 Registration Statement).
          10.4           Warrant Registration Rights Agreement, dated as of January
                         29, 1998, by and among Allegiance Telecom, Inc. and Morgan
                         Stanley & Co. Incorporated, Salomon Brothers Inc, Bear,
                         Stearns & Co. Inc. and Donaldson, Lufkin & Jenrette
                         Securities Corporation, as initial purchasers of the 11 3/4%
                         Senior Discount Notes (incorporated by reference to Exhibit
                         10.11 to the Form S-4 Registration Statement).

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          10.5           Allegiance Telecom, Inc. 1997 Nonqualified Stock Option Plan
                         (incorporated by reference to Exhibit 10.4 to the Form S-4
                         Registration Statement).
          10.6           Allegiance Telecom, Inc. 1998 Stock Incentive Plan
                         (incorporated by reference to Exhibit 10.6 to the Form S-1
                         Registration Statement).
          10.7           Executive Purchase Agreement, dated August 13, 1997, among
                         Allegiance Telecom, LLC, Allegiance Telecom, Inc. and Royce
                         J. Holland (incorporated by reference to Exhibit 10.5 to the
                         Form S-4 Registration Statement).
          10.8           Executive Purchase Agreement, dated August 13, 1997, among
                         Allegiance Telecom, LLC, Allegiance Telecom, Inc. and Thomas
                         M. Lord (incorporated by reference to Exhibit 10.6 to the
                         Form S-4 Registration Statement).
          10.9           Executive Purchase Agreement, dated January 28, 1998, among
                         Allegiance Telecom, LLC, Allegiance Telecom, Inc. and C.
                         Daniel Yost (incorporated by reference to Exhibit 10.7 to
                         the Form S-4 Registration Statement).
          10.10          Form of Executive Purchase Agreement among Allegiance
                         Telecom, LLC, Allegiance Telecom, Inc. and each of the other
                         Management Investors (incorporated by reference to Exhibit
                         10.8 to the Form S-4 Registration Statement).
          10.11          Warrant Agreement, dated February 3, 1998, by and between
                         Allegiance Telecom, Inc. and The Bank of New York, as
                         Warrant Agent (including the form of the Warrant
                         Certificate) (incorporated by reference to Exhibit 10.9 to the Form S-4 Registration Statement).
          10.12          General Agreement, dated October 16, 1997, as amended,
                         between Allegiance Telecom, Inc. and Lucent Technologies
                         Inc. (incorporated by reference to Exhibit 10.10 to the Form
                         S-4 Registration Statement).
          10.13          Form of Indemnification Agreement by and between Allegiance
                         Telecom, Inc. and its directors and officers (incorporated by reference to Exhibit 10.13 to the Form S-1 Registration
                         Statement).
         *11.1           Statement Regarding Computation of Per Share Earnings (Loss)
                         for the year ended December 31, 1998.
         *11.2           Statement Regarding Computation of Pro Forma Per Share
                         Earnings (Loss) for the year ended December 31, 1998.
         *11.3           Statement Regarding Computation of Pro Forma Per Share
                         Earnings (Loss) for the period from inception (April 22,
                         1997) through December 31, 1997.
         *12.1           Statement Regarding Computation of Ratios of Earnings (Loss)
                         to Fixed Charges.
          21.1           Subsidiaries of Allegiance Telecom, Inc. (incorporated by
                         reference to Exhibit 21.1 to the Form S-1 Registration
                         Statement).
        **23.1           Consent of Arthur Andersen LLP.

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          23.2           Consent of Kirkland & Ellis (included in Exhibit 5.1).
          24.1           Powers of Attorney (included in Part II to the Registration
                         Statement).
          25.1           Statement of Eligibility of Trustee on Form T-1
                         (incorporated by reference to Exhibit 25.1 to the Form S-1
                         Registration Statement).
         *27.1           Financial Data Schedule for the year ended December 31,
                         1998.
          27.2           Financial Data Schedule for the period from inception (April
                         22, 1997) through December 31, 1997 (incorporated by
                         reference to Exhibit 27.2 to the Form S-4 Registration
                         Statement).

-------------------------
 * Previously filed


** Filed herewith